As filed with the Securities and Exchange Commission on September 8, 2011

Registration No. 333-175026

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

THE PAWS PET COMPANY, INC.
(Exact name of registrant as specified in its charter)

Illinois	4512	20-3191557
(State or other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

2001 Gateway Place, Suite 410
San Jose, CA 95110
(408) 248 6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Wiesel, Chief Executive Officer
THE PAWS PET COMPANY, INC.
2001 Gateway Place, Suite 410
San Jose, CA 95110
(408) 248 6000

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Loren Danzis, Esq.
Sean F. Reid, Esq.
Fox Rothschild LLP
100 Park Avenue, Suite 1500
New York, NY 10017

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Proposed
		maximum		Proposed
		offering		maximum
(i) Title of each class of	Amount to be	price per		aggregate	Amount of
securities to be registered	Registered (1)	share		offering price	registration fee
Common A Stock, no par value per share	7,000,000	$0.69	(2)	$4,830,000	$560.76	(3)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Act”), the shares of common A stock offered hereby also include an indeterminate number of additional shares of common A stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions and anti-dilution provisions,. No additional consideration will be received for the common A stock, and therefore no registration fee is required pursuant to Rule 457(i) under the Act. The shares of Common A Stock being registered and offered hereby consist of shares issuable upon exercise by the selling security holder of warrants issued to the selling security holder pursuant to the Securities Purchase Agreement.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Act, using the average of the high and low price as reported on the OTCQB on June 16, 2011 which was $0.69 per share.

(3)	$560.76 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2011

THE PAWS PET COMPANY, INC.
7,000,000 SHARES OF
COMMON A STOCK

This prospectus relates to the sale by the selling security holder of up to 7,000,000 shares of our common A stock, no par value per share (the “common stock”), issuable upon exercise of warrants issued to the selling security holder in connection with a private placement transaction on June 3, 2011The selling security holder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will pay the expenses of registering these shares.

Our common stock is listed on the OTCQB under the symbol “PAWS”. The last reported sales price per share of our common stock as reported by the OTCQB on September 8, 2011, was $0.30.

Investing in these securities involves significant risks. You should carefully consider the risks and uncertainty beginning on page 6 described under the heading “Risk Factors” of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 6, 2011.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by The PAWS Pet Company, Inc. with the Securities and Exchange Commission. The selling security holder may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

THE PAWS PET COMPANY, INC.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements, the footnotes to financial statements and specifically the footnote describing the convertible debentures.  In this prospectus, “The PAWS Pet Company, Inc.,” “we,” “us,” and “our” refer to The PAWS Pet Company, Inc. and its subsidiary.

THE PAWS PET COMPANY, INC.

Business Overview

The PAWS Pet Company, Inc., through its wholly-owned subsidiary, Pet Airways, Inc. operates an airline designed specifically for the comfortable and safe transportation of pets by traveling in the main cabin of the aircraft. Pet owners can book their pets on flights online at our website or can book with our agents by phone. Flights can be booked up to three months before the scheduled departure date. Payment for the flights is made with credit card. On the day of the scheduled flight, pet owners drop off their pets at one of our lounges located at the departure airport. Our pet lounges are for the pets delivered for a flight and functions foremost as a staging, inspection, exchange and observation area for our staff and the pets under our care pending there flight departure or scheduled layover. We place the pet passengers into a pet-friendly carrier and then board the carrier into the main cabin of the aircraft. Pet passengers fly in the main cabin of our specially-outfitted aircraft rather than, as is the case for a traditional commercial airline, flying in the cargo bay or flying as carry-on baggage placed under a passenger’s seat. We carry domesticated animals. The number of pets we can carry per flight can vary based on the size of pet, but generally we can carry around 40 pets per flight. We carry mainly dogs and cats. We can carry pets of all sizes from small dogs and cats weighing less than 15 lbs. to dogs that weigh 180 lbs. and have maximum height from the ground to shoulder of 34 inches. After drop off, pet owners can track flight progress through our website. Throughout the flight, we monitor the air quality and temperature of our aircraft ensuring that the pet passengers are safe and comfortable at all times. We have a pet attendant on each flight that is responsible for monitoring the pet passengers during the flight. Upon arrival at the destination airport, we unload the pet passengers from the plane directly into one of our lounges for pick up.

We do not own our aircraft. We have a relationship with Suburban Air Freight, Inc. based in Omaha, Nebraska who have two aircraft configured to carry our pets. We rely on Suburban Air to provide the aircraft, pilot and ensure the aircraft complies with all appropriate FAA regulations. We do not have a written agreement with Suburban Air however under the non-written agreement, provides the aircraft, pilot, ensures the aircraft complies with all appropriate FAA regulations and operates the flights according to our schedule. Suburban Air invoices us on a weekly basis for these services including the cost of the pilot, providing the aircraft, airport fees and fuel costs. Weekly Invoices from suburban are in the range of $36,000 to $40,000 per week on the Los Angeles to New York to Los Angeles route, and $53,000 to $63,000 per week for the Los Angeles to Fort Lauderdale to Los Angeles route.

The maximum weight limit of the Beechcraft 1900 aircraft that we fly is approximately 5400 lbs. We generally fly one aircraft per week on our coast-to-coast service.

As of August 30, 2011, we served the following nine markets and airports in the United States and offered weekly scheduled coast-to-coast service.

Market Served	Airport
• Atlanta.	DeKalb–Peachtree Airport, Atlanta, GA
• Baltimore	Baltimore/Washington International Airport, Baltimore, MD
• Chicago	Midway Airport, Chicago, IL.
• Denver	Rocky Mountain Metropolitan Airport, Broomfield, CO.
• Fort Lauderdale	Hollywood International Airport, Fort Lauderdale, FL.
• Los Angeles	Hawthorne Executive Airport, Hawthorne, CA.
• New York	Republic Airport, Farmingdale, NY.
• Omaha	Epply Airport, Omaha, NE.
• Phoenix	Falcon Field Airport, Mesa, AZ.

With the exception of Omaha, we are either a tenant or a sub-tenant of the respective airport authority.  At Omaha, we have access to office and hanger space at the Suburban Air facility as part of our non-written agreement with Suburban.  Suburban Air is responsible for all flight operations aspects at the airports including air traffic control and landing rights. Any fee associated with use of the airport landing strip and administration is paid by Suburban Air, who in turn invoices us on a weekly basis.

In addition to Pet Airways operations, we evaluate additional pet related products and services that we may add to broaden our product offering. These may include the sale of non-transportation related pet products and services such as pet foods, pet supplements, pet toys, pet clothing and medical services for pets.  However, there can be no assurance that we will add any non-transportation related pet products or services to our business or that if we do, we will be successful.

We do not currently have sufficient cash on hand to meet our financing needs. As at August 23, 2011 have approximately $90,000 of cash on hand.  At our current monthly cash burn rate of between $25,000 and $35,000, the cash on hand will last us approximately three to four months. For the six months ended June 30, 2011, we generated $911,759 in revenues and recorded a net loss of $(16,040,519).  For the year ended December 31, 2010, we generated $1,348,491 in revenues and recorded a net loss of $(4,055,905). The report of our independent registered accountants issued in connection with the audit of our consolidated financial statements as of and for our year ended December 31, 2010 contained a qualification raising a substantial doubt about our ability to continue as a going concern. In the year ended December 31, 2009, we generated $628,829 in revenues and had a net loss of $(1,218,707). For the six months ended June 30, 2011 and the year ended December 31, 2010, we had accumulated deficits of $(22,105,528) and $(6,065,008), respectively.

On June 3, 2011, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the selling security holder, pursuant to which we secured $500,000 of immediate funding through the issuance and sale to selling security holder of 2,253,470 shares of the Company’s common stock (such shares being the “Initial Purchase Shares” and such purchase being the “Initial Purchase”). In connection therewith, (i) we also issued to selling security holder a warrant to purchase up to 20,476,707 shares of our common stock, and (ii) selling security holder agreed to purchase from the Company up to $5.0 million (the “Aggregate Preferred Stock Purchase Price”) of our newly created perpetual and non-convertible Series A Preferred Stock (the “Preferred Stock”), at a price per share of $10,000, in one or more tranches (each a “Preferred Tranche”).  The Preferred Stock participates with the common stock in any dividends or distributions or change of control transactions as further described herein.  In connection with the Purchase Agreement, we also agreed to issue an additional 1,126,735 shares of common stock to selling security holder on the 75 day anniversary of the Initial Purchase as consideration for executing and delivering the Purchase Agreement (the “Commitment Shares”). The Commitment Shares shall not be issued to selling security holder and shall be held in abeyance (and selling security holder shall not have the right to, or be deemed to have, beneficial ownership of such Commitment Shares) to the extent that such issuance would result in selling security holder and its affiliates owning or being deemed the beneficial owner of more than 9.99% of the then issued and outstanding common stock.  The warrant also does not permit issuance of common stock thereunder to the extent that such issuance would result in selling security holder and its affiliates owning or being deemed the beneficial owner of more than 9.99% of the then issued and outstanding common stock.  All of the foregoing was effectuated without registration under the Securities Act, in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder. These securities may not be transferred or sold absent registration under the Securities Act or an applicable exemption therefrom.

Under the terms and subject to the conditions of the Purchase Agreement, from time to time over the two-years following the Initial Purchase, beginning on August 17, 2011, at the Company’s sole discretion, the Company may sell to the selling security holder, and the selling security holder will be obligated to purchase, shares of the Preferred Stock.  In order to effectuate such a sale, the Company will issue to the selling security holder, subject to the terms and conditions of the Purchase Agreement (all of which conditions are outside of the selling security holder’s control) one or more Preferred Tranche notices to purchase a certain dollar amount of such Preferred Stock (each such notice, a “Preferred Notice”).  Upon receipt of a Preferred Notice, the selling security holder will be obligated, subject to the terms and conditions specified in the Purchase Agreement (which conditions are outside of the selling security holder’s control), to purchase the Preferred Stock subject to such Preferred Notice on the 10th trading day after the date of the Preferred Notice.  Such conditions include, but are not limited to, the following: (i) the Common Stock must be listed for trading or quoted on a trading exchange or market, (ii) the representations and warranties of the Company set forth in the Purchase Agreement must be true and correct as if made on the date of each Preferred Notice (subject, however, to the Company’s ability to update disclosure exceptions to such representations and warranties through the Company’s SEC reports), (iii) the Company must not be in breach or default of the Purchase Agreement or any agreement entered into in connection therewith (the “Transaction Documents”), or any other material agreement of the Company, (iv) there shall have occurred no material adverse effect involving the Company or its business, operations or financial condition since the date of the Initial Purchase, (v) the absence of any law or judicial action prohibiting the transactions contemplated by the Purchase Agreement, or any lawsuit seeking to prohibit or adversely affect such transactions, and (vi) all necessary governmental, regulatory or third party approvals and consents must have been obtained. The maximum amount of each Preferred Tranche is limited to a dollar amount of Preferred Stock equal to the lesser of (a) 20% of the cumulative dollar trading volume of the Common Stock for the 10 trading day-period immediately preceding the applicable Preferred Notice date and (b) $5.0 million less the amount of any previously noticed and funded Preferred Tranches. In addition, each Preferred Notice after the first Preferred Notice may not be given sooner than the trading day after the date on which the closing for the prior Preferred Tranche has occurred.

On June 3, 2011, in connection with our private placement transaction, we issued to the investor a five-year warrant to purchase up to 20,476,707 shares of Common Stock at an initial exercise price of $1.02 per share (the “Original Exercise Price”). The maximum number of shares of Common A Stock acquirable upon exercise of such warrants which are being registered pursuant to this registration statement is 7,000,000. The warrant is also exercisable on a cashless basis or through the issuance by the holder of a secured promissory note. Any secured promissory note issued in connection with an exercise of the warrant shall bear interest at 2% per year calculated on a simple interest basis. The entire principal balance and interest thereon shall be due and payable on the fourth anniversary of the date of the secured promissory note. Any such secured promissory note shall be secured by the borrower’s right, title and interest in certain securities held in the portfolio of the borrower with a fair market value equal to the principal amount of the secured promissory note. Additionally, any portion of the warrant may also be exchanged for shares of Common Stock based on a Black-Scholes calculation as more fully set forth in the warrant. The warrant contains certain provisions that protect against dilution in certain events such as stock dividends, stock splits and other similar events. In addition, the warrant has price-based anti-dilution protection in the event the Company issues securities at a value less than the Original Exercise Price, meaning the exercise price of the warrant would be adjusted down to the lowest applicable issuance price following the issuance of the warrant to prevent dilution to the holder.  Pursuant to the warrant, any such anti-dilution adjustments shall be made on a pro-rata basis until such time as the Company has made dilutive issuances which exceed $5.0 million. The warrant shall not be exercisable or exchangeable by the holder (or any future holder) to the extent the holder (or such future holder) or any of its affiliates would beneficially own in excess of 9.9% of the common stock as a result of such exercise or exchange.

We will not receive any proceeds from this offering from the sales of common stock by the selling security holder. However, we will receive the exercise price, if the cashless exercise feature, the full-recourse note exercise feature or the exchange feature is not used, upon exercise of the warrants by the selling security holder. If the cashless exercise feature or the full recourse note feature is used or if the warrant is exchanged, in whole or in part, for shares of common stock, we will not receive any cash proceeds. The maximum amount of proceeds that we may receive from the exercise of the warrant is $20,886,241. The maximum amount of proceeds that we may receive from the exercise of the warrants being registered hereby is $7,140,000. There is no guarantee, however, that the selling security holder will exercise for cash. We will require approximately $3,000,000 of additional working capital to continue our operations during the next 12 months and to support our long-term growth strategy, so as to enhance our service offerings and benefit from economies of scale. We expect our working capital requirements and the cash flow provided by future operating activities, if any, to vary greatly from quarter to quarter, depending on the volume of business and competition in the markets we serve. We may seek additional funding through one or more credit facilities, if available, or through the sale of debt or additional equity securities. However, the terms of our June 3, 2011 private placement transaction place restrictions on our ability to consummate any such additional financing without the consent of the investor.  There is no assurance that the investor would consent to such a transaction or if funding of any type would be available to us, or that it would be available at rates and on terms and conditions that would be financially acceptable and viable to us in the long term. If we are unable to raise any necessary additional financing when needed, under the terms of our June 3, 2011 private placement or otherwise, we may be required to suspend operations, sell assets or enter into a merger or other combination with a third party, any of which could adversely affect the value of our common stock, or render it worthless. If we issue additional debt or equity securities, such securities may enjoy rights, privileges and priorities (including but not limited to coupon rates, conversion rights, rights to fixed or preferential dividends, anti-dilution rights or preference as to the distribution of assets upon a liquidation) superior to those enjoyed by holders of our common stock, thereby diluting the value of our common stock.

Company Information

Our principal offices are located at 2001 Gateway Plaza, Suite 410, San Jose, CA 95110 and our telephone number is (408) 248-6000. We are an Illinois corporation. We maintain a website at www.petairways.com. The information contained on the website is not deemed to be a part of this prospectus.

Organizational History

We were incorporated in the State of Illinois on June 6, 2005 as American Antiquities, Inc. (“AAI”). Historically, we purchased antiques and collectible items for resale, accepted items on consignment, and sold items through various auctions and third party internet websites.

On August 13, 2010, we completed a reverse acquisition transaction through a share exchange with Pet Airways, Inc. (Florida), which was a successor entity to Panther Air Cargo, LLC (the “Acquisition”), whereby AAI acquired 100% of the issued and outstanding capital stock of Pet Airways, Inc. (Florida) in exchange for 25,000,000 shares of our common stock, which constituted approximately 73% of our issued and outstanding capital stock on a post-acquisition basis as of and immediately after the consummation of the Acquisition.

Panther Air Cargo, LLC was formed as a limited liability company in the State of Florida in February 2005. From 2005 through 2009, Panther Air Cargo d/b/a Pet Airways evaluated the market for pet air travel, including reservation systems and processes. It also considered whether it should own its own planes or contract with third parties. It also evaluated the optimal ways to configure the aircraft for safe pet travel and the initial markets to commence flight operations in. Pet Airways began flight operations in July 2009 and from the period July 2009 to March 2010 operated a weekly scheduled service. In March 2010 Pet Airways suspended flight operations to upgrade its on line reservation system and to raise additional capital. In June 2010 Pet Airways resumed flight operation after we implemented our new reservation system and raised additional capital by issuing a series of convertible debentures, shares of common stock and warrants. Immediately prior to the Acquisition Panther Air Cargo, LLC was converted to Pet Airways, Inc., a Florida corporation.

As a result of the Acquisition, Pet Airways, Inc. (Florida) became a wholly-owned subsidiary of ours and the controlling stockholders of Pet Airways, Inc. (Florida) became our controlling stockholders. Also, upon completion of the Acquisition, we changed our name from AAI to Pet Airways, Inc. and commenced trading under the symbol “PAWS” on the OTCQB.  The OTCQB market tier of the OTC market helps investors identify companies that are current in their reporting obligations with the Securities and Exchange Commission (the “SEC”). OTCQB securities are quoted on OTC Markets Group's quotation and trading system. On July 27, 2011, we filed Articles of Amendment to amend our Articles of Incorporation to change our name to The PAWS Pet Company, Inc.

The share exchange transaction was treated as a reverse acquisition, with Pet Airways, Inc. (Florida) as the acquirer and The PAWS Pet Company, Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Pet Airways, Inc. and its predecessors. For accounting purposes, the acquisition of Pet Airways, Inc. has been treated as a recapitalization with no adjustment to the historical book and tax basis of the companies’ assets and liabilities.

  Upon the closing of the Acquisition on August 13, 2010, Joseph A. Merkel, our former Chief Executive Officer, President and director and Kevin T. Quinlan, our former Chief Financial Officer, Controller and director, resigned. On the same day, our board of directors approved an increase in the size of our board to three board members and appointed Dan Wiesel, Alysa Binder and Andrew Warner to our board of directors at the effective time of the resignation of Messrs. Merkel and Quinlan, to fill the vacancies created by their resignation. In addition, our board of directors appointed Mr. Wiesel as our Chief Executive Officer and Ms. Binder as our Executive Vice President effective immediately at the closing of the Acquisition.

The Offering

Securities offered by selling security holder
This prospectus relates to the sale by the selling security holder of 7,000,000 shares of our common stock, no par value per share, issued or issuable to the selling security holder in connection with a private placement transaction on June 3, 2011.

Offering price	Market price or privately negotiated prices.

Common stock outstanding before the offering	44,054,961 shares of common stock (1)

Common stock to be outstanding after the offering	51,054,961 shares of common stock (2)

Use of proceeds
We will not receive any proceeds from the sale of the common stock by the selling security holder. However, we will receive the exercise price, if the cashless exercise feature, the full-recourse note exercise feature or the exchange feature is not used, upon exercise of the warrants by the selling security holder. The maximum amount of proceeds that we may receive from the exercise of the warrants being registered hereby is $7,140,000. The maximum amount of proceeds that we may receive from the exercise of all warrants held by the selling security holder is $20,886,241. There is no guarantee, however, that the selling security holder will exercise for cash. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

OTCQB symbol	PAWS

Risk Factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 8 of this prospectus before deciding whether or not to invest in our common stock.

(1) Excludes 7,000,000 shares of our common stock issuable upon exercise of warrants issued to the selling security holder.
(2) Includes 7,000,000 shares of common stock issuable upon exercise of warrants issued to the selling security holder.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATED TO OUR BUSINESS

We have experienced a history of losses and have yet to begin generating positive cash flows from operations and, as a result, our auditors have raised substantial doubt about our ability to continue as a going concern.

We do not currently have sufficient cash on hand to meet our financing needs. At August 23, 2011, we had approximately $90,000 of cash on hand.  At our current monthly cash burn rate of between $25,000 and $35,000, the cash on hand will last us approximately three to four months. We have experienced net losses in each calendar quarter since our inception and as of June 30, 2011 and December 31, 2010, had accumulated deficits of $(22,105,528) and $(6,065,008), respectively. We incurred net losses to common stockholders of $(16,040,519) and $(4,055,905) during the six months ended June 30, 2011 and the year ended December 31, 2010, respectively. The report of our independent registered accountants issued in connection with the audit of our consolidated financial statements as of and for our year ended December 31, 2010 contained a qualification raising a substantial doubt about our ability to continue as a going concern. Our quarterly and annual consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

We are an early stage company, have limited operating history and anticipate losses and negative cash flow.

We are an early stage company, and have limited operating history upon which prospective investors may base an evaluation as to our likely performance. We have been offering pet transportation services for a limited period of time and a substantial majority of our revenue has occurred within the past two years. We are subject to all the substantial risks inherent in an early stage business enterprise within the airline and pet transportation industry, including increased fuel costs, changes in government regulation, and economic downturns. No assurances can be given that our business will be successful, profitable or that we will ever become profitable. In addition, if we ever do become profitable there can be no assurance that we will remain profitable. Before purchasing our common stock, investors should consider an investment in our common stock in light of the risks, uncertainties and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets such as ours, including those described herein. We may not be able to successfully address any or all of these risks. Failure to adequately address such risks could cause our business to fail which may result in our liquidation.

We may have difficulty managing our growth.

We anticipate that we will continue to grow in the near future. However, there is no guarantee that we will continue to grow in the near future. Our ability to manage growth effectively will depend on our ability to improve and expand our operations, including our financial and management information systems, and to recruit, train and manage additional marketing, operations and administrative personnel. Our management may not be able to manage growth effectively, or may be unable to recruit and retain personnel needed to meet our needs. If we are unable to manage growth or hire necessary personnel, our business could be materially harmed.

We may not be able to maintain our cost structure, thus leading to higher operating costs, which may have a material effect on our financial condition.

Our ability to do business and be profitable is based in part on maintaining the lowest average cost per pet passenger as possible. Any increase in our costs or decrease in the number of pet passengers, both of which may vary considerably for the reasons discussed herein, will significantly increase the average cost per pet passenger and may have a material adverse effect on our business and profitability. Since 2008, we have not been profitable. For the six months ended June 30, 2011 and year ended December 31, 2010, we sustained net losses before income taxes of $(16,040,519) and $(4,055,905), respectively, and our accumulated deficits as of June 30, 2011 and December 31, 2010, were $(22,105,528) and $(6,065,008), respectively. Future losses are likely to occur. We have not generated positive cash flows from operations and have relied almost entirely on funding from a combination of borrowings from and sales of common stock and warrants to third parties.

Sales may fluctuate due to seasonality.

Our business is, in part, seasonal in nature. This seasonality is dependent on numerous factors, including the markets in which we operate, holiday seasons, climate, economic conditions and numerous other factors. A substantial portion of our revenue is derived from travel demand, which can sometimes be difficult to predict. Therefore, our revenue is, to a larger degree, affected by factors that are outside of our control. There can be no assurance that our historic operating patterns will continue in future periods as we cannot influence or forecast many of these factors.

We do not own our own aircraft. We rely upon a third party freight operator for our flights; however we do not currently have a written agreement with such freight operator. In the event that our relationship with such third party materially changes or is terminated, our operations would be materially impacted.

We do not own our aircraft. We have a relationship with Suburban Air Freight, Inc. based in Omaha, Nebraska who have two aircraft configured to carry our pets.  We rely on Suburban Air to provide the aircraft, pilot and ensure the aircraft complies with all appropriate FAA regulations. We currently fly one aircraft per week on our coast to coast service. There is currently no written contract with Suburban. In the event that Suburban Air alters the terms of the service it provides to us or terminates their relationship with us, we may be forced to temporarily suspend or discontinue our operations if an alternative provider that suits our requirements cannot be identified.

Economic downturns may adversely affect our sales.

A further downturn in the economy may affect consumer purchases of discretionary items, which could adversely affect our revenues. Our success depends on the sustained demand for our services. Consumer purchases of discretionary services, such as ours, tend to decline during recessionary periods when disposable income is lower. These downturns have been characterized by diminished services demand and subsequent accelerated erosion of average prices. A general slowdown in the economies in which we sell our services or even an uncertain economic outlook could adversely affect consumer spending on our services and, in turn, our sales and results of operations.

Although we believe that we are the sole “pet only” airline, we indirectly compete with a variety companies that have greater financial and operational resources than us.

We believe that we are the sole “pet only” airline that transports pets in the main cabin of the aircraft that is environmentally controlled. The barrier to competition to establish an operation such as ours requires, in addition to the capital necessary, substantial planning and expertise, purchasing of assets, leasing of space, training of personnel, and licensing from several different governmental agencies in addition to the creation of a strong brand presence in the marketplace. There may, however, be entities that possess the necessary capital and skill to develop a service similar to ours, and thusly there can be no assurance that we will not have direct competitors in the market in the future or that such competition will not have a material adverse effect on our business.

In addition, we currently compete in the same markets with traditional commercial airlines and ground based carriers that, in some cases, have substantially more capital, resources and expertise in the transportation business. While these competitors do not offer the same service that we provide, they do compete with us by providing general pet transportation services. There can no assurances that these competitors or others that may enter the business are not planning to direct substantial cargo capacity and resources at the pet transportation market and, if successful, that it would not have a material adverse effect on our business.

Reliance on Key Personnel.

We are dependent on the expertise, experience and continued services of Daniel Weisel, our Chairman and Chief Executive Officer, Andrew C. Warner, our President and Chief Financial Officer and Alysa Binder, our Executive Vice-President and Chief Development Officer. The loss of Mr. Weisel, Mr. Warner or Ms. Binder could harm our competitive position and financial performance. Our future success depends, to a significant extent, on the continued services of Mr. Weisel, Mr. Warner and Ms. Binder. Competition for personnel throughout the airline and transportation industry is intense and we may be unable to retain our current management and staff or attract, integrate or retain other highly qualified personnel in the future. If we do not succeed in retaining our current management and our staff or in attracting and motivating new personnel, our business could be materially adversely affected.

In order to grow at the pace expected by management, we will require additional capital to support our long-term growth strategies. If we are unable to obtain additional capital in future years, we may be unable to proceed with our plans and we may be forced to curtail our operations.

We do not presently have adequate cash from operations or financing activities to meet our financing needs. As of August 23, 2011, we had approximately $90,000 in cash on hand compared to $1,511,000 at December 31, 2010 to use in executing our business plan. We estimate that we will be able to satisfy cash requirements for approximately 3-4 months based upon an expected burn rate of approximately $25,000-$35,000 per month absent additional financing. We will require approximately $3,000,000 of additional working capital to continue our operations during the next 12 months and to support our long-term growth strategy, so as to enhance our service offerings and benefit from economies of scale.

On June 3, 2011, we completed a private placement transaction pursuant to which we issued and sold 2,253,470 shares of our common stock and a warrant to purchase 20,476,707 shares of our common stock for gross proceeds of $500,000. We also agreed to issue an additional 1,126,735 shares of our common stock as a commitment fee to the investor on August 17, 2011; provided to the extent the issuance of such shares would result in the investor and its affiliates owning or being deemed the beneficial owner of more than 9.99% of the then issued and outstanding common stock (the “ Investor Ownership Limit ”), then such shares will be held in abeyance (and the investor shall not have the right to, or be deemed to have, beneficial ownership of such shares) until such time, and to the extent, as the investor’s beneficial ownership of such shares would not result in the investor exceeding the Investor Ownership Limit, at which time such shares (and certificates therefor) shall be issued and delivered to the investor and the investor shall then be deemed to have beneficial ownership thereof. The terms of the private placement transaction also enable us to receive up to $5 million in additional funding from the investor through the issuance of our newly created perpetual and non-convertible Series A Preferred Stock at a price per share of $10,000 in one or more tranches commencing on August 17, 2011 at the earliest and continuing until June 3, 2013 (unless sooner terminated) provided that certain conditions are met, including but not limited to, our continued listing or quotation on a trading market, and the continued accuracy and completeness of our representations and warranties contained in the securities purchase agreement. The maximum amount which we may receive in any tranche is equal to the lesser of (i) 20% of the cumulative dollar trading volume of our common stock for the 10 trading-day period immediately prior to the tranche notice date and (ii) $5,000,000 less the aggregate amount of any previously noticed and funded tranches. We can provide no assurance of what additional funding, if any, that we will ultimately receive under the terms of our June 3, 2011 private placement transaction. We will require additional working capital to continue our operations during the next 12 months and to support our long-term growth strategy, so as to enhance our service offerings and benefit from economies of scale. We expect our working capital requirements and the cash flow provided by future operating activities, if any, to vary greatly from quarter to quarter, depending on the volume of business and competition in the markets we serve. We may seek additional funding through one or more credit facilities, if available, or through the sale of debt or additional equity securities. However, the terms of our June 3, 2011 private placement transaction place restrictions on our ability to consummate any such additional financing without the consent of the investor.  There is no assurance that the investor would consent to such a transaction or if funding of any type would be available to us, or that it would be available at rates and on terms and conditions that would be financially acceptable and viable to us in the long term. If we are unable to raise any necessary additional financing when needed, under the terms of our June 3, 2011 private placement or otherwise, we may be required to suspend operations, sell assets or enter into a merger or other combination with a third party, any of which could adversely affect the value of our common stock, or render it worthless. If we issue additional debt or equity securities, such securities may enjoy rights, privileges and priorities (including but not limited to coupon rates, conversion rights, rights to fixed or preferential dividends, anti-dilution rights or preference as to the distribution of assets upon a liquidation) superior to those enjoyed by holders of our common stock, thereby diluting the value of our common stock.

We are increasingly dependent on technology in our operations, and if our technology fails or we are unable to continue to invest in new technology our business may be adversely affected.

We have become increasingly dependent on technology initiatives to enhance customer service in order to compete in the current business environment. The performance and reliability of the technology are critical to our ability to attract and retain customers and our ability to compete effectively. These initiatives will continue to require significant capital investments in our technology infrastructure. If we are unable to make these investments, our business and operations could be negatively affected.

In addition, any internal technology error or failure or large scale external interruption in technology infrastructure we depend on, such as power, telecommunications, or the Internet, may disrupt our technology network. Any individual, sustained or repeated failure of technology could impact our customer service and result in increased costs or lower sales. Our technology systems and related data may be vulnerable to a variety of sources of interruption due to events beyond our control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. While we have in place, and continue to invest in, technology security initiatives and disaster recovery plans, these measures may not be adequate or implemented properly to prevent a business disruption and its adverse financial consequences to our business.

We rely solely on Suburban Air for our flight operations and compliance with Federal Aviation Administration (“FAA”) regulations.

Our flight operations are entirely managed by Suburban Air although we do not have a formal written agreement with Suburban Air. We are reliant upon Suburban Air to continue to operate and comply with the necessary FAA regulations and be able and willing to fly aircraft on our behalf as required by us. We believe that Suburban Air has additional aircraft that they could make available to us as we expand operations. There can be no assurance that such aircraft will be made available to us when required, that such aircraft will be adequate for transporting pets, or that such aircraft will be made available on economic terms favorable to us. While there are other operators we could engage for flight operations and FAA compliance, there can be no assurance that we will be able engage them on the same, or similar, terms as Suburban Air, and, accordingly, any interruption in our relationship with Suburban Air may have a material adverse effect on our business.

We do not carry business interruption or other insurance, so we have to bear losses ourselves.

We are subject to risk inherent to our business, including equipment failure, theft, natural disasters, industrial accidents, labor disturbances, business interruptions, property damage, product liability, personal injury and death. We do not carry any business interruption insurance or third-party liability insurance or other insurance to cover risks associated with our business. As a result, if we suffer losses, damages or liabilities, including those caused by natural disasters or other events beyond our control and we are unable to make a claim again a third party, we will be required to bear all such losses from our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Our reputation and financial results could be affected in the event of an accident or incident involving our aircraft.

An accident or incident involving our aircraft could result in additional costs not covered by insurance, such as a decrease in our goodwill and significant litigation and related costs. More importantly, an accident or incident may cause the public to perceive our operation as unsafe or unreliable, particularly if such accident or incident results in harm to our pet passengers. If the public perceives that we are unsafe or unreliable, such perception will have a material adverse impact on our business.

Our quarterly operating results are likely to fluctuate, which may affect our stock price.

Our quarterly revenues, expenses, operating results and gross profit margins will vary from quarter to quarter, and may vary significantly. As a result, our operating results may fall below the expectations of third parties including securities analysts and investors, in some quarters, which could result in a decrease in the market price of our common shares. The reasons our quarterly results may fluctuate include:

•           variations in profit margins attributable to the utilization of our flights;
•           changes in the general competitive and economic conditions; and
•           the introduction of new services by us.

Period-to-period comparisons of our operating results should not be relied on as indications of future performance.

RISKS ASSOCIATED WITH THE AIRLINE INDUSTRY

The airline industry tends to experience adverse financial results during general economic downturns, leading to significant trickle down effects for our sub-segment of the airline industry.

Since a substantial portion of airline travel is discretionary, the industry tends to experience a downturn in revenues during general economic downturns. Events beyond our control such as the economic downturn in 2008, can impact travel patterns for a significant amount of time, and thus have a material adverse effect on individual airlines and the industry as a whole.

The 2001 terrorist attacks, seriously harmed the airline industry, and the risk of additional attacks or wars, may harm the industry in the future.

Terrorist attacks and wars both negatively affect the airline industry. The impacts include substantial loss of bookings, increased security compliance costs, increased insurance costs, increased fuel costs and increased airport delays, all of which negatively affect airline revenues. We cannot predict the scope or effects of such incidents in the future as they relate to our success, and such incidents may have a material adverse effect on our operations.

The rapid spread of contagious illnesses can have a material adverse effect on our business and results of operations.

The rapid spread of a contagious illness, such as the H1N1 flu virus or SARS, can have a material adverse effect on the demand for worldwide air travel, and accordingly the demand for pet flight service, and therefore have a material adverse effect on our business and results of operations. Moreover, our operations could be negatively affected if employees are quarantined as of the result of exposure to a contagious illness. Similarly, travel restrictions or operational problems resulting from the rapid spread of contagious illnesses in any market in which we operate may have a material adverse impact on our business and results of operations.

The traditional commercial airline industry is subject to extensive government regulation, and new regulations may increase our operating costs.

Commercial airlines are subject to extensive regulatory and legal compliance requirements that can result in significant costs. For instance, the FAA from time to time issues directives and other regulations relating to the safeguard, maintenance and operation of aircraft that necessitate significant expenditures. Other laws, regulations, taxes and airport rates and charges have also been imposed from time to time that significantly increase the cost of airline operations or reduce revenues. We have a verbal agreement with Suburban Air who operate the aircraft on our behalf and charge us for these operations on a weekly basis. If these changes in regulations impact Suburban Air, we expect that they will pass on any costs associated with the compliance of regulatory changes to us. We in turn may not be able to offset any cost increases with increases in revenue that would result in an increase in our gross margin loss.

Future regulatory action concerning climate change and aircraft emissions could have a significant effect on the airline industry. For example, the European Commission has adopted an emissions trading scheme applicable to all flights operating in the European Union, including flights to and from the United States. Such a system could impose significant costs if we expand our services to Europe. Other laws or regulations such as the European emissions trading scheme or other U.S. or foreign governmental actions may adversely affect our operations and financial results, either through direct costs in our operations or through increases in costs for jet fuel that could result from jet fuel suppliers passing on increased costs that they incur under such a system.

Increased fuel costs or disruptions in fuel supply could have a material adverse effect on our business.

Fuel cost is, and will continue to be, a significant portion of our operating expense. Significant increases could harm our profitability if we are unsuccessful in passing along the increase onto our pet owners, for which the resulting increase in ticket prices may result in a decrease in demand for our services. Historically, fuel costs have fluctuated widely based on geopolitical issues and supply and demand. We cannot assure you that such significant fuel increases can be adequately offset by increasing fares or decreasing other operational costs.

Fuel prices could increase dramatically and supplies could be disrupted as a result of international political and economic circumstances, such as increasing international demand resulting from a global economic recovery, continued conflicts or instability in the Middle East or other oil producing regions and diplomatic tensions between the U.S. and oil producing nations, as well as OPEC production decisions, disruptions of oil imports, environmental concerns, weather, refinery outages or maintenance and other unpredictable events.

Further volatility in jet fuel prices or disruptions in fuel supplies, whether as a result of natural disasters or otherwise, could have a material adverse effect on our results of operations, financial condition and liquidity.

Our operations may be hindered due to inclement weather conditions.

Like all airline traffic, we cannot fly scheduled flights if weather conditions do not permit. One of the principles of our operations is to fly in weather that will not pose any undue risks to our employees or our pet passengers. In the event that the weather does not meet our minimum standards, we will be forced to cancel or delay flights, thus incurring certain additional costs, including, but not limited to, pet boarding costs, pet food costs and fuel costs that may have a material adverse effect on our business.

Our reputation and financial results could be effected in the event of an accident or incident in the airline industry.

An accident or incident in the airline industry may cause the public to perceive airline travel as unsafe. As a result, travel demand could decrease and we may suffer a material adverse effect to our business.

RISK RELATED TO FINANCING OUR OPERATIONS

Without obtaining adequate capital funding, we may not be able to continue as a going concern.

The reports of our independent registered public accounting firms for the years ended December 31, 2010 and 2009 contained an explanatory paragraph to reflect its significant doubt about our ability to continue as a going concern as a result of our history of losses and our liquidity position. If we are unable to obtain adequate capital funding in the future, we may not be able to continue as a going concern, which would have an adverse effect on our business and operations, and the value of your investment in us may materially decline. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern. Substantial doubt about our ability to continue as a going concern may have created, or may create, negative reactions to the price of the common shares of our stock and we may have a more difficult time obtaining financing.

We have historically incurred losses and we expect these losses will continue in the future.

Since 2008, we have not been profitable. For the six months ended June 30, 2011 and year ended December 31, 2010, we sustained net losses before income taxes of $(16,040,519) and $(4,055,905), respectively, and our accumulated deficits as of June 30, 2011 and December 31, 2010, were $(22,105,528) and $(6,065,008), respectively. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems and additional operating losses if we are not able to raise additional capital as needed and on acceptable terms and, in such event, our operations may be reduced or curtailed.

If we are unable to raise additional capital to finance operations, our business operations will be curtailed.

Our operations have relied almost entirely on funding from a combination of borrowings from and sales of common and warrants to third parties. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, financing will be required to cover our operating and capital costs. The sale of our stock to raise capital may cause dilution to our existing stockholders. Our inability to obtain adequate financing, whether from current investors or from other third parties, would likely result in the need to reduce or curtail business operations. Any of these events would be materially harmful to our business and may result in a loss of your investment.

The issuance of shares upon conversion of convertible debentures, exercise of outstanding warrants and in lieu of payments of interest on convertible debentures may cause immediate and substantial dilution to our existing stockholders.

If the price per share of our common stock at the time of conversion of our debentures, exercise of any warrants or issuance of shares in lieu of payments of interest on our convertible debentures is in excess of the conversion or exercise prices of these securities, the conversion or exercise of these securities would have a dilutive effect on our common stock. As of August 5 , 2011, an aggregate of 24,640,767 shares of our common stock are issuable upon conversion and/or exercise of outstanding convertible debentures and warrants consisting of : (i) outstanding 8% convertible debentures which are convertible into an aggregate of 950,000 shares of our common stock, (ii) outstanding 14% convertible debentures which are convertible into an aggregate of 875,000 shares of common stock, (iii) warrants to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $1.00 per share expiring August 13, 2015, (iv) warrants to purchase an aggregate of 875,000 shares of common stock at an exercise price of $0.50 per share expiring August 14, 2015, (v) 179,793 shares of common stock issuable in lieu of interest on 8% convertible debentures, (vi) 284,267 shares of common stock issuable in lieu of interest on 14% convertible debentures, (vi) warrants to purchase an aggregate of 20,476,707 shares of common stock at an exercise price of $1.02 per share expiring on June 3, 2016.

Following the conversion of our outstanding convertible debentures and exercise of outstanding warrants, our issued and outstanding common stock would increase to 66,695,728 shares, which represents an increase of approximately 51% over our current issued and outstanding shares of 44,054,961.

We may be subject to penalties if the registration statement of which this prospectus is a part is not declared effective in a timely manner, if we fail to maintain the effectiveness of the registration statement of which this prospectus is a part, or if we fail to file with the SEC any required reports under Section 13 of 15(d) of the Exchange Act of 1934, as amended.

The registration rights agreement contains certain payment requirements if the registration statement is not filed on or before June 20, 2011 or declared effective by the SEC by August 2, 2011. The registration statement was filed before the June 20, 2011 deadline however, it has yet to be declared effective. We have accrued but not paid penalties of approximately $21,000 through August 30, 2011. Additional payments will apply if we fail to maintain the effectiveness of the registration statement. In addition, we will also be liable for certain payments if a registration statement is not properly available for use for any reason and we fail to file with the SEC any required reports under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Upon the occurrence of any of the aforementioned events, we will be obligated to pay to each holder of registrable securities an amount equal to 2% of the fair market value of the registrable securities on the date of occurrence of each such failure and every 30 days thereafter until such failure is cured.

We are not permitted to include any securities other than those issued or issuable to the selling security holders until such time as all of the securities issued or issuable to the selling security holder are covered by one or more effective registration statements. This may significantly limit our ability to raise capital through future equity offerings.

The registration rights agreement prohibits us from including any securities other than those issued or issuable to the selling security holders on any registration statement without the prior written consent of the selling security holder until such time   as all of the securities issued or issuable to the selling security holder are covered by one or more effective registration statements. Pursuant to the terms of the registration rights agreement, we are required to file three registration statements on behalf of the selling security holders. Once the registration statement, of which this prospectus forms a part, has been utilized for the disposition of 80% of the securities covered thereby, we are required to prepare and file a registration statement covering the sale of an additional 7,000,000 shares on behalf of the selling security holders. Once that registration statement has been utilized for the disposition of 80% of the securities covered by such registration statement, we are required to prepare and file a registration statement covering the remaining shares then held or issuable to the selling security holder. This may significantly limit our ability to raise capital through future equity financings as we will not be able to offer registration rights to other potential investors until we have satisfied our obligations under the registration rights agreement or unless the selling security holder waives its rights under the registration rights agreement.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

Our common stock is quoted on the OTCQB, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is currently quoted on the OTCQB. The OTCQB market tier helps investors identify companies that are current in their reporting obligations with the Securities and Exchange Commission (the “SEC”). OTCQB securities are quoted on OTC Markets Group's quotation and trading system. The OTCQB is a significantly more limited market than established trading markets such as the New York Stock Exchange or NASDAQ. The quotation of our shares on the OTCQB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We plan to list our common stock with NASDAQ or New York Stock Exchange or other exchanges as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is considered to be a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors”, as such term is defined in the Securities Act. For transactions covered by Penny Stock Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule required by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Our Series A Preferred Stock has a liquidation preference of $10,000 per share of Series A Preferred Stock, plus any accrued but unpaid dividends with respect to such shares of Series A Preferred Stock.

Upon any liquidation, dissolution or winding up of our Company after payment or provision for payment of our debts and other liabilities and any liquidation preferences of senior securities, before any distribution or payment may be made to the holders of any junior securities, including our common stock, the holders of our Series A Preferred Stock shall be entitled to a liquidation preference in the amount of $10,000 per share of Series A Preferred Stock plus any accrued but unpaid dividends. Dividends on our Series A Preferred Stock accrue at a rate of 10% per annum from the date of issuance and are payable upon redemption of the Series A Preferred Stock. If we were liquidated, the ability of our common stockholders to receive any distribution of payment would be significantly limited if there were then a significant amount of shares of Series A Preferred Stock outstanding.

We have never paid dividends on our common stock and we do not anticipate paying dividends in the foreseeable future.

We have never paid cash dividends on our common stock. So long as any shares of our Series A Preferred Stock are outstanding, no dividends or other distributions may be paid, declared or set apart with respect to any junior securities, including our common stock, other than dividends or other distributions payable on our common stock solely in the form of additional shares of common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock.

Our controlling stockholders hold a significant percentage of our outstanding voting securities, which could hinder our ability to engage in significant corporate transactions without their approval.

Mr. Dan Wiesel and Ms. Alysa Binder are the beneficial owners of approximately 39% of our outstanding voting securities as of August 30, 2011. As a result, they possess significant influence, giving them the ability, among other things, to elect members of our board of directors and to authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer. The interests of these two stockholders may not always coincide with the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, which may affect the market price for our securities.

FORWARD LOOKING STATEMENTS

  We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. Among the important factors on which such statements are based are assumptions concerning our ability to obtain additional funding, our ability to compete against our competitors, our ability to integrate our acquisitions and our ability to attract and retain key employees.

USE OF PROCEEDS

We will not receive any proceeds from this offering from the sales of common stock by the selling security holder. However, we will receive the exercise price, if the cashless exercise feature, the full-recourse note exercise feature or the exchange feature is not used, upon exercise of the warrants by the selling security holder. If the cashless exercise feature or the full recourse note feature is used or if the warrant is exchanged, in whole or in part, for shares of common stock, we will not receive any cash proceeds. The maximum amount of proceeds that we may receive from the exercise of the warrant held by the selling security holder is $20,886,241. The maximum amount of proceeds that we may receive from the exercise of the warrants being registered hereby is $7,140,000. There is no guarantee, however, that the selling security holder will exercise for cash. The expected use of net proceeds of this offering, if any, would be used for working capital and general corporate purposes. As a result, we will retain broad discretion in the allocation and use of the net proceeds, if any, of this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our stock is currently quoted on the OTCQB for trading. Our stock trades now under the symbol “PAWS” and previously traded under AAQS.
The following table sets forth, for the calendar quarters indicated, the high and low bid prices of our common stock as reported by the OTCQB. These quotations reflect inter-dealer prices, without markup, mark-down or commission, and may not represent actual transactions.

Year Ending December 31, 2011

	High	Low
1st Quarter Ended March 31, 2011	$1.75	$0.65
2nd Quarter Ended June 30, 2011	$1.12	$0.40
3rd Quarter Ending September 30, 2011 (through September 6, 2011)	$0.60	0.15

Year Ended December 31, 2010

	High	Low
1st Quarter Ended March 31, 2010	$0.50	$0.13
2nd Quarter Ended June 30, 2010	$0.50	$0.50
3rd Quarter Ended September 30, 2010	$3.00	$0.50
4th Quarter Ended December 31, 2010	$2.95	$1.49

Year Ended December 31, 2009

	High	Low
1st Quarter Ended March 31, 2009	$0.27	$0.13
2nd Quarter Ended June 30, 2009	$0.25	$0.24
3rd Quarter Ended September 30, 2009	$0.25	$0.25
4th Quarter Ended December 31, 2009	$0.25	$0.20

We have not paid any dividends on our common or preferred stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance operations and the growth of the business.

We cannot assure you that we will ever pay cash dividends. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

Holders

As of August 23, 2011, we had 113 record holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Securities Authorized for Issuance Under Equity Compensation Plans

The following is certain information about our equity compensation plans as of June 30, 2011:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted–average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity Compensation Plans approved by security holders	—	—	—
Equity Compensation Plans not approved by security holders	—	—	4,000,000

Stock Incentive Plan

In 2010, we adopted our Stock Incentive Plan (the "Plan"). Under the Plan, at August 22, 2011 we had 4,000,000 shares approved and reserved and at December 31, 2010 and 2009 we had 4,000,000 shares reserved and zero shares, respectively, for the issuance of stock options to employees, officers, directors and outside advisors. Under the Plan, the options may be granted to purchase shares of our common stock at fair market value at the date of grant.

As of August 30, 2011, the Company granted 1,072,000 options to purchase shares of our common stock to officers and employees with an exercise price of $0.17 per option, the fair market value of the stock at the date of grant. The options vest from zero to three years.  The option compensation value will be expensed to operations over the option’s vesting schedule.  Using the Black-Scholes option-pricing model and an estimated forfeiture rate, the fair value of options granted is $187,640.

SELECTED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The statements of operations data for the three and six months ended June 30, 2011 and 2010, respectively, are unaudited and were derived from our unaudited condensed consolidated financial statements that are included elsewhere in this prospectus. The balance sheet data as of June 30, 2010 was derived from the unaudited financial statements. The following consolidated selected operating and balance sheet data for the years ended December 31, 2010 and 2009 are derived from our audited consolidated financial statements.  The selected operating and balance sheet data for the year ended December 31, 2008 were derived from our unaudited financial statements. The unaudited financial statements were prepared on a basis consistent with our audited consolidated financial statements contained in this prospectus and include, in the opinion of management, all adjustments necessary for the fair presentation of the financial information contained in those statements. The historical results are not necessarily indicative of results to be expected for future periods. The following information is presented in dollars, except per share data.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Statements of Operating Data:

Revenue	$519,273	$252,933	$911,759	$516,537

Cost of revenue	566,525	283,016	1,166,453	573,606

Gross loss	(47,252)	(30,083)	(254,694)	(57,069)

Operating expenses	889,405	221,582	1,887,870	412,165

Loss from operations	(936,657)	(251,665)	(2,142,564)	(469,234)

Other income (expense), net	(13,488,605)	(5,748)	(13,897,955)	(6,588)

Loss before income taxes	(14,425,262)	(257,413)	(16,040,519)	(475,822)

Net loss	$(14,425,262)	$(257,413)	$(16,040,519)	$(475,822)

Net loss per share, basic and diluted	$(0.35)	$(0.01)	$(0..40)	$(0.02)

Weighted average shares used in calculation of basic and diluted net loss per share	41,175,742	30,548,060	40,397,966	29,114,911

	As of June 30,		As of December 31,
	2011	2010	2010	2009 (2)	2008 (1)
	(Unaudited)
Balance Sheet Data:

Cash and cash equivalents	$102,436	$649,935	$1,511,057	$171,256	$92,231

Total assets	$1,237,365	$764,053	$1,914,291	$260,187	$109,603

Total liabilities	$14,888,519	$428,535	$1,572,171	$183,791	$10,000

Stockholders' (deficit) equity	$(13,651,154)	$335,518	$342,120	$76,396	$99,603

(1) Start-up phase of the predecessor company.
(2) The 2009 amounts have been adjusted retroactively to reflect the effect of the Acquisition.
* Prior to the Acquisition, the Company reported results as a Limited Liability Company. There were no calculation for net loss per share or weighted average shares for the year ended December 31, 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Some of the information in this filing contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus.

Overview

We are an airline designed specifically for the comfortable and safe transportation of pets. Pet owners can book their pets on flights online at our website or can book flights with our agents by phone. Flights can be booked up to three months before the scheduled departure date. Payment for the flights is made with credit card. On the day of the scheduled flight, pet owners drop off their pets at one of our lounges located at the departure airport. We place our pet passengers into a pet friendly carrier and then board the carrier into the main cabin of the airplane. Our pet passengers fly in the main cabin of our specially-outfitted aircraft rather than, as is the case for a traditional commercial airline, flying in the cargo bay or flying as carry-on baggage placed under a passenger’s seat. After drop off, pet owners can track flight progress through our website. Throughout the flight, we monitor the air quality and temperature of our aircraft ensuring that our pet passengers are safe and comfortable at all times. We have a pet attendant on each flight that is responsible for monitoring our pet passengers during the flight. Upon arrival at the destination airport, we unload our pet passengers from the plane directly into one of our lounges for pick up. As of June 30, 2011, we served nine markets in the U.S. and offer weekly scheduled coast-to-coast service.

We do not own our aircraft. We have a relationship with Suburban Air based in Omaha, Nebraska who have two aircraft configured to carry our pets.  We rely on Suburban to provide the aircraft, pilot and ensure the aircraft complies with all appropriate FAA regulations. We currently fly one aircraft per week on our coast to coast service. There is no written contract with Suburban.

We believe that our service appeals to a wide market of pet owners, including, among others, vacationers, individuals who own multiple homes, and individuals relocating. Given our sensitivity to pet handling, we also believe that we appeal to breeders, pet rescue services and those traveling with their pets to pet shows.

Operational Metrics

The key operational metrics that we regularly monitor include approved credit card transactions, bookings of our pet passengers on our flights on a daily basis. By tracking the bookings, we can implement pricing strategies in order to maximize our weekly flight revenues.

•           Our reservations employees track the number of incoming phone calls to both assist pet owners with reservations and answer any questions they may have. On a weekly basis we track flight bookings and expected revenues.
•           We have a weekly cash flow report that is used to review cash receipts against expenses along with projected cash inflows and outflows.
•           On a monthly basis, we review the income statement, balance sheet and cash flow against our operational plan highlighting any significant variances from plan.

Outlook

We believe that the market for our pet transportation service is large and continues to grow. The cost of aircraft operation, including pilot use and jet fuel, and the cost of lounge space, along with certain external conditions such as weather and government regulations, are all conditions which may affect our ability to execute our business plan. We believe that we are currently the only airline specifically designed for the comfortable, efficient transportation of pets and, as such, we do not believe we face any direct competition from other pet-only airlines. We do, however, face competition from other transportation providers and pet care services, including traditional commercial airlines, ground transportation services, pet concierge services, boarding facilities, and pet sitters. Some of these competitors have substantially greater market share and financial resources than us. We have found that certain potential customers view our small size and limited financial resources as a negative even if they prefer our services to those of our larger competitors. Based on our current revenues and the size of the pet transportation market, we believe we have a market share of less than 1 percent.

Our primary strategic objective is to strengthen our position in the market for pet travel and generate a substantial increase in revenue over the next 12 months. We plan to achieve this objective by continuing to enhance the value of our brand, increasing the number of cities that we service and the number of aircraft that we operate, and developing new services in our lounges. We believe that our near-term success will depend particularly on our ability to increase customer adoption of our pet transportation services. Since we have limited capital resources, we will need to closely manage our expenses and conserve our cash by continually monitoring any increase in expenses and reducing or eliminating unnecessary expenditures. We believe that key risks include overall economic conditions and the overall level of travel spending, economic and business conditions within our target customer sector, our ability to expand our services, both to additional cities and within the cities we already service, competitive factors in our industry, and our ability to raise the capital necessary to grow our business. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly given that we operate in a niche market, that we have limited financial resources, and continue to face an uncertain economic environment. Accordingly, we may not be successful in addressing such risks and difficulties.

Critical Accounting Policies

The discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continuously evaluate our estimates and judgments, including those related to revenue recognition, bad debts, impairment of intangible assets, income taxes, contingencies and litigation. Our estimates are based on historical experience and assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our Board of Directors has reviewed our related disclosures in our Form 10-K for the period ended December 31, 2010 and Form 10-Q for the period ended June 30, 2011 filed the SEC. We believe the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

We recognize revenue when the earning process is completed. In our business, the earning process is complete when the scheduled flight service, or a replacement flight service, purchased by the buyer has been delivered.  Revenue from tickets sold prior to schedule flights is initially recorded as unearned revenue, net of any discounts, and is recognized as revenue in the period when the scheduled service has been provided or offered to the buyer as agreed. In the ordinary course of our business, a portion of the tickets sold are sometimes not used by the buyer on the agreed date of the flight. In such cases, for a nominal change fee, we will issue to holders of unused tickets a “voucher” which stated value can be applied toward the purchase of a flight for up to one year. Accordingly, the change fee is earned when the voucher is issued and the stated voucher value remains unearned until recorded as revenue upon the earlier of the vouchers expiration date or delivery of the flight service that it was applied to. Tickets purchased for scheduled flights that are cancelled by the Company may be refunded or applied towards another flight at the buyer's request. Refunds processed are removed from unearned revenue.  Any inconvenience cost incurred by the Company for the benefit of the buyer is charged to cost of revenue when incurred.  Cancelled scheduled flights requiring refunds or additional costs to accommodate the buyer’s revised travel plans have not been a significant issue since resumption of flights in June 2010. Unearned revenue consists of tickets and vouchers for future scheduled flights that have not been completed or provided as agreed.

Derivative Liabilities

We have utilized convertible debentures with warrants to purchase shares of common stock to settle certain liabilities and fund operations resulting in the recording of a derivative liability. Current guidance for valuing and classifying transactions of this type include ASC 470-20 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement”),    “EITF No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and EITF No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.” Accordingly, we have used the Black-Scholes option-pricing model as our method of determining the fair value of the convertible debenture issued with a warrant.  The resulting calculation of the beneficial conversion feature (BCF) and warrant equity component are recorded to APIC with an offset discount to the principal value of the convertible debenture. We have used the effective yield interest method for amortizing the discount to interest expense over the maturity term of the convertible debenture. We record to interest expense the unamortized discount value associated with a debenture converted in a period.

Accruals for Contingent Liabilities

We make estimates of liabilities that arise from various contingencies for which values are not fully known at the date of the accrual or during the periodic financial planning and analysis cycle. These contingencies may include, but are not limited, to accruals for reserves for costs and awards involving legal settlements, cost associated with planned changes in workforce or operating levels, costs associated with reduced flight services from Suburban, the building out of leased premises, vacating leased premises or abandoning leased equipment, and costs involved with the discontinuance of a segment of a business. Events may occur that are resolved over a period of time or on a specific future date. Management makes estimates using the facts available of the probability of the outcomes and range of cost, if measureable, of these occurrences and charges them to expense in the appropriate periods. If the ultimate resolution of any event is different than management’s estimate caused by a change in facts or material operating assumptions, compensating entries to earnings may be required.

Equity-Based Compensation

We are using the Black-Scholes option-pricing model as our method of valuation for share-based awards (e.g., warrant to purchase shares of common stock) used to settle certain liabilities to non-employees. Our determination of fair value of share-based payment awards on the date of grant using the option-pricing model is affected by our equity price as well as assumptions regarding our expected equity price volatility over the term of the awards, the selection of a risk free interest rate, the ultimate disposition of the award and the impact of the award on earnings per share.  For example, in calculating the expected equity price volatility, we may consider using our historical experience only, our experience plus that of a publicly trade index volatility experience, or a blended volatility experience for public peer companies.  We also evaluate carefully the expected life term of an award though the vesting of awards to date have been immediate.  Finally, we attempt to use a risk free rate that is widely quoted and pertinent across a broad range of transactions.

Results of Operations

Three Months Ended June 30, 2011 compared to Three Months Ended June 30, 2010

	For the Three Months Ended June 30,				2011 over 2010 Change
	2011		2010		$	%
	(Unaudited)
Revenue	$519273	100%	$252,933	100%	$226,340	105%
Cost of revenue	566,525	109%	283,016	112%	283,509	100%
Gross loss	(47,252)	-9%	(30,083)	-12%	(17,169)	57%

Operating expenses:
Sales, general and administration	889,405	171%	221,582	88%	667,823	301%

Loss from operations	(936,657)	-180%	(251,665)	-99%	(684,992)	272%

Other income (expense):
Interest income	2	0%	4	0%	(2)	-50%
Interest expense	(77,625)	-15%	(5,752)	-2%	(71,873)	*
Loss on extinguishment of debt	(571,122)	-110%	-	*	(571,122)	*
Warrant liability expense	(12,839,860)	*	-	*	(12,839,860)	*
Other income (expense), net	(13,488,605)	*	(5,748)	-2%	(13,482,857)	*

Loss before income taxes	(14,425,262)	*	(257,413)	-102%	(14,167,849)	*
(Provision) benefit for income taxes	-	-	-	-	-	-

Net loss	$(14,425,262)	*	$(257,413)	-102%	$(14,167,849)	*

* Percentage change is not meaningful.

Revenue

Revenue increased $266,340 or 105%, to $519,273   for the three months ended June 30, 2011 compared to $252,933 for the three months ended June 30, 2010. The increase is due to higher ticket sales and the number of pets being flown aboard our aircraft driven by approximately 12 weeks of flying in the 2011 period compared to five weeks of flying in the 2010 period which included the temporary suspension of flight operations starting March 2010 and ending June 2010 to rebuild the reservation system and raise additional capital.

Cost of Revenue

Cost of revenue increased $283,509, or 100%, to $566,525 for the three months ended June 30, 2011 compared to $283,016 for the three months ended June 30, 2010. The increase is primarily the result of approximately 13 weeks of flight operations in the 2011 period compared to five weeks of flying in the 2010 period which included the temporary suspension of flight operations starting March 2010 and ending June 2010 to rebuild the reservation system and raise additional capital.

Gross Loss

Gross loss for the three months ended June 30, 2011 was $(47,252), an increase loss of $(17,169) over the same period in 2010. The gross loss increase is due to operating 7 more flights in the 2011 period compared to reduced flights in the 2010 period caused by the temporary suspension of flight operations starting March 2010 and ending in June 2010.

Operating Expenses

Operating expenses increased $667,823 or 301%, to $889, 405 for the three months ended June 30, 2011 compared to $221,582 for the three months ended June 30, 2010. The operating expense increase is primarily due to higher compensation costs from increased staffing levels, occupancy expenses for pet lounges and administrative offices, ongoing professional, legal and accounting costs for financing and reporting and, to a lesser extent, aggregate spending associated with information systems, customer acquisition and related marketing expenses. In March 2010, business operations were suspended until June 2010 pending the receipt of additional financing. During this period, operating expenses were curtailed by reductions in staffing, compensation and related expenses and restriction on spending for all but essential discretionary items.

Other Income (Expense)

Other income (expense), net increased by $(13.5 million) to $(13.5 million) for the three months ended June 30, 2011 due to warranty liability expense of $(12.8 million) and $(571,122) on the loss on the extinguishment of the $250,000 debenture, amortization of $(47,443) in debt discount to interest expense resulting from convertible debentures and interest payable on the outstanding debentures settled in shares of common stock in lieu of cash.

(Provision)Benefit for Income Taxes

We have provided a full valuation allowance on our net deferred tax asset as net operating losses are anticipated for the year ended December 31, 2011.

Net Loss

Net loss for the three months ended June 30, 2011 was $(14.4 million) or $(14.2 million) higher than the net loss of $(257,413) for the three months ended June 30, 2010. The increase in net loss is primarily due to an increase in gross loss, operating expenses, warranty liability expense of $(12.8 million), the $(571,122) net loss on the extinguishment of the $250,000 debenture in the period, the amortization of $(47,443) of debt discount to interest expense and interest payable on the outstanding convertible debentures settled in shares of common stock in lieu of cash.

Six Months Ended June 30, 2011 compared to Six Months Ended June 30, 2010

	For the Six Months Ended June 30,				2011 over 2011 Change
	2011		2010		$	%
Revenue	$911,759	100%	$516,537	100%	$395,222	77%
Cost of revenue	1,166,453	128%	573,606	111%	592,847	103%
Gross loss	(254,694)	-28%	(57,069)	-11%	(197,625)	346%

Operating expenses:
Sales, general and administration	1,887,870	207%	412,165	80%	1,475,705	358%

Loss from operations	(2,142,564)	-235%	(469,234)	-91%	(1,673,330)	357%

Other income (expense):
Interest income	4	0%	179	0%	(175)	-98%
Interest expense	(486,977)	-53%	(6,767)	-1%	(480,210)	*
Loss on extinguishment of debt	(571,122)	-63%	-	*	(571,122)	*
Warrant liability expense	(12,839,860)	*	-	*	(12,839,860)	*
Other income (expense), net	(13,897,955)	*	(6,588)	-1%	(13,891,367)	*

Loss before income taxes	(16,040,519)	*	(475,822)	-92%	(15,564,697)	*
(Provision) benefit for income taxes	-	*	-	*	-	*

Net loss	$(16,040,519)	*	$(475,822)	-92%	$(15,564,697)	*

*	Percent change is not meaningful.

Revenue

Revenue increased $395,222 or 77%, to $911,759 for the six months ended June 30, 2011 compared to   $516,537 for the six months ended June 30, 2010. The increase is due primarily to increased ticket sales and the number of pets flown aboard our aircraft driven largely by flying for approximately 25 weeks during the 2011 period compared to 13 weeks during the 2010 period, which included the temporary suspension of flight operations starting March 2010 and ending June 2010 to rebuild the reservation system and raise additional capital.

Cost of Revenue

Cost of revenue increased $592,847, or 103%, to $1,166,453 for the six months ended June 30, 2011 compared to $573,606 for the six months ended June 30, 2010. The increase is primarily the result of approximately 25 weeks of flight operations for the 2011 period, compared to seven weeks of flight operations for the 2010 period which included the temporary suspension of flight operations starting March 2010 and ending June 2010 to rebuild the reservation system and raise additional capital.

Gross Loss

Gross loss for the six months ended June 30, 2011 was $(254,694) compared to a loss of $(57,069) from the same period in 2010. The gross loss increase is due to operating 12 more flights in the 2011 period compared to reduced flights in the 2010 period caused by the temporary suspension of flight operations starting March 2010 and ending in June 2010.
Operating Expenses

Operating expenses increased $1,475, 705 or 358%, to $1,887, 870 for the six months ended June 30, 2011 compared to $412,165 for the six months ended June 30, 2010. This increase is primarily due to higher compensation costs from increased staffing levels to support operations, occupancy costs, professional expenses for financing activities, public company reporting and, to a lesser extent, aggregate spending associated with marketing activities, travel and information systems support. In March 2010, flight operations were suspended until early June 2010 pending the receipt of financing. During this period, operating expenses were curtailed by reductions in staffing, compensation and related expenses and restriction on spending for all but essential discretionary items.

Other Income (Expense)

Other income (expense), net increased by $(13.9 million) to $(13.9 million) for the six months ended June 30, 2011 due to warranty liability expense of $(12.8 million), $(571,122) on the loss on the extinguishment of the $250,000 debenture, debt discount amortization of $(80,913) and accelerated amortization of $(325,399) debt discount to interest expense resulting from the conversion of aggregate $525,000 principal amount convertible debentures and interest payable on the outstanding convertible debentures settled in shares of common stock in lieu of cash.

(Provision)Benefit for Income Taxes

We have provided a full valuation allowance on our net deferred tax asset as net operating losses are anticipated for the year ended December 31, 2011.

Net Loss

Net loss for the six months ended June 30, 2011 was $(16.0 million) or $(15.6 million) higher than the net loss of $(475,822) for the six months ended June 30, 2010. The increase in net loss is primarily due to higher gross loss, operating expenses, warranty liability expense of $(12.8 million), the $(571,122) loss on the extinguishment of the $250,000 debenture in the period, the amortization and accelerated amortization of $(406,312) of debt discount to interest expense and interest payable on the outstanding convertible debentures settled in shares of common stock in lieu of cash.

Liquidity and Capital Resources

At June 30, 2011, we had $102,436 in cash and cash equivalents as compared to $1,511,057 in cash and cash equivalents at December 31, 2010.

Net cash used in operating activities was $1,820,968 and $258,301 for the six months ended June 30, 2011 and 2010, respectively. The cash use for the 2011 period is due primarily to net loss resulting from flight operations for the 2011 period and the reduction of payable balances offset by the non-cash charges from the loss on the extinguishment of the $250,000 debentures, amortization and write off of the derivative liability debt discount and settlement of liabilities with equity to non-employees.

Net cash used in investing activities was $87,653 and $13,000 during the six months ended June 30, 2011 and 2010, respectively. The cash used for the 2011 period is due primarily to upgrades to the reservation system enhancements and additions to office and pet lounge furnishings and the build out for the San Jose administrative offices and pet lounges, respectively.

Net cash provided by financing activities was $500,000 and $750,000 during the six months ended June 30, 2011 and 2010, respectively. The cash provided for the 2011 period is due to proceeds of the issuance of 2,253,470 shares of common stock for $500,000 from the Socius CG II, Ltd. financing (See Socius CG II, Ltd. Agreement below).

We did not have any material non-cancelable purchase commitments for capital expenditures or contingencies out of the ordinary course of business accrued at June 30, 2011.

Financings

We do not currently maintain a line of credit or term loan with any commercial bank or other financial institution. We will need to complete additional financing transactions in order to continue operations beyond the next twelve months. We will need approximately $3 million over the next 12 months to execute our business plan. As of August 5, 2011, we have approximately $103,000 in cash on hand. We estimate that we will be able to satisfy our cash requirements for approximately 3-4 months based upon an expected burn rate of approximately $25,000-$35,000 per month absent additional financing. Financing transactions, if any, may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms.  Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to generate sufficient revenues, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we may have to significantly curtail or suspend our operations.

If we are unable to generate sufficient liquidity from operations or raise additional financing on acceptable terms, our business, results of operations, liquidity and financial condition could be adversely affected, and we may be required to significantly reduce our operations, including but not limited to terminating or suspending all operations and reorganizing or liquidating the Company.

Socius CG II, Ltd. Agreement

On June 3, 2011, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an accredited investor, pursuant to which we secured $500,000 of immediate funding through the issuance and sale to accredited investor of 2,253,470 shares of the Company’s common stock (such shares being the “Initial Purchase Shares” and such purchase being the “Initial Purchase”). In connection therewith, (i) we also issued to accredited investor a warrant to purchase up to 20,476,707 shares of our common stock, and (ii) accredited investor agreed to purchase from the Company up to $5.0 million (the “Aggregate Preferred Stock Purchase Price”) of our newly created perpetual and non-convertible Series A Preferred Stock (the “Preferred Stock”), at a price per share of $10,000, in one or more tranches (each a “Preferred Tranche”).  The Preferred Stock participates with the common stock in any dividends or distributions or change of control transactions as further described herein.  In connection with the Purchase Agreement, we also agreed to issue an additional 1,126,735 shares of common stock to accredited investor on the 75 day anniversary of the Initial Purchase as consideration for executing and delivering the Purchase Agreement (the “Commitment Shares”). The Commitment Shares shall not be issued to accredited investor and shall be held in abeyance (and accredited investor shall not have the right to, or be deemed to have, beneficial ownership of such Commitment Shares) to the extent that such issuance would result in accredited investor and its affiliates owning or being deemed the beneficial owner of more than 9.99% of the then issued and outstanding common stock.  The warrant also does not permit issuance of common stock thereunder to the extent that such issuance would result in accredited investor and its affiliates owning or being deemed the beneficial owner of more than 9.99% of the then issued and outstanding common stock.  All of the foregoing was effectuated without registration under the Securities Act, in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder. These securities may not be transferred or sold absent registration under the Securities Act or an applicable exemption therefrom.

Under the terms and subject to the conditions of the Purchase Agreement, from time to time over the two-years following the Initial Purchase, beginning on August 17, 2011, at the Company’s sole discretion, the Company may sell to the accredited investor, and the accredited investor will be obligated to purchase, shares of the Preferred Stock.  In order to effectuate such a sale, the Company will issue to the accredited investor, subject to the terms and conditions of the Purchase Agreement (all of which conditions are outside of the accredited investor’s control) one or more Preferred Tranche notices to purchase a certain dollar amount of such Preferred Stock (each such notice, a “Preferred Notice”).  Upon receipt of a Preferred Notice, the accredited investor will be obligated, subject to the terms and conditions specified in the Purchase Agreement (which conditions are outside of the accredited investor’s control), to purchase the Preferred Stock subject to such Preferred Notice on the 10 th trading day after the date of the Preferred Notice.  Such conditions include, but are not limited to, the following: (i) the Common Stock must be listed for trading or quoted on a trading exchange or market, (ii) the representations and warranties of the Company set forth in the Purchase Agreement must be true and correct as if made on the date of each Preferred Notice (subject, however, to the Company’s ability to update disclosure exceptions to such representations and warranties through the Company’s SEC reports), (iii) the Company must not be in breach or default of the Purchase Agreement or any agreement entered into in connection therewith (the “Transaction Documents”), or any other material agreement of the Company, (iv) there shall have occurred no material adverse effect involving the Company or its business, operations or financial condition since the date of the Initial Purchase, (v) the absence of any law or judicial action prohibiting the transactions contemplated by the Purchase Agreement, or any lawsuit seeking to prohibit or adversely affect such transactions, and (vi) all necessary governmental, regulatory or third party approvals and consents must have been obtained. The maximum amount of each Preferred Tranche is limited to a dollar amount of Preferred Stock equal to the lesser of (a) 20% of the cumulative dollar trading volume of the Common Stock for the 10 trading day-period immediately preceding the applicable Preferred Notice date and (b) $5.0 million less the amount of any previously noticed and funded Preferred Tranches. In addition, each Preferred Notice after the first Preferred Notice may not be given sooner than the trading day after the date on which the closing for the prior Preferred Tranche has occurred.

On June 3, 2011, in connection with our private placement transaction, we issued to the investor a five-year warrant to purchase up to 20,476,707 shares of Common Stock at an initial Exercise Price of $1.02 per share (the “Original Exercise Price”). The warrant is also exercisable on a cashless basis or through the issuance by the holder of a secured promissory note. Any secured promissory note issued in connection with an exercise of the warrant shall bear interest at 2% per year calculated on a simple interest basis. The entire principal balance and interest thereon shall be due and payable on the fourth anniversary of the date of the secured promissory note. Any such secured promissory note shall be secured by the borrower’s right, title and interest in certain securities held in the portfolio of the borrower with a fair market value equal to the principal amount of the secured promissory note. Additionally, any portion of the warrant may also be exchanged for shares of common stock based on a Black-Scholes calculation as more fully set forth in the warrant. The warrant contains certain provisions that protect against dilution in certain events such as stock dividends, stock splits and other similar events. In addition, the warrant has price-based anti-dilution protection in the event the Company issues securities at a value less than the Original Exercise Price, meaning the exercise price of the warrant would be adjusted down to the lowest applicable issuance price following the issuance of the warrant to prevent dilution to the holder.  Pursuant to the warrant, any such anti-dilution adjustments shall be made on a pro-rata basis until such time as the Company has made dilutive issuances which exceed $5.0 million. The warrant shall not be exercisable or exchangeable by the holder (or any future holder) to the extent the holder (or such future holder) or any of its affiliates would beneficially own in excess of 9.9% of the Common Stock as a result of such exercise or exchange.

In connection with the above transaction, the Company recorded a net charge to operations of $12,839,860, which represents $13,863,695, the value of the warrants on June 3, 2011, less an adjustment of $1,023,835 to reflect the value of the derivative warrant liability on June 30, 2011.

Non-Cash Expense Items

During the three and six months ended June 30, 2011, we continued to minimize cash usage and seek out additional equity financings for working capital purposes while using equity for the settlement of services rendered in lieu of cash and general corporate purposes. We also issued shares of common stock in lieu of cash for interest payments on debentures. A significant portion of the equity issuances resulted in non-cash settlements of liabilities that are included in the net loss for the three and six months ended June 30, 2011. Additionally, other transactions and events occurred in which significant non-cash expense arose due to the nature of those occurrences.

The following table summarizes the non-cash expense items, total amount and percentage of our net loss for the three and six months ended June 30, 2011 and 2010:

	Three Months Ended June 30,				Six Months Ended June 30,
Cash and non-cash items in Net loss:	2011	%	2010	%	2011	%	2010	%
Cash	$(847,327)	5.9%	$(44,733)	17.4%	$(1,953,375)	12.2%	$(245,402)	51.6%
Non-cash	(13,577,935)	94.1%	(212,680)	82.6%	(14,087,144)	87.8%	(230,420)	48.4%
Net loss	$(14,425,262)	100.0%	$(257,413)	100.0%	$(16,040,519)	100.0%	$(475,822)	100.0%

Summary of non-cash items:	2011		2010		2011		2010
Derivative warrant valuation expense, net	$(12,839,860)		$-		$(12,839,860)		$-
Loss on extinguishment of 14% debenture	(571,122)		-		(571,122)		-
Accelerated amortization of debt discount from conversion of debenture	-		-		(325,399)		-
Warrants issued for services rendered by non-employees	(30,000)		-		(169,062)		-
Amortization of debt discount	(47,443)		-		(80,913)		-
Common shares issued for interest payable in lieu of cash	(73,442)		-		(73,442)		-
Depreciation and amortization	(16,068)		-		(27,346)		(3,923)
Common shares issued for services rendered by non-employees	-		(96,580)		-		(97,431)
Common shares issued in lieu of cash to employees	-		(116,100)		-		(129,066)
Total non-cash	$(13,577,935)		$(212,680)		$(14,087,144)		$(230,420)

Non-cash dilutive per share amount	$(0.33)		$(0.01)		$(0.35)		$(0.01)

Year Ended December 31, 2010 compared to Year Ended December 31, 2009

The following table sets forth, certain statement of operations data relating to the business for the periods indicated.

	For the Years Ended December 31,				2010 over 2009
	2010		2009		$	%

Revenue	$1,348,491	100%	$628,829	100%	$719,662	114%
Cost of revenue	1,588,693	118%	890,005	142%	698,688	79%
Gross loss	(240,202)	-18%	(261,176)	-42%	20,974	-8%

Operating expenses:
Sales, general and administration	3,560,555	264%	959,504	153%	2,601,051	271%

Loss from operations	(3,800,757)	-282%	(1,220,680)	-194%	(2,580,077)	211%

Other income (expense):
Interest income	185	0%	1,973	0%	(1,788)	-91%
Interest expense	(255,333)	-19%	-	-	(255,333)	*
Other income (expense), net	(255,148)	-19%	1,973	0%	(257,121)	*

Loss before income taxes	(4,055,905)	-301%	(1,218,707)	-194%	(2,837,198)	233%
(Provision) benefit for income taxes	-	-	-	-	-	-

Net loss	$(4,055,905)	-301%	$(1,218,707)	-194%	$(2,837,198)	233%

* Percentage change is not meaningful.

Revenue. Revenue for the year ended December 31, 2010 was $1,348,491 compared to $628,829 for the year ended December 31, 2009, or an increase of 114%. The increase is due to a significant increase in the number of our pet passengers flown as well as a higher average ticket price in 2010 compared to 2009. We commenced flight operations in June 2009 and continued flight operations until February 2010. From March 2010 to early June 2010, we ceased flight operations to allow us to rebuild our web site reservation system and raise additional capital. We resumed full flight operations at the end of June 2010 and continued uninterrupted scheduled flights through the remainder of the year.

Cost of revenue. Cost of revenue increased 79% to $1,588,693 (118% of revenue) for the year ended December 31, 2010 compared to $890,005 (142% of revenue) for the year ended December 31, 2009. Cost of revenue includes the costs of the aircraft and pilot contracted from Suburban Air, the cost of fuel, credit card charges and pet handling costs. The increase is primarily due to the increase in the number of flights in 2010 resulting in greater aircraft usage and pilot contract cost, higher prices for aircraft fuel and fuel consumption and the increase in credit card processing fees for tickets purchased on our web-site.

Gross loss. Our cost of revenue has been consistently greater than our revenue, resulting in a gross loss, for the years ended December 31, 2010 and 2009. Gross loss for the year ended December 31, 2010, decreased $20,974 to $(240,202). This improvement in gross loss is due primarily to the higher levels of revenue resulting from improved increase number of our pet passengers and flights in 2010. Although we have seen an improvement in our gross margins we have significant fixed cost made up of the cost of the aircraft, pilot and fuel costs we pay to Suburban Air. It will be difficult to cover these fixed costs unless we can expand the number of cities and increase the number of destinations available to our customers. As a commercial airline, we have a policy of flying the scheduled routes regardless of the utilization which means some flights will fail to cover the fixed cost base.

Operating expenses. Operating expenses for the year ended December 31, 2010 consisted mainly of payroll costs, lounge rental costs, non-cash equity-based compensation, professional fees, and outside services. The operating expenses for the year 2010 were $3,560,555 compared to $959,504 for 2009. The increase is due to higher payroll costs, an increase in non-cash equity-based compensation expenses and costs associated with external services during the year.

Other income (expense), net. The other income (expense) represents the interest income earned on excess cash invested in money market and interest earning deposit accounts at a FDIC insured financial institution, interest expense payable in cash or shares of common stock recorded on the outstanding $250,000 face amount, 14% convertible debenture and $1,000,000 aggregate face amount, 8% convertible debentures (“debentures”) at year end and amortization expense of the derivative liability discount. Interest income decreased to $185 in 2010 from $1,973 in 2009 due to a lower weighted average cash and cash equivalent balance during the year. Interest expense increased to $(255,333) in 2010 primarily due to the accrued interest of $(157,062) on the debentures issued in 2010 and $(94,324) of derivative liability discount amortization.

Non-Cash Expense Items

During 2010, we have entered into a number of equity financings for working capital purposes, the settlement of services rendered in lieu of cash and general corporate purposes. We also issued unsecured, convertible debentures (“debentures”) with interest payable in shares of common stock. A significant portion of the issuances resulted in non-cash settlements of liabilities that are included in the net loss for the year at December 31, 2010 ($1,550,211 or 38% of net loss). Additionally, other transactions and events occurred in which significant non-cash expense arose due to the nature of those occurrences.

The following tables summarize the non-cash expense items, total amount and percentage of our net loss for the years ended December 31, 2010 and 2009:

	For the Years Ended December 31,
Cash and non-cash expenses in Net loss:	2010	%	2009	%
Cash expense	$(2,505,694)	62%	$(1,209,500)	99%
Non-cash expense	(1,550,211)	38%	(9,207)	1%
Net loss	$(4,055,905)	100%	$(1,218,707)	100%

	For the Years Ended December 31,
Summary of non-cash expense items:	2010	2009
Warrants issued for services rendered by non-employees	$(885,000)	$-
Common shares issued for services rendered by non-employees	(247,432)	-
Common shares issued in lieu of cash compensation to employees	(129,065)	-
Common shares to be issued for accrued interest due on debentures	(157,062)	-
Derivative liability discount amortization	(94,324)	-
Loss on write off of intangibles	(11,600)	-
Depreciation and amortization on property and equipment	(25,728)	(9,207)
Total non-cash expense	$(1,550,211)	$(9,207)

Liquidity and Capital Resources

	For the Years Ended December 31,
	2010	2009

Net cash used by operating activities:	$(2,082,243)	$(1,045,309)

Net cash used by investing activities:	$(97,956)	$(61,166)

Net cash provided by investing activities:	$3,520,000	$1,185,500

For the years ended December 31, 2010 and 2009, we incurred losses from operations of $(3,800,757) and $(1,220,680), respectively. Since inception, we have financed our operations and capital expenditures through private sales of equity securities, existing cash balances and cash generated from operations. We had $1,511,057 of cash and cash equivalents on hand at December 31, 2010.

Net cash used in operating activities for the year ended December 31, 2010 was $(2,082,243) compared to $(1,045,309) for the year ended December 31, 2009. Cash used in 2010 operations consisted primarily of funding scheduled flight operations, administration expenses, public company costs and a portion of the net loss for 2010. Cash used in 2009 operations consisted primarily of funding the ramp up of flight operations, administration cost and a portion of the net loss for 2009.

Net cash used in investing activities for the year ended December 31, 2010 was $(97,956) compared to $(61,166) for the year ended December 31, 2009. The use of cash in investing activities for both years was primarily for purchases of property and equipment, web site and on-line reservation system development and the further build-out of our lounges.

Net cash provided by financing activities for the year ended December 31, 2010 was $3,520,000 compared to $1,185,500 for the year ended December 31, 2009. The cash provided in 2010 was from completing a $1,250,000 unsecured, convertible debenture financing with a group of investors and proceeds from the private placement sale of $2,270,000 in common stock. The cash provided in 2009 was primarily from the sale of $1,195,500 in membership units (converted into no par value common stock shares, and paid-in capital as a result of the Acquisition).

Financings

During the months of June and August 2010, we entered into convertible debenture financing agreements for a $250,000 face amount, 14% convertible debenture due in June 2011 and $1,000,000 aggregate face amount, 8% convertible debentures due August 2013, with a carrying value of $304,193 net of the unamortized derivative discount of $695,807, respectively. The debentures are convertible at various conversion rates into shares of our common stock. The interest accrued is payable in cash or common stock at our option. The amount of accrued interest based on electing the payment in common stock option was $157,062 at December 31, 2010.

During the quarter ended September 30, 2010, we sold an aggregate of 1,184,831 shares of common stock to investors for total proceeds of $270,000 at an average price of approximately $0.23 per share.

During the quarter ended December 31, 2010, we sold an aggregate of 4,000,000 shares of our common stock at a price of $0.50 per share for gross cash proceeds of $2,000,000 to the Daniel T. Zagorin Trust. The closing market price on the stock on November 3, 2010 was $2.25. The foregoing securities were sold pursuant to Section 4(2) and Regulation D under the Securities Act of 1933, as amended, and have not been registered in the United States under the Securities Act or in any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

While we have been able to manage our working capital and capital expenditure needs with the current cash and equity or debt financings, additional financing is required in order to meet our current and projected cash flow requirements from operations. Based on our current cash position, projected cash receipts, expenditures and level of operations, we believe we need to raise additional funds or renegotiate existing financing facilities in order to support our operations for the next twelve months. The amount of funding required will be determined by many factors, some of which are beyond our control, and we may require funding sooner than currently anticipated or to cover unforeseen expenses. We anticipate securing any additional funding through the issuance of debt or equity securities or through renegotiation of existing financing facilities. The sale of additional common stock, preferred stock or convertible equity or debt will result in dilution to our stockholders. We have no commitment for any additional financing and we can provide no assurance that such financing will be available in an amount or on terms acceptable to us, if at all. If we are unable to obtain additional funds when they are needed or if such funds cannot be obtained on terms favorable to us or if we are unable to renegotiate existing financing facilities, we may be required to delay or scale back our operations, which could delay development and adversely affect our ability to generate future revenues.

We cannot guarantee that we will be able to obtain such financing from available sources or on acceptable terms. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and any further downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock.

Our registered independent certified public accountants have stated in their report dated March 24, 2011 that we have incurred operating losses in the last two years, and that we are dependent upon management’s ability to develop profitable operations. These factors among others may raise substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

As of June 30, 2011 and December 31, 2010, we did not have any relationships with unconsolidated entities or financial partners, such as entities often referred to as structured finance or special purpose entities that had been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Inflation

In the opinion of management, inflation will not have a material impact on our financial condition and results of our operations.

Related Party Transactions

Fees totaled $204,483, $380,000 and $240,839, for the six months ended June 30, 2011 and years ended December 31, 2010 and 2009, respectively, paid to Mr. Daniel Wiesel, our Chairman and Chief Executive Officer and Ms. Alysa Binder, our Executive Vice President and Director, for consulting, development and strategic advisory services.

In November 2010, we issued to the Daniel T. Zagorin Trust 4,000,000 shares of common stock at a price of $0.50 per share for gross proceeds of $2,000,000. The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Contractual Obligations and Commitments

The Company did not have any non-cancellable purchase obligations or commitments at June 30, 2011.

Operating Lease Commitments

The Company had one lease agreement with a term in excess of one year at June 30, 2011. Future minimum lease payments under non-cancelable operating leases with initial or remaining terms in excess of one year at June 30, 2011, were:

Period Ended June 30,	Operating Leases
2011	$60,000
2012	60,000
2013	25,000
2014	-
2015	-
Thereafter	-
Total minimum lease payments	$145,000

Employment Agreements

The Company had no employment agreements at June 30, 2011.

BUSINESS
General

The PAWS Pet Company, Inc., through its wholly-owned subsidiary, Pet Airways, Inc. operates an airline designed specifically for the comfortable and safe transportation of pets by traveling in the main cabin of the aircraft. Pet owners can book their pets on flights online at our website or can book with our agents by phone. Flights can be booked up to three months before the scheduled departure date. Payment for the flights is made with credit card. On the day of the scheduled flight, pet owners drop off their pets at one of our lounges located at the departure airport. We place the pet passengers into a pet-friendly carrier and then board the carrier into the main cabin of the aircraft. Our pet passengers fly in the main cabin of our specially-outfitted aircraft rather than, as is the case for a traditional commercial airline, flying in the cargo bay or flying as carry-on baggage placed under a passenger’s seat. After drop off, pet owners can track flight progress through our website. Throughout the flight, we monitor the air quality and temperature of our aircraft ensuring that our pet passengers are safe and comfortable at all times. We have a trained pet attendant on each flight that is responsible for monitoring our pet passengers during the flight. Upon arrival at the destination airport, we unload our pet passengers from the plane directly into one of our lounges for pick up.

As of August 5, 2011, we serve nine markets in the United States and offer weekly scheduled coast-to-coast service.

Organizational History

We were incorporated in the State of Illinois on June 6, 2005 as American Antiquities, Inc. (“AAI”). Historically, we purchased antiques and collectible items for resale, accepted items on consignment, and sold items through various auctions and third party Internet websites.

On August 13, 2010, we completed a reverse acquisition transaction through a share exchange with Pet Airways, Inc. (Florida) (the “Acquisition”), whereby AAI acquired 100% of the issued and outstanding capital stock of Pet Airways, Inc. (Florida) in exchange for 25,000,000 shares of AAI common A shares, which constituted approximately 73% of our issued and outstanding capital stock on a post-acquisition basis as of and immediately after the consummation of the Acquisition. As a result of the Acquisition, Pet Airways, Inc. (Florida) became a wholly-owned subsidiary of AAI and the controlling stockholders of Pet Airways, Inc. (Florida) became our controlling stockholders. Also, upon completion of the Acquisition, we changed our name from AAI to Pet Airways, Inc. and adopted the ticker symbol “PAWS” to trade on the OTCQB Market Tier (“OTCQB”). The OTCQB market tier helps investors identify companies that are current in their reporting obligations with the Securities and Exchange Commission (the “SEC”). OTCQB securities are quoted on OTC Markets Group's quotation and trading system. On July 27, 2011, we filed Articles of Amendment to amend our Articles of Incorporation to change our name to The PAWS Pet Company, Inc.

The share exchange transaction was treated as a reverse acquisition, with Pet Airways, Inc. (Florida) as the acquirer and The PAWS Pet Company, Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of The PAWS Pet Company, Inc. and its predecessors. For accounting purposes, the acquisition of Pet Airways, Inc. has been treated as a recapitalization with no adjustment to the historical book and tax basis of the companies’ assets and liabilities.

Upon the closing of the Acquisition on August 13, 2010, Joseph A. Merkel, our former Chief Executive Officer, President and director and Kevin T. Quinlan, our former Chief Financial Officer, Controller and director, resigned. On the same day, our board of directors approved an increase in the size of our board to three board members and appointed Dan Wiesel, Alysa Binder and Andrew Warner to our board of directors at the effective time of the resignation of Messrs. Merkel and Quinlan, to fill the vacancies created by their resignation. In addition, our board of directors appointed Mr. Wiesel as our Chief Executive Officer and Ms. Binder as our Executive Vice President effective immediately at the closing of the Acquisition.

Description of Market

We believe that pet owners who want to travel with their pets are faced with limited, and sometimes dangerous, transportation choices. Pets too big to fit under the seat are relegated to traveling in the airplane’s cargo hold. Our pet passengers fly in the specially equipped main cabin of our aircraft, which is climate-controlled, and supplied with an ample amount of fresh circulating air. Also, the pet attendant constantly monitors our pet passengers for the duration of each flight. Pet Airways offers dedicated routes within the United States with lounges that are located away from the main passenger terminals of the aircraft. Our lounges tend to be located either in or close to the cargo terminals of the airport.

The number of pets we can carry per flight can vary based on the size of pet, but generally we can carry around 40 pets per flight. We carry mainly dogs and cats. We can carry pets of all sizes from small dogs and cats weighing less than 15 lbs. to dogs that weigh 180 lbs. and have maximum height from the ground to shoulder of 34 inches.

We do not own our aircraft. We have a relationship with Suburban Air Freight, Inc. based in Omaha, Nebraska who have two aircraft configured to carry our pets. We currently fly one aircraft per week on our coast-to-coast service. We rely on Suburban Air to provide the aircraft, pilot and ensure the aircraft complies with all appropriate FAA regulations. We do not have a written agreement with Suburban however under the non-written agreement, provides the aircraft, pilot, ensures the aircraft complies with all appropriate FAA regulations and operates the flights according to our schedule. Suburban invoices us on a weekly basis for these services including the cost of the pilot, providing the aircraft, airport fees and fuel costs. Weekly Invoices from suburban are in the range of $36,000 to $40,000 per week on the Los Angeles to New York to Los Angeles route, and $53,000 to $63,000 per week for the Los Angeles to Fort Lauderdale to Los Angeles route.

As of August 30, 2011, we serviced nine markets:

	Market Served	Airport
•	Atlanta	DeKalb–Peachtree Airport, Atlanta, GA.
•	Baltimore	Baltimore/Washington International Airport, Baltimore, MD
•	Chicago	Midway Airport, Chicago, IL.
•	Denver	Rocky Mountain Metropolitan Airport, Broomfield, CO.
•	Fort Lauderdale	Hollywood International Airport, Fort Lauderdale, FL.
•	Los Angeles	Hawthorne Executive Airport, Hawthorne, CA.
•	New York	Republic Airport, Farmingdale, NY.
•	Omaha	Epply Airport, Omaha, NE.
•	Phoenix	Falcon Field Airport, Mesa, AZ.

With the exception of Omaha, we are either a tenant or a sub-tenant of the respective airport authority. At Omaha, we have access to office and hanger space at the Suburban Air facility as part of our agreement with Suburban Air. Suburban Air is responsible for all flight operations aspects at the airports, including air traffic control and landing rights. Any fees associates with landing are paid by Suburban Air who in turn invoices us on a weekly basis.

In addition to Pet Airways operations, we evaluate additional pet related products and services that we could add to broaden our product offering. These may include the sale of non-transportation related pet products and services such as pet foods, pet supplements, pet toys, pet clothing and medical services for pets.  However, there can be no assurance that we will add non-transportation related pet products and services to our business or that if we do, we will be successful.

We intend to add additional markets in the near term including launching operations from Orlando, Florida.  We are currently evaluating suitable space for our Orlando facility.

We believe most pet owners will be willing to drive up to two hours to use our services. Therefore, our long-term goal is to have a network of pet lounges within a 2 hour driving radius of major metropolitan populations. Our ability to meet this goal is dependent on access to additional capital.

Our Target Market

We believe that our service appeals to a wide market of pet owners, including, among others, vacationers, individuals who own multiple homes, and individuals relocating. Given our sensitivity to pet handling, we also believe that we appeal to breeders, pet rescue services and those traveling with their pets to pet shows.

Our Aircraft

We do not own any of our own aircraft. We have contracted with Suburban Air Freight, Inc. (“Suburban Air”), an air freight operator based in Omaha, Nebraska, to provide Beechcraft 1900 aircraft. We have modified the aircraft to transport our pet passengers safely and comfortably. The current configuration of our aircraft allows for the transport of approximately 40 pet passengers per flight. Based upon our relationship with Suburban Air, we believe that we can add additional planes and flight schedules to enable us to continue to grow our business and increase flight operations to meet the demand for our service. The maximum weight limit of the Beechcraft 1900 aircraft that we fly is approximately 5400 lbs.

Our Lounges

Our lounges are located at the airports we service, both departure and arrival. The lounges include a check-in desk for the pets, a waiting area for pet owners and a holding area where we keep the pets prior to boarding the aircraft. We also have secure areas where dogs can be exercised. Pet owners generally drop off their pets with us after checking in and then leave the pet in our care.

Reservations

Booking Habits

Pet owners tend to book their pets on flights within a 60 day window of the planned travel date. Occasionally, we see booking within seven days. Like a traditional commercial airline, we will fly every week regardless of the level of bookings. Since the inception of our flight operations, many of our flights have been at or near capacity, and we intend to add additional aircraft as demand increases. To the extent we have additional capacity on our flights we expect to fill such capacity by increasing the number of markets that we serve.

Flight Routes

We will fly a coast-to-coast route so as to maximize occupancy in both directions, regardless of any seasonality issues. We are currently flying coast-to-coast and stopping at cities en-route. As demand increases and we enter new markets, we expect to increase the frequency of flights and may eventually use a “hub and spoke” system for flight operations. Under this system, which is used by many of the traditional commercial airlines, we would fly to centralized hubs, based on the west coast and east coast, and fly from the particular hub to destination cities.

We currently have plans to open up operations in the following cities: Orlando, St Louis, Houston, Austin and Dallas. We are currently looking for suitable facilities in these cities. The cost associated with opening up a new facility can vary. In addition to the monthly lease cost that depends on location and size of facility but can range from approximately $3,000 per month to $9,000 per month, we can expect incur up to $30,000 in capital expenditures per facility.

The timing of opening up a new facility is dependent on a number of factors including identifying a suitable space, negotiating and executing a lease, completing any tenant improvements, staffing a facility and securing adequate capital to open and operate the facility.

We expect that we can open a new facility within 2-3 months of securing adequate financing for that location. We also expect to be able to we can open up to three facilities concurrently. We need to have sufficient capital available to finance new facilities.

If we fail to secure additional capital, cannot find an appropriate space we will not be able to open any additional facilities and open up additional flight routes.

Seasonality

We expect to experience higher customer volume in the second, third and fourth quarters of the calendar year as compared to the first quarter. The increased volumes in the middle quarters of the year coincide with vacations and holidays.

Our Competition

We believe that we are currently the only airline specifically designed for the comfortable and safe transportation of pets where pets travel in the main cabin and, as such, we do not believe we face any direct competition from other “pet-only” airlines. We do, however, face competition from other transportation providers and pet care services, including traditional commercial airlines, ground transportation services, pet concierge services, boarding facilities, and pet sitters.

Traditional Commercial Airlines

With traditional commercial airlines, small pets may travel with their owners, stowed under the seat, but most airlines will only accept one or two pets per flight. Pets too big to fit under the seat are relegated to traveling in the airplane’s cargo hold.

We believe that cargo is not an appealing way for a pet to travel. We estimate that the air temperature in a plane’s cargo hold can vary from below zero to over one hundred degrees Fahrenheit. The oxygen pressure and ventilation systems in the cargo hold are minimized to suppress potential fire hazards, which can make transport uncomfortable for pets. Our aircrafts are climate controlled, on the ground and in the air, offering ventilation and comfortable temperatures for our pet passengers at all times.

In addition, in traditional commercial airline’s aircraft, pets are classified as baggage and the pilot does not always know that they are carrying pets or live animals.  We believe that these factors contribute to pets being lost and/or injured while in transit in traditional commercial airlines.

Ground Transportation

Pet owners may utilize ground transportation services. While we believe that such services may be problematic for long distances, they may be suitable for a pet owner who is relocating but are not convenient solutions for vacationers. Typically, a coast-to-coast ground service can take between 7 and 10 days to complete.

Pet Concierge Services

Pet concierge services typically are a convenient solution in that they handle the logistics and paperwork associated with pet travel. Unfortunately, we believe that concierge services still use traditional commercial airlines and the pet is relegated to the cargo hold for the duration of the travel.

Pet Boarding and Sitters

Vacationing pet owners can use a boarding service, or leave pets at home with a pet sitter. A pet sitter comes to the owner’s home during his or her time away and gives the animal basic care and interaction. For individuals enjoying an extended vacation or travelling to a second home, this option can be both inconvenient and expensive. According to the San Francisco SPCA web site, most cats are very territorial and are easily stressed if moved to a strange environment, so we do not believe that boarding is a good option for them. Dogs, on the other hand, are very social animals, so being home alone without human companionship for 24 hours can be very upsetting for them, even if you have more than one dog.

Pricing

Our fares are competitively priced with air cargo, pet boarding and ground transport alternatives. Our average fare is $500 per flight, although flights can cost as little as $99 or more than $1,200, depending on the distance travelled and size of pet. We believe that the cost of air cargo ranges from $250 to $1,000 and the cost for a qualified pet to be taken on aircraft as a carry-on ranges from $150 to $250. Thus, we believe that our average fare range compares favorably with costs for air cargo or carry-on baggage. Alternatively, we believe ground transport can cost an average of $450 to $1,000 (e.g., pet relocation.com web site offers a minimum of $1,000), depending on distance, and pet boarding services can cost between $350 and $595 per week.

Flight Costs

The cost to us of flying the scheduled service per week depends on the route we travel and the price of fuel, but is in the range of $36,000 to $40,000 per week on the Los Angeles to New York to Los Angeles route, and $53,000 to $63,000 per week for the Los Angeles to Fort Lauderdale to Los Angeles route. These costs are invoiced to us on weekly basis by Suburban Air.

Corporate Strategy

Since our first year of operations, we believe that we have demonstrated that there is a strong demand for pet travel. Research data from the Aviation Consumer Protection and Enforcement section of the U.S. Department of Transportation indicates that over two million pets and other live animals travel by air, and most of them, due to size, must travel in the cargo hold of a traditional commercial airline’s aircraft. We believe that transporting pets and animals as cargo presents a clear danger to these pets and animals.

We provide an alternative to cargo transport for pets. Our pet passengers travel in the main cabin of our specially equipped planes where the environment is carefully controlled for maximum comfort. Additionally, all of our flights include an in-flight pet attendant to monitor the cabin environment, and the health and condition of our pet passengers.

We currently serve nine major cities throughout the United States. To date we have transported over 5,000 pets, which is only a small fraction of the pets that travel by air. Our goal is to expand our flight operations to most major cities throughout the United States so that we are within an easy drive for all pet owners. Over the long term, we may expand our operations to international markets.

Employees

As of August 30, 2011, we had 40 employees, of which 13 were full time. We are not a party to any collective bargaining agreements and we believe that our relationship with our employees is good.

Headquarters and Offices

We lease office space in San Jose, California, which is our corporate headquarters. It is used for corporate administrative functions as well as for representatives, marketing and administrative functions. The San Jose space is leased on a 3 year term.

Our Pet Lounges

As of August 30, 2011, we operated under an operating lease for the lounges at the airports we service, at both departure and arrival terminals. We lease the space in which all of our lounges are located.

Our pet lounges are established at:

	Market Served	Airport
•	Atlanta	DeKalb–Peachtree Airport, Atlanta, GA.
•	Baltimore	Baltimore/Washington International Airport, Baltimore, MD
•	Chicago	Midway Airport, Chicago, IL.
•	Denver	Rocky Mountain Metropolitan Airport, Broomfield, CO.
•	Fort Lauderdale	Hollywood International Airport, Fort Lauderdale, FL.
•	Los Angeles	Hawthorne Executive Airport, Hawthorne, CA.
•	New York	Republic Airport, Farmingdale, NY.
•	Omaha	Epply Airport, Omaha, NE.
•	Phoenix	Falcon Field Airport, Mesa, AZ.

Government Regulation

As an airline we are subject to extensive regulatory and legal compliance requirements. The costs of complying with these regulations are incurred by Suburban Air and built into their charges to us.  If there changes to existing or new regulations that impact Suburban Air, we expect that they will pass on any costs increases to us. We in turn may not be able to offset cost increases with increases in revenue that would result in an increase in our gross margin loss.

Legal Proceedings

From time to time, we are involved in legal proceedings, claims, and litigation that occur in connection with our business. We routinely assess our liabilities and contingencies in connection with these matters based upon the latest available information and, when necessary, we seek input from our third-party advisors when making these assessments. Consistent with SEC rules and requirements, we describe below material pending legal proceedings (other than ordinary routine litigation incidental to our business), material proceedings known to be contemplated by governmental authorities, other proceedings arising under federal, state, or local environmental laws and regulations (including governmental proceedings involving potential fines, penalties, or other monetary sanctions in excess of $10,000) and such other pending matters that we may determine to be appropriate.

On June 23, 2011, we filed a complaint in the Superior Court of The State of California, County of Santa Clara against Evan Bines and Alpine Capital Partners, Inc., for (a) breach of oral contract and (b) negligent misrepresentation from the breach of a contract to provide at least $2 million in financing for the Company conditional upon the Company completing a reverse merger with a public entity. We are asking the court in a jury trial for judgment against Evan Bines and Alpine Capital Partners, Inc. for (1) compensatory damages in an amount proven at trial, (2) the return of all unearned shares in the merged entity (now known as The PAWS Pet Company, Inc.) as compensation for the merger transaction, (3) consequential damages in an amount proven at trial, (4) interest commencing from the date of breach, (5) punitive and exemplary damage, (6) recoverable attorneys’ fees and (7) any other relief.

Except as noted above, there are no other proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

As of August 30, 2011, there were no other claims, actions, pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations.

MANAGEMENT

The following table sets forth the name, age and position of each of the Company's executive officers and directors were as follows:

Name	Age	Position

Dan Wiesel,	55	Chairman, Chief Executive Officer and Director

Andrew C. Warner,	48	President and Chief Financial Officer and Director

Alysa Binder,	47	Executive Vice President and Chief Development Officer and Director

Charles A. Lynch,	83	Director

Business Experience

Dan Wiesel co-founded Pet Airways in 2005 and has served as our Chairman of the Board and Chief Executive Officer since August 2009. Mr. Wiesel also served as President and Chief Financial Officer until January 2011.  From 1983 to 1985, Mr. Wiesel served as Vice President of Acquisitions for a national real estate investment company, where Mr. Wiesel was responsible for the negotiation and purchase of over $300 million in commercial real estate. Subsequently, in 1985 Mr. Wiesel founded The Wendemere Group, a real estate development firm, which built custom homes with a total value of more than $20 million. In 1990, Mr. Wiesel founded StitchIt Corporation, a manufacturer of women’s swimwear. In 1995, as principal of Interlink Recruiting, Mr. Wiesel was responsible for the creation of this boutique executive recruiting firm. Mr. Wiesel holds an MBA in Entrepreneurship from the University of Southern California and holds a private pilot’s license.  As a result of these and other professional experiences, Mr. Wiesel possesses particular knowledge and experience in business development, sales strategy and management that strengthen the board’s collective qualifications, skills, and experience.

Andrew C. Warner joined our Board of Directors in August 2010 and was appointed our President and Chief Financial Officer in January 2011. From 2009 to 2010, Mr. Warner served as Chief Financial Officer of EnergyConnect Group Inc.  Prior to that date, Mr. Warner was an independent consultant to emerging technology companies. From 2005 to 2007, Mr. Warner served as Chief Financial Officer of SmartDisk Corporation, a leading provider of storage solutions, which was sold to Verbatim in 2007. From 2003 to 2005, Mr. Warner was co-founder and Chief Executive Officer of Zio Corporation, a digital consumer electronics’ company sold to SmartDisk Corporation in 2005. From 1999 to 2003, Mr. Warner served as   Chief Financial Officer of SCM Microsystems, a publically held company in the security and consumer products market. Mr. Warner also served as Executive Vice President of the Consumer Products division as well as President of SCM Microsystems' North American operations. Prior to that, Mr. Warner held senior finance positions at Dazzle Inc. and Madge Networks N.V.  Mr. Warner is an Associate Member of the Chartered Institute of Management Accounts (UK) and holds a BA with honors from Humberside University. Mr. Warner possesses particular knowledge and experience in business development, sales strategy and management that strengthen the board’s collective qualifications, skills, and experience.

Alysa Binder co-founded Pet Airways in 2005 and has served as our Executive Vice President and Chief Development Officer since August 2009.  Ms. Binder began her career in the premium incentive industry, responsible for marketing and sales to large corporate customers. Ms. Binder later founded a retail jewelry operation, expanding the business to include custom creations for high-profile clients. In 1995, Ms. Binder founded Interlink Recruiting.. Ms. Binder is Dan Wiesel’s wife. In 2005, Ms. Binder joined Dan in founding Pet Airways. As a result of these and other professional experiences, Ms. Binder possesses particular knowledge and experience in business development, strategic planning and marketing that strengthen the board’s collective qualifications, skills, and experience.

Charles A. Lynch has served as a member of our board of directors since March 2011.  Since 1989, Mr. Lynch has served as Chairman of Market Value Partners. Prior to joining the Company’s board of directors, from 2006 to 2009, Mr. Lynch served as Chairman of Corazonas Foods Inc.  Prior to that, from 2004 to 2008, Mr. Lynch was Chairman and Chief Executive Officer of nSpired Natural Foods.  Mr. Lynch graduated from Yale University with a Bachelors of Science in industrial administration and later received an honorary doctor of laws from Golden Gate University. Mr. Lynch is the former Chairman of The California Business Roundtable, the Palo Alto Medical Foundation, and the United Way of the Bay Area. As a result of these and other professional experiences, Mr. Lynch possesses particular knowledge and experience in board practices; international business and strategic planning that strengthen the board’s collective qualifications, skills, and experience.

Directors serve at the discretion of the board of directors. Executive officers are elected by and serve at the discretion of the board of directors.

Family Relationships

Mr. Wiesel, our Chief Executive Officer and Chairman of our board of directors, and Ms. Binder, our Executive Vice President and a director, are currently married.

Audit Committee

 Due to the size of our operation, members of the board of director’s serve collectively as the Audit Committee and have primary responsibility for monitoring the quality of internal financial controls and ensuring that the financial performance of our Company is properly measured and reported on. It receives and reviews reports from management and auditors relating to the annual, periodic and interim accounts and the accounting and internal control systems in use throughout our company.

Our Audit Committee also consults with our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates’ inquiries into aspects of our financial affairs. Our Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Audit Committee meets not less than quarterly and has unrestricted access to our auditors.

Audit Committee member, Andrew Warner, will qualify as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The designation of Mr. Warner as an “audit committee financial expert” will not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our Audit Committee and our Board of Directors, and his designation as an “audit committee financial expert” pursuant to this SEC requirement will not affect the duties, obligations or liability of any other member of our Audit Committee or Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table shows the compensation for years 2010 and 2009 awarded to or earned by our Chairman and Chief Executive Officer and Executive Vice President and Chief Development Officer as of December 31, 2010.  There were no other highly compensated executive officers serving in such capacities as of December 31, 2010. The persons listed in the following Summary Compensation Table are referred to herein as the “Named Executive Officers or NEOs.”

				Stock	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(2)	($)(1)	($)
Dan Wiesel	2010	$-	$-	$50,000	$230,000	$280,000
Chairman of the Board and Chief Executive Officer	2009	$-	$-	$-	$90,000	$90,000

Alysa Binder	2010	$-	$-	$50,000	$150,000	$200,000
Executive Vice President and Chief Development Officer	2009	$-	$-	$-	$150,839	$150,839

Joseph A. Merkel	2010	-	-	-	-	-
Former Chief Executive Officer and President (3)	2009	40,000	-	-	-	40,000

Kevin T. Quinlan	2010	-	-	-	-	-
Former Chief Financial Officer and Controller (4)	2009	-	-	-	-	-

(1)
Represents payments of $230,000 and $150,000 to Mr. Wiesel and Ms. Binder, respectively, made for consulting, development and strategic advisory services in 2010. Represents payments of $90,000 and $150,839 to Mr. Wiesel and Ms. Binder, respectively, made by the predecessor company in 2009.

(2)
In May 2010, we granted to each of Mr. Wiesel and Ms. Binder 1,481,038 shares of restricted stock, all of which were fully vested upon grant.  We recorded a grant date $50,000 fair value of the awards Mr. Wiesel and Ms. Binder each received, calculated in accordance with FASB Accounting Standard Codification 718, “Compensation — Stock Compensation,” or ASC 718, as disclosed in Notes 2 and 7 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the years ended December 31, 2010 and 2009. We have not entered into any employment agreements with our named executive officers.

(3)	Mr. Merkel resigned as our Chief Executive Officer, President and as a member of our Board of Directors effective August 13, 2010.

(4)	Mr. Quinlan resigned as our Chief Financial Officer, Controller and as a member of our Board of Directors effective August 13, 2010.

We have not entered into any employment agreements with our named executive officers.   All of the 2010 compensation provided to our named executive officers in 2010 consisted of payments for consulting, management and advisory services.

Compliance with Section 16(a) of the Exchange Act

The Securities and Exchange Commission has adopted rules relating to the filing of ownership reports under Section 16 (a) of the Securities Exchange Act of 1934. Section 16(a) of the Exchange Act requires our directors, officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act to file initial reports of ownership and reports of changes in ownership with respect to our equity securities with the SEC.  All reporting persons are required by SEC regulation to furnish us with copies of all reports that such reporting persons file with the SEC pursuant to Section 16(a).  Based solely on our review of the copies of such forms received by us and upon written representations of such reporting persons, we believe that all reporting persons are in compliance with all Section 16(a) filing requirements applicable to such reporting persons, except that the Daniel T. Zagorin Trust, Ms. Binder and Mr. Wiesel failed to timely file a Form 3 and Mr. Warner failed to file a Form 3 and Form 4.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information regarding beneficial ownership of our common stock as of  August 5, 2011 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of The PAWS Pet Company, Inc., 2001 Gateway Place, Suite 410, San Jose, CA 95110.

	Amount and
	Nature of	Percent
	Beneficial	of
Name Beneficial Owner	Ownership (1)	Class (2)
Officers and Directors
Daniel Wiesel and Alysa Binder (3)	17,123,273	38.87%
Andrew C. Warner	21,675	0.05%
All officers and directors as a group (3 persons)	17,144,948	38.92%

5% Security Holders
The Daniel T. Zagorin Trust (4)	7,444,078	16.90%

(1)
Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)
A total of 44,054,961 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d) (1) as of August 5, 2011. For each beneficial owner above, any options exercisable within 60 days are included in the denominator.

(3)	Dan Wiesel and Alysa Binder are husband and wife and own their shares jointly with right of survivorship.

(4)	Daniel T. Zagorin has voting and dispositive control over the shares held by the Daniel T. Zagorin Trust.

OUTSTANDING EQUITY AWARDS AT YEAR-END

As of August 30, 2011, there were 800,000 outstanding unvested awards owned by our named executive officers. At December 31, 2010 and December 31, 2009, there were no outstanding unvested awards owned by our named executive officers.

DIRECTOR COMPENSATION

During 2010, we did not provide any compensation to our directors in connection with their services as directors. Effective March 2011, we pay each non-employee director a fee of $1,500 for each “in-person” board or committee meeting and $500 for every telephonic board or committee meeting.  All directors are reimbursed for all reasonable expenses incurred in connection with the performance of their respective duties as a director.  Our board of directors has determined that Mr. Charles Lynch is “independent” as that term is defined in Rule 4200(a) of the Nasdaq listing standards.

 TRANSACTIONS WITH RELATED PERSONS

The following includes a summary of transactions through June 30, 2011, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or approximately five percent of the average of our total assets at year end for the last two completed years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•
These fees totaled $222,500, $380,000 and $240,839, for the six months ended June 30, 2011 and years ended December 31, 2010 and 2009, respectively. For the six months ended June 30, 2011, we paid to Mr. Wiesel, our Chairman and Chief Executive Officer and Ms. Binder, our Executive Vice President and Director, the aggregate amounts of $122,500 and $100,000, respectively, for consulting, development and strategic advisory services. For the years ended December 31, 2010, we paid to Mr. Wiesel, our Chairman and Chief Executive Officer and Ms. Binder, our Executive Vice President and Director, the aggregate amounts of $230,000 and $150,000, respectively, for consulting, development and strategic advisory services.

•
In November 2010, we issued to the Daniel T. Zagorin Trust, who was at that time and remains a holder in excess of 5% of our issued and outstanding shares of common stock, 4,000,000 shares of common stock at a price of $0.50 per share for gross proceeds of $2,000,000. The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 100,000,000 shares of common stock, no par value. As of August 30, 2011, there were 44,054,961   shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of Preferred Stock, no par value. On May 27, 2011, the Company filed an amended and restated Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock (the “ Certificate of Designations ”) with the Secretary of State of the State of Illinois. A summary of the Certificate of Designations is set forth below:

Ranking and Voting. The Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (i) senior to the Common Stock, and any other classes of stock or series of preferred stock of the Company other than a class or series of preferred stock intended to be listed for trading and (ii) junior to and all existing and future indebtedness of the Company.

No right of Conversion. The Preferred Stock is not convertible into Common Stock.

Dividends and Other Distributions. Commencing on the date of issuance of any such shares of Preferred Stock, holders of Preferred Stock shall be entitled to receive dividends on each outstanding share of Preferred Stock, which shall accrue at a rate equal to 10% per annum from the date of issuance. Accrued dividends shall be payable upon redemption of the Preferred Stock. So long as any shares of Preferred Stock are outstanding, no dividends or other distributions may be paid, declared or set apart with respect to any junior securities other than dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock. After payment of dividends at the annual rates set forth above, any additional dividends declared shall be distributed ratably among all holders of Preferred Stock and Common Stock in proportion to the number of shares of Common Stock that would be held by each such holder of Preferred Stock as if the Preferred Stock were converted into Common Stock by taking the Series A Liquidation Value (as defined below) divided by the market price of one share of Common Stock on the date of distribution.

Liquidation. Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company and any liquidation preferences to the senior securities, before any distribution or payment is made to the holders of any junior securities, the holders of Preferred Stock shall first be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount with respect to the Series A Liquidation Value, after which any remaining assets of the Company shall be distributed ratably among the holders of the Preferred Stock and the holders of junior securities, as if the Preferred Stock were converted into Common Stock by taking the Series A Liquidation Value divided by the market price of one share of Common Stock on the date of distribution.

Redemption. The Company may redeem, for cash or by an offset against any outstanding note payable from the holder to the Company that was issued by the holder, any or all of the Preferred Stock at any time at a redemption price per share equal to $10,000 per share of Preferred Stock, plus any accrued but unpaid dividends with respect to such share of Preferred Stock (the “ Series A Liquidation Value ”).

The Preferred Stock has not been and will not be registered under the Securities Act and may not be transferred or sold absent registration under the Securities Act or an applicable exemption therefrom.

On June 3, 2011, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the selling security holder, pursuant to which the selling security holder agreed to purchase from the Company up to $5.0 million (the “Aggregate Preferred Stock Purchase Price”) of our newly created perpetual and non-convertible Series A Preferred Stock (the “Preferred Stock”), at a price per share of $10,000, in one or more tranches (each a “Preferred Tranche”).  The Preferred Stock participates with the common stock in any dividends or distributions or change of control transactions as further described herein.

Under the terms and subject to the conditions of the Purchase Agreement, from time to time over the two-years following the initial purchase, beginning on August 17, 2011, at the Company’s sole discretion, the Company may sell to the selling security holder, and the selling security holder will be obligated to purchase, shares of the Preferred Stock.  In order to effectuate such a sale, the Company will issue to the selling security holder, subject to the terms and conditions of the Purchase Agreement (all of which conditions are outside of the selling security holder’s control) one or more Preferred Tranche notices to purchase a certain dollar amount of such Preferred Stock (each such notice, a “Preferred Notice”).  Upon receipt of a Preferred Notice, the selling security holder will be obligated, subject to the terms and conditions specified in the Purchase Agreement (which conditions are outside of the selling security holder’s control), to purchase the Preferred Stock subject to such Preferred Notice on the 10 th trading day after the date of the Preferred Notice.  Such conditions include, but are not limited to, the following: (i) the Common Stock must be listed for trading or quoted on a trading exchange or market, (ii) the representations and warranties of the Company set forth in the Purchase Agreement must be true and correct as if made on the date of each Preferred Notice (subject, however, to the Company’s ability to update disclosure exceptions to such representations and warranties through the Company’s SEC reports), (iii) the Company must not be in breach or default of the Purchase Agreement or any agreement entered into in connection therewith (the “Transaction Documents”), or any other material agreement of the Company, (iv) there shall have occurred no material adverse effect involving the Company or its business, operations or financial condition since the date of the Initial Purchase, (v) the absence of any law or judicial action prohibiting the transactions contemplated by the Purchase Agreement, or any lawsuit seeking to prohibit or adversely affect such transactions, and (vi) all necessary governmental, regulatory or third party approvals and consents must have been obtained. The maximum amount of each Preferred Tranche is limited to a dollar amount of Preferred Stock equal to the lesser of (a) 20% of the cumulative dollar trading volume of the Common Stock for the 10 trading day-period immediately preceding the applicable Preferred Notice date and (b) $5.0 million less the amount of any previously noticed and funded Preferred Tranches. In addition, each Preferred Notice after the first Preferred Notice may not be given sooner than the trading day after the date on which the closing for the prior Preferred Tranche has occurred.

WARRANTS

 In connection with the issuance of our 8% convertible debentures, we issued warrants to purchase an aggregate of 1,000,000 shares of common stock with an exercise price of $1.00 per share expiring on August 13, 2015. The warrants contain certain provisions that protect against dilution in certain events such as stock dividends, stock splits and other similar events. In connection with the issuance of our 14% convertible debentures, we issued warrants to purchase 875,000 shares of common stock at an exercise price of $0.50 per share expiring on August 14, 2015. The warrants contain certain provisions that protect against dilution in certain events such as stock dividends, stock splits and other similar events.

On June 3, 2011, in connection with our private placement transaction, we issued to the investor a five-year warrant to purchase up to 20,476,707 shares of Common Stock at an initial Exercise Price of $1.02 per share (the “ Original Exercise Price ”). The warrant is also exercisable on a cashless basis or through the issuance by the holder of a full-recourse secured promissory note in an initial principal amount equal to the aggregate exercise price (the “ Secured Promissory Note ”). Any Secured Promissory Note issued in connection with an exercise of the warrant shall bear interest at 2% per year calculated on a simple interest basis. The entire principal balance and interest thereon shall be due and payable on the fourth anniversary of the date of the Secured Promissory Note. Any such Secured Promissory Note shall be secured by the borrower’s right, title and interest in certain securities held in the portfolio of the borrower with a fair market value equal to the principal amount of the Secured Promissory Note. Additionally, any portion of the warrant may also be exchanged for shares of Common Stock based on a Black-Scholes calculation as more fully set forth in the warrant.

The warrant contains certain provisions that protect against dilution in certain events such as stock dividends, stock splits and other similar events. In addition, the warrant has price-based anti-dilution protection in the event the Company issues securities at a value less than the Original Exercise Price, meaning the exercise price of the warrant would be adjusted  down to the lowest applicable issuance price following the issuance of the warrant to prevent dilution to the holder.  Pursuant to the warrant, any such anti-dilution adjustments shall be made on a pro-rata basis until such time as the Company has made dilutive issuances which exceed $5.0 million.

The warrant shall not be exercisable or exchangeable by the holder (or any future holder) to the extent the holder (or such future holder) or any of its affiliates would beneficially own in excess of 9.9% of the Common Stock as a result of such exercise or exchange.

REGISTRATION RIGHTS

On June 3, 2011, we entered into a Registration Rights Agreement (the “Rights Agreement”) with the investor, pursuant to which we agreed to file registration statements on Form S-1 with the Securities and Exchange Commission (“SEC”) covering the sale of the shares issued in the private placement and the shares of common stock underlying the warrant (the “Registrable Securities”). The initial registration statement, of which this prospectus is a part, must be declared effective by the SEC within 60 days of the closing and covers the sale of an aggregate of 7,000,000 of the Registrable Securities (as adjusted for any stock split, stock dividend, recapitalization, exchange or similar event or otherwise), and upon such registration statement having been utilized for the disposition of 80% of the Registrable Securities initially covered thereby, we shall prepare and, as soon as practicable, but in no event later than two (2) business days thereafter, file an additional registration statement covering the sale of an additional 7,000,000 of the Registrable Securities (as adjusted for any stock split, stock dividend, recapitalization, exchange or similar event or otherwise), and upon such registration statement having been utilized for the disposition of 80% of the Registrable Securities initially covered thereby, we shall prepare and, as soon as practicable, but in no event later than two (2) business days thereafter, file an additional registration statement covering the remaining Registrable Securities. We are required to secure the effectiveness of any such follow-on registration statement when the prior registration statement covers only a remaining 1,050,000 shares.  In any event, the parties have agreed that in light of the illiquid nature of the investment into the Company, on each day (each such day, a “Date of Determination”) after the effectiveness of this registration statement, we are required to maintain the effectiveness of a registration statement covering that number of shares equal to the lesser of (x) the quotient determined by dividing (A) twenty-five percent (25%) of the cumulative dollar trading volume of the common stock for the ten (10) trading day-period immediately prior to such Date of Determination by (B) the closing sale price of the common stock for the most recently completed trading day immediately prior to such Date of Determination and (y) the number of shares of common stock representing Registrable Securities that remain unsold by the investor.

The Rights Agreement contains certain payment requirements if the a registration statement is not filed on or before the applicable filing deadline ( a “Filing Failure”) or declared effective by the SEC by the applicable effectiveness deadline (an “Effectiveness Failure”). Additional payments will apply if a registration statement is not maintained effective with the SEC (a “Maintenance Failure”). In addition, the Company shall also be liable for certain payments if a registration statement is not properly available for use for any reason and the Company fails to file with the SEC any required reports under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“Current Public Information Failure”). Upon the occurrence of a Filing Failure, Effectiveness Failure, Maintenance Failure or Current Public Information Failure (collectively, a “Registration Rights Failure”), the Company shall be obligated to pay to each holder of Registrable Securities an amount equal to 2% of the fair market value of the Registrable Securities on the date of occurrence of each Registration Rights Failure and every 30 days thereafter until such Registration Rights Failure is cured. As of August 30, 2011, we have accured but not paid penalties of approximately $21,000 due to the fact that the registration statement has not been declared effective.

TRANSFER AGENT

Our transfer agent for our common stock is Corporate Stock Transfer, Inc. 3200 Cherry Creek Dr. South Suite 430, Denver, CO, 80209.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Illinois law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers. In addition, we have entered into indemnification agreements with our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SELLING SECURITY HOLDERS

Up to 7,000,000 shares of common stock issuable upon exercise of a warrant issued to the selling security holder are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holder.

Private Placement of Common Stock and Warrant

Each of the transactions by which the selling security holder acquired the securities from us was exempt under the registration provisions of the Securities Act as further described below:

On June 3, 2011, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the selling security holder, pursuant to which we secured $500,000 of immediate funding through the issuance and sale to selling security holder of 2,253,470 shares of the Company’s common stock (such shares being the “Initial Purchase Shares” and such purchase being the “Initial Purchase”). In connection therewith, (i) we also issued to selling security holder a warrant to purchase up to 20,476,707 shares of our common stock, and (ii) selling security holder agreed to purchase from the Company up to $5.0 million (the “Aggregate Preferred Stock Purchase Price”) of our newly created perpetual and non-convertible Series A Preferred Stock (the “Preferred Stock”), at a price per share of $10,000, in one or more tranches (each a “Preferred Tranche”).  The Preferred Stock participates with the common stock in any dividends or distributions or change of control transactions as further described herein.  In connection with the Purchase Agreement, we also agreed to issue an additional 1,126,735 shares of common stock to selling security holder on the 75 day anniversary of the Initial Purchase as consideration for executing and delivering the Purchase Agreement (the “Commitment Shares”). The Commitment Shares shall not be issued to selling security holder and shall be held in abeyance (and selling security holder shall not have the right to, or be deemed to have, beneficial ownership of such Commitment Shares) to the extent that such issuance would result in selling security holder and its affiliates owning or being deemed the beneficial owner of more than 9.99% of the then issued and outstanding common stock.  The warrant also do not permit issuance of common stock thereunder to the extent that such issuance would result in selling security holder and its affiliates owning or being deemed the beneficial owner of more than 9.99% of the then issued and outstanding common stock.  All of the foregoing was effectuated without registration under the Securities Act, in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder. These securities may not be transferred or sold absent registration under the Securities Act or an applicable exemption therefrom.

Under the terms and subject to the conditions of the Purchase Agreement, from time to time over the two-years following the Initial Purchase, beginning on August 17, 2011, at the Company’s sole discretion, the Company may sell to the selling security holder, and the selling security holder will be obligated to purchase, shares of the Preferred Stock.  In order to effectuate such a sale, the Company will issue to the selling security holder, subject to the terms and conditions of the Purchase Agreement (all of which conditions are outside of the selling security holder’s control) one or more Preferred Tranche notices to purchase a certain dollar amount of such Preferred Stock (each such notice, a “Preferred Notice”).  Upon receipt of a Preferred Notice, the selling security holder will be obligated, subject to the terms and conditions specified in the Purchase Agreement (which conditions are outside of the selling security holder’s control), to purchase the Preferred Stock subject to such Preferred Notice on the 10th trading day after the date of the Preferred Notice.  Such conditions include, but are not limited to, the following: (i) the common stock must be listed for trading or quoted on a trading exchange or market, (ii) the representations and warranties of the Company set forth in the Purchase Agreement must be true and correct as if made on the date of each Preferred Notice (subject, however, to the Company’s ability to update disclosure exceptions to such representations and warranties through the Company’s SEC reports), (iii) the Company must not be in breach or default of the Purchase Agreement or any agreement entered into in connection therewith (the “Transaction Documents”), or any other material agreement of the Company, (iv) there shall have occurred no material adverse effect involving the Company or its business, operations or financial condition since the date of the Initial Purchase, (v) the absence of any law or judicial action prohibiting the transactions contemplated by the Purchase Agreement, or any lawsuit seeking to prohibit or adversely affect such transactions, and (vi) all necessary governmental, regulatory or third party approvals and consents must have been obtained. The maximum amount of each Preferred Tranche is limited to a dollar amount of Preferred Stock equal to the lesser of (a) 20% of the cumulative dollar trading volume of the common stock for the 10 trading day-period immediately preceding the applicable Preferred Notice date and (b) $5.0 million less the amount of any previously noticed and funded Preferred Tranches. In addition, each Preferred Notice after the first Preferred Notice may not be given sooner than the trading day after the date on which the closing for the prior Preferred Tranche has occurred.

On June 3, 2011, in connection with our private placement transaction, we issued to the investor a five-year warrant to purchase up to 20,476,707 shares of common stock at an initial exercise price of $1.02 per share (the “Original Exercise Price”). The warrant is also exercisable on a cashless basis or through the issuance by the holder of a secured promissory note. Any secured promissory note issued in connection with an exercise of the warrant shall bear interest at 2% per year calculated on a simple interest basis. The entire principal balance and interest thereon shall be due and payable on the fourth anniversary of the date of the secured promissory note. Any such secured promissory note shall be secured by the borrower’s right, title and interest in certain securities held in the portfolio of the borrower with a fair market value equal to the principal amount of the secured promissory note. Additionally, any portion of the warrant may also be exchanged for shares of common stock based on a Black-Scholes calculation as more fully set forth in the warrant. The warrant contains certain provisions that protect against dilution in certain events such as stock dividends, stock splits and other similar events. In addition, the warrant has price-based anti-dilution protection in the event the Company issues securities at a value less than the Original Exercise Price, meaning the exercise price of the warrant would be adjusted down to the lowest applicable issuance price following the issuance of the warrant to prevent dilution to the holder.  Pursuant to the warrant, any such anti-dilution adjustments shall be made on a pro-rata basis until such time as the Company has made dilutive issuances which exceed $5.0 million. The warrant shall not be exercisable or exchangeable by the holder (or any future holder) to the extent the holder (or such future holder) or any of its affiliates would beneficially own in excess of 9.9% of the common stock as a result of such exercise or exchange.

On June 3, 2011, we entered into the Rights Agreement with the investor, pursuant to which we agreed to file one or more Registration Statements on Form S-1 with the SEC covering the sale of the Registrable Securities. The initial registration statement, of which this prospectus is a part, must be declared effective by the SEC within 60 days of the closing and covers the resale of an aggregate of 7,000,000 of the Registrable Securities (as adjusted for any stock split, stock dividend, recapitalization, exchange or similar event or otherwise), and upon such registration statement having been utilized for the disposition of 80% of the Registrable Securities initially covered thereby, we shall prepare and, as soon as practicable, but in no event later than two (2) business days thereafter, file an additional registration statement covering the sale of an additional 7,000,000 of the Registrable Securities (as adjusted for any stock split, stock dividend, recapitalization, exchange or similar event or otherwise), and upon such registration statement having been utilized for the disposition of 80% of the Registrable Securities initially covered thereby, we shall prepare and, as soon as practicable, but in no event later than two (2) business days thereafter, file an additional registration statement covering the remaining Registrable Securities. The Company shall be required to secure the effectiveness of any such follow-on registration statement when the prior registration statement covers only a remaining 1,050,000 shares.  In any event, the parties have agreed that in light of the illiquid nature of the investment into the Company, on each Date of Determination after the effectiveness of this registration statement, we are required to maintain the effectiveness of a registration statement covering that number of shares equal to the lesser of (x) the quotient determined by dividing (A) twenty-five percent (25%) of the cumulative dollar trading volume of the common stock for the ten (10) trading day-period immediately prior to such Date of Determination by (B) the closing sale price of the common stock for the most recently completed trading day immediately prior to such Date of Determination and (y) the number of shares of Common Stock representing Registrable Securities that remain unsold by the investor.

We are registering the shares of common stock in order to permit the selling security holder to offer the shares for sale from time to time. Except for the ownership of the common stock and the warrant issued pursuant to the Purchase Agreement, the selling security holder has not had any material relationship with us within the past three years.

The table below lists the selling security holder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling security holder. The second column lists the number of shares of common stock beneficially owned by the selling security holder, based on its ownership of shares of common stock and the warrant, as of August 30, 2011, assuming exercise or exchange of the warrant held by the selling security holder on that date but taking account of any limitations on exercise or exchange set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling security holder and does not take into account any limitations exercise or exchange of the warrant set forth therein. Because the exercise price of the warrant may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column lists the number of shares of common stock beneficially owned by the selling security holder, based on its ownership of shares of common stock and the warrant, assuming the sale of all of the shares offered by the selling security holder pursuant to this prospectus.

Under the terms of the warrant, the selling security holder may not exercise or exchange the warrant to the extent (but only to the extent) such selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.9%. The number of shares in the second column reflects these limitations. The selling security holder may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules of the SEC. The selling security holder’s percentage of ownership of our outstanding shares in the table below is based upon 44,054,961 shares of common stock outstanding as of August 30, 2011.

Ownership Before Offering				After Offering(1)
Selling Security Holder	Number of shares of common stock beneficially owned		Number of shares offered	Number of shares of common stock beneficially owned		Percentage of common stock beneficially owned
Socius CG II, Ltd.(3)	4,538,121	(1)	7,000,000	5,307,259	(2)	9.9	%(2)

(1) This number includes (a) the shares of common stock  held by the selling security holder as of August 5, 2011 and (b) the  shares  of  common stock  which  the  selling security holder had the right to acquire within 60 days  upon the  exercise or exchange of  warrant  held by the selling security holder on August 30, 2011.  In calculating the percentage  of ownership, all shares  of common stock that the  identified  person or group had the right to acquire within 60 days upon the exercise or exchange of warrants held by such selling  security holder are deemed to be outstanding  for the  purpose of  computing  the percentage of the shares of common stock owned by such person or group,  but are not deemed to be outstanding  for the purpose of computing the percentage of the shares of common stock owned by any other person or group.  Under the terms of the warrant, the selling security holder may not exercise or exchange the warrant to the extent (but only to the extent) such selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.9%. Additionally, to the extent that the issuance of 1,126,735 shares of our common stock as a commitment fee to the selling security holder would result in the selling security holder and its affiliates owning or being deemed the beneficial owner of a number of shares of our common stock which would exceed the Investor Ownership Limit, then such shares will be held in abeyance (and the selling security holder shall not have the right to, or be deemed to have, beneficial ownership of such shares) until such time, and to the extent, as the selling security holder’ beneficial ownership of such shares would not result in the selling security holder exceeding the Investor Ownership Limit, at which time such shares (and certificates therefor) shall be issued and delivered to the selling security holder and the selling security holder shall then be deemed to have beneficial ownership thereof.  Without the so-called “blocker provisions” described above (and assuming the issuance of the 1,126,735 shares of common stock as a commitment fee), the selling security holder may be deemed to have beneficial ownership of 24,356,912 shares of common stock.

(2) Represents the number of shares that will be held by the selling security holder after completion of this offering based on the assumptions that (a) all shares of common stock issuable upon exercise of the warrant held by the selling security holder which are being registered hereunder, will be sold and (b) no other shares of our common stock are acquired or sold by the selling security holder prior to completion of this offering. However, the selling security holder may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our Common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling security holder after completion of this offering or otherwise.  Under the terms of the warrant, the selling security holder may not exercise or exchange the warrant to the extent (but only to the extent) such selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.9%. Additionally, to the extent that the issuance of 1,126,735 shares of our common stock as a commitment fee to the selling security holder would result in the selling security holder and its affiliates owning or being deemed the beneficial owner of a number of shares of common stock which would exceed the Investor Ownership Limit, then such shares will be held in abeyance (and the selling security holder shall not have the right to, or be deemed to have, beneficial ownership of such shares) until such time, and to the extent, as the selling security holder’ beneficial ownership of such shares would not result in the selling security holder exceeding the Investor Ownership Limit, at which time such shares (and certificates therefor) shall be issued and delivered to the selling security holder and the selling security holder shall then be deemed to have beneficial ownership thereof. Without the so-called “blocker provisions” described above, the selling security holder may be deemed to have beneficial ownership of 17,356,912 shares of common stock.

(3) The sole stockholder of Socius CG II, Ltd. is Socius Capital Group, LLC. Sabra ICG, LLC holds all of the membership interests of Socius Capital Group, LLC and Patricia Peizer holds all of the membership interests of Sabra ICG, LLC. Voting and dispositive power with respect to the shares held by Socius CG II, Ltd. is exercised by Terren Peizer, the Managing Director of Sabra ICG, LLC, Socius Capital Group, LLC and Socius CG II, Ltd., who acts as investment advisor to these entities. Terren Peizer, Patricia Peizer, Sabra ICG, LLC and Socius Capital Group, LLC disclaim beneficial ownership with respect to the shares held by Socius CG II, Ltd.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued or issuable to the selling security holder and the shares of common stock issuable upon exercise or exchange of the warrant to permit the sale of these shares of common stock by the selling security holder thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holder may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holder may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling security holder may transfer the shares of common stock by other means not described in this prospectus. If the selling security holder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holder may pledge or grant a security interest in some or all of the warrant or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling security holder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $15,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling security holder will be entitled to contribution. We may be indemnified by the selling security holder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Fox Rothschild LLP, of 100 Park Avenue, Suite 1500, New York, NY 10017 will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

KBL LLP, of 110 Wall Street, New York, NY, 10005, an independent registered public accounting firm, has audited, as set forth in their report thereon appearing elsewhere herein, our consolidated financial statements as of December 31, 2010 and 2009.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of The PAWS Pet Company, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. Such reports and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

 The PAWS Pet Company, Inc. and Subsidiary

THE PAWS PET COMPANY, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$102,436	$1,511,057
Receivable due from credit card clearing house	50,000	123,134
Prepaid expenses	15,393	119,354
Deferred financing fees	843,957	-
Total current assets	1,011,786	1,753,545

Property and equipment, at cost	256,199	168,546
Less: accumulated depreciation and amortization	(65,933)	(38,587)
Property and equipment, net	190,266	129,959

Security deposits and other	35,313	30,787
Total assets	$1,237,365	$1,914,291

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
14% debenture	$-	$250,000
Accounts payable	145,530	550,216
Accrued expenses	1,032,326	342,159
Unearned revenue	207,930	125,603
Derivative warrant liability	13,309,860	-
Total current liabilities	14,695,646	1,267,978

Convertible debentures, face amount of $825,000 and $1,000,000, net of debt discount of $632,127 and $695,807 at June 30, 2011 and December 31, 2010, respectively.	192,873	304,193

Commitments and contingencies	-	-

Stockholders' (deficit) equity:
Series A preferred stock, 1,200,000 shares authorized, none issued and outstanding at June 30, 2011 and December 31, 2010, respectively.	-	-
Common stock, no par value, 100,000,000 shares authorized, 44,054,961 and 34,314,615 issued and outstanding at June 30, 2011 and December 31, 2010, respectively.	-	-
Additional paid-in capital	8,454,374	6,407,128
Accumulated deficit	(22,105,528)	(6,065,008)
Total stockholders' (deficit) equity	(13,651,154)	342,120
Total liabilities and stockholders' (deficit) equity	$1,237,365	$1,914,291

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE PAWS PET COMPANY, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenue	$519,273	$252,933	$911,759	$516,537
Cost of revenue	566,525	283,016	1,166,453	573,606
Gross loss	(47,252)	(30,083)	(254,694)	(57,069)

Operating expense:
Sales, general and administration	889,405	221,582	1,887,870	412,165

Loss from operations	(936,657)	(251,665)	(2,142,564)	(469,234)

Other income (expense):
Interest income	2	4	4	179
Interest expense	(77,625)	(5,752)	(486,977)	(6,767)
Loss on extinguishment of debt	(571,122)	-	(571,122)	-
Derivative warrant valuation expense, net	(12,839,860)	-	(12,839,860)	-
Other income (expense), net	(13,488,605)	(5,748)	(13,897,955)	(6,588)

Loss before income taxes	(14,425,262)	(257,413)	(16,040,519)	(475,822)
Provision (benefit) for income taxes	-	-	-	-

Net loss	$(14,425,262)	$(257,413)	$(16,040,519)	$(475,822)

Net loss per share, basic and diluted	$(0.35)	$(0.01)	$(0.40)	$(0.02)

Weighted average shares used in calculation of basic and diluted net loss per share	41,175,742	30,548,060	40,397,966	29,114,911

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE PAWS PET COMPANY, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended June 30,
	2011	2010
		(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,040,519)	$(475,822)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,346	3,923
Derivative warrant valuation expense, net	12,839,860	-
Loss on extinguishment of 14% debenture	571,122	-
Accelerated amortization of debt discount from conversion of debenture	325,399	-
Amortization of debt discount	80,913	-
Warrants issued in lieu of cash for services rendered by non-employees	169,062	-
Common shares issued in lieu of cash for services rendered by non-employees	-	97,431
Common shares issued in lieu of cash compensation to employees	-	129,066
Changes in certain assets and liabilities:
Receivable due from credit card clearing house	73,134	-
Prepaid expenses	103,961	-
Security deposits and other	(4,526)	(12,166)
Accounts payable	(404,686)	(55,806)
Accrued expenses	355,639	149,689
Unearned revenue	82,327	(94,616)
Net cash used in operating activities	(1,820,968)	(258,301)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(87,653)	(13,000)
Net cash used in investing activities	(87,653)	(13,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	500,000	-
Proceeds from issuance of debt	-	750,000
Net cash provided by financing activities	500,000	750,000
Net change in cash and cash equivalents	(1,408,621)	478,699
Cash and cash equivalents at beginning of period	1,511,057	171,257
Cash and cash equivalents at end of period	$102,436	$649,956

Supplementary disclosure of cash flow information
Cash paid during the year for:
Income taxes	$800	$-
Interest expense	$-	$1,794
Non-cash transactions:
Deferred financing fees	$843,957	$-
Conversion of 8% convertible debentures to 1.3 million shares of common stock	$525,000	$-
Derivative warrant valuation APIC component	$470,000	$-
Issuance of 14% convertible debenture with warrants in exchange for 14% debenture	$350,000	$-
Derivative liability discount from issuance of 14% convertible debenture with warrants	$342,632	$-
Extinguishment of 14% debenture exchanged for 14% convertible debenture	$250,000	$-
Common shares issued in 2011 for services rendered in 2010 by non-employees	$298,824	$-
Common shares issued in 2011 in lieu of cash for 2010 interest due	$157,062	$-
Common shares issued in 2011 in lieu of cash for 2011 interest due	$73,442	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE PAWS PET COMPANY, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of The PAWS Pet Company, Inc. (“The PAWS Pet Company, Inc. or Company”), and its wholly owned subsidiary Pet Airways, Inc., have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the rules and regulations of the Securities and Exchange Commission for interim financial information. In the opinion of the Company’s management, the accompany condensed consolidation financial statements reflect all adjustments, consisting of normal, recurring adjustments, considered necessary for a fair presentation of the results for the interim periods ended June 30, 2011 and 2010. Although management believes that the disclosures in these unaudited condensed consolidated financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities Exchange Commission. Financial results for The PAWS Pet Company, Inc. and airlines in general, can be seasonal in nature. In recent years, The PAWS Pet Company, Inc. revenues, as well as its overall financial performance, have been better in its second and third quarters than in its first and fourth quarters. Air travel is also significantly impacted by, but not limited to general economic conditions, the amount of disposable income available to consumers and unemployment levels. The results for the six and three months ended June 30, 2011 are not necessarily indicative of the results to be expected for the year ending December 31, 2011. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2010.

Certain prior period amounts have been reclassified to conform to the current presentation.  These reclassifications had no impact on the consolidated financial position, results of operations and net cash flows from operations.

Going Concern Matters

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company does not presently have adequate cash from operations or financing activities to meet its long-term financing needs.  For the periods ended June 30, 2011 and December 31, 2010, the Company had $102,436 and $1,511,057, respectively, in cash and cash equivalents to use in executing its business plan.  For the six months ended June 30, 2011, the Company generated $911,759 in revenues and recorded a net loss of $(16,040,519) including non-cash charges of $(12,839,860) in derivative warrant valuation expense from the issuance of a warrant and $(571,122) in loss on extinguishment of debt.  For the year ended December 31, 2010, the Company generated $1,348,491 in revenues and recorded a net loss of $(4,055,905). As a result of these and other factors, the Company’s independent registered accountants have included an explanatory paragraph in their audited consolidated financial statements and footnotes in the Annual Report on Form 10-K for the year ended December 31, 2010 as to the substantial doubt about the Company’s ability to continue as a going concern.  As further described in Footnote 2 “Equity” to the unaudited condensed consolidated financial statements, on June 3, 2011 the Company issued 2,253,470 common shares and a warrant to purchase 20,476,707 common shares at a price of $1.02 per share to Socius CG II, Ltd. (“Socius”) for cash of $500,000 and secured an equity line of credit for up to $5 million subject to the Company meeting certain conditions.  If the Company does not meet the conditions permitting drawdowns against the equity line, it will require up to $3 million in additional working capital to continue its operations during the next 12 months and to support its long-term growth strategies, so as to enhance its service offerings and benefit from economies of scale. The Company’s working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business and competition in the markets it serves. The Company, provided Socius gives its consent, may seek any necessary funding through one or more sources and credit facilities, if available, or through the sale of debt or issuance of additional equity securities. However, there is no assurance that funding of any type would be available to the Company, or that it would be available at rates and on terms and conditions that would be financially acceptable and viable to the Company or Socius in the long term. If the Company is unable to raise any necessary additional financing when needed, the Company may be required to suspend operations, sell assets or enter into a merger or other combination with a third party, any of which could adversely affect the value of its no par value, common stock (“common stock”), or render it worthless. If the Company issues additional debt or equity securities, such securities may enjoy rights, privileges and priorities (including but not limited to coupon rates, conversion rights, rights to fixed or preferential dividends, anti-dilution rights or preference as to the distribution of assets upon a liquidation) superior to those enjoyed by holders of the Company’s common stock, thereby diluting the value of the Company’s common stock.

The Company’s prospects must be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly given that the Company has limited financial resources. The Company may not be successful in addressing such risks and difficulties.

Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly given that we have limited financial resources. We may not be successful in addressing such risks and difficulties.

Business Overview

The PAWS Pet Company, Inc., through its wholly owned subsidiary, Pet Airways, Inc., is an airline designed specifically for the comfortable and safe transportation of pets by traveling in the main cabin of the aircraft. Pet owners can book their pets on flights online at our website or can book with our agents by phone. Flights can be booked up to three months before the scheduled departure date. Payment for the flights is made with credit card. On the day of the scheduled flight, the pet owner drops off their pets at one of our lounges located at the departure airport. We place the pet passengers into a pet-friendly carrier and then board the carrier into the main cabin of the aircraft. Pet passengers fly in the main cabin of our specially-outfitted aircraft rather than, as is the case for a traditional commercial airline, flying in the cargo bay or flying as carry-on baggage placed under a passenger’s seat. The number of pet passengers we can carry per flight can vary based on the size of pet passengers, but generally we can carry around 40 pet passengers per flight. We carry mainly dogs and cats. We can carry pet passengers of all sizes from small dogs and cats weighing less than 15 lbs. to dogs that weigh 180 lbs. and have maximum height from the ground to shoulder of 34 inches. After drop off, pet owners can track flight progress through our website. Throughout the flight, we monitor the air quality and temperature of our aircraft ensuring that the pet passengers are safe and comfortable at all times. We have a pet attendant on each flight that is responsible for monitoring the pet passengers during the flight. Upon arrival at the destination airport, we unload the pet passengers from the plane directly into one of our pet lounges for pick up.

We were incorporated in the State of Illinois on June 6, 2005 as American Antiquities, Inc. (“AAI”). In June 2010, we formed Pet Airways, Inc., a Florida corporation, (“Pet Airways, Inc. (Florida)”) by the conversion of successor entity Panther Air Cargo, LLC (“Panther Air”) a limited liability company. Effective the date of the conversion, Panther Air began operating as Pet Airways, Inc. (Florida). On August 13, 2010, we completed a reverse acquisition transaction through a share exchange with Pet Airways, Inc. (Florida) (the “Acquisition”), whereby AAI acquired 100% of the issued and outstanding capital stock of Pet Airways, Inc. (Florida) in exchange for 25,000,000 shares of AAI common shares, which constituted approximately 73% of its issued and outstanding capital stock on a post-acquisition basis as of and immediately after the consummation of the Acquisition.

Panther Air Cargo, LLC was formed as a limited liability company in the State of Florida in February 2005. From 2005 through 2009, Panther Air Cargo d/b/a Pet Airways, Inc. evaluated the market for pet air travel, including reservation systems and processes. It also considered whether it should own its own planes or contract with third parties. It also evaluated the optimal ways to configure the aircraft for safe pet travel and the initial markets to commence flight operations in. Pet Airways, Inc. began flight operations in July 2009 and from the period July 2009 to March 2010 operated a weekly scheduled service. In March 2010 Pet Airways, Inc. suspended flight operations to upgrade the on line reservation system and to raise additional capital. In June 2010 Pet Airways, Inc. resumed flight operation after we implemented our new reservation system and raised additional capital by issuing a series of convertible debentures, shares of common stock and warrants. Immediately prior to the Acquisition Panther Air Cargo, LLC was converted to Pet Airways, Inc., a Florida corporation.

As a result of the Acquisition, Pet Airways, Inc. (Florida) became a wholly-owned subsidiary of AAI and the controlling stockholders of Pet Airways, Inc. (Florida) became our controlling stockholders. Also, upon completion of the Acquisition, we changed our name from AAI to Pet Airways, Inc. (Illinois), (“the Company”), and commenced trading under the ticker symbol “PAWS” on the OTCQB Market Tier (“OTCQB”) and subsequently the name was changed to The PAWS Pet Company, Inc.  The OTCQB market tier of the OTC market helps investors identify companies that are current in their reporting obligations with the Securities and Exchange Commission (the “SEC”). OTCQB securities are quoted on OTC Markets Group's quotation and trading system. On July 27, 2011, we filed Articles of Amendment to our Articles of Incorporation to change our name to The PAWS Pet Company, Inc.

The share exchange transaction with the PAWS Pet Company, Inc. was treated as a reverse acquisition, with Pet Airways, Inc. (Florida) as the acquirer and the PAWS Pet Company, Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Pet Airways, Inc. and its predecessors. For accounting purposes, the acquisition of Pet Airways, Inc. has been treated as a recapitalization with no adjustment to the historical book and tax basis of the companies’ assets and liabilities.

Critical Accounting Policies and Estimates

The preparation of the Company’s unaudited condensed consolidated financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company based these estimates and assumptions on historical experience and evaluates them on an on-going basis to ensure they remain reasonable under current conditions. Actual results could differ from those estimates. Critical accounting policies and estimates are summarized below.

Revenue Recognition

We recognize revenue when the earning process is completed. In our business, the earning process is complete when the scheduled flight service, or a replacement flight service, purchased by the buyer has been delivered. Revenue from tickets sold prior to schedule flights is initially recorded as unearned revenue, net of any discounts, and is recognized as revenue in the period when the scheduled service has been provided or offered to the buyer as agreed. In the ordinary course of our business, a portion of the tickets sold are sometimes not used by the buyer on the agreed date of the flight. In such cases, for a nominal change fee, we will issue to holders of unused tickets a “voucher” which stated value can be applied toward the purchase of a flight for up to one year. Accordingly, the change fee is earned when the voucher is issued and the stated voucher value remains unearned until recorded as revenue upon the earlier of the vouchers expiration date or delivery of the flight service that it was applied to. Tickets purchased for scheduled flights that are cancelled by the Company may be refunded or applied towards another flight at the buyer's request. Refunds processed are removed from unearned revenue. Any inconvenience cost incurred by the Company for the benefit of the buyer is charged to cost of revenue when incurred. Cancelled scheduled flights requiring refunds or additional costs to accommodate the buyer’s revised travel plans have not been a significant issue since resumption of flights in June 2010. Unearned revenue consists of tickets and vouchers for future scheduled flights that have not been completed or provided as agreed.

Fees charged by the credit card processors for handling the ticket sales are recorded to cost of sales at the time the tickets are sold due to the relatively short period of time between the sale of a ticket and providing the scheduled transportation service.

Derivative Liabilities

We have utilized convertible debentures with warrants to purchase shares of common stock to settle certain liabilities and fund operations resulting in the recording of a derivative liability. Current guidance for valuing and classifying transactions of this type included ASC 470-20 "Debt with Conversion and Other Options".  Accordingly, we have used the Black-Scholes option-pricing model as our method of determining the fair value of the convertible debenture issued with a warrant. The resulting calculation of the beneficial conversion feature (BCF) and warrant equity component are recorded to additional paid in capital (“APIC”) with an offset discount to the principal value of the convertible debenture. We have used the effective yield interest method for amortizing the discount to interest expense over the maturity term of the convertible debenture. We record to interest expense the unamortized discount value associated with a debenture converted in a period.

The Company accounts for certain its Warrants (see Note 2, Equity, Socius CG II, Ltd. Financing) as derivatives under the guidance of ASC 815-10, Accounting for Derivative Instruments and Hedging Activities , and ASC 815-40, Contracts in an Entity’s Own Stock .

Contingent Liabilities

We make estimates of liabilities that arise from various contingencies for which values are not fully known at the date of the accrual or during the periodic financial planning and analysis cycle. These contingencies may include, but are not limited, to accruals for reserves for costs and awards involving legal settlements, cost associated with planned changes in workforce or operating levels, costs associated with reduced flight services from Suburban, the building out of leased premises, vacating leased premises or abandoning leased equipment, and costs involved with the discontinuance of a segment of a business. Events may occur that are resolved over a period of time or on a specific future date. Management makes estimates using the facts available of the probability of the outcomes and range of cost, if measureable, of these occurrences and charges them to expense in the appropriate periods. If the ultimate resolution of any event is different than management’s estimate caused by a change in facts or material operating assumptions, compensating entries to earnings may be required.

Stock Based Compensation

The Company applies ASC 718-10 Stock Compensation and ASC 505-50 Equity Based Payments to Non-Employees in accounting for stock options issued to employees and non-employees, respectively. For stock options and warrants issued to non-employees, the Company applies the same standard, which requires the recognition of compensation cost based upon the fair value of stock options and warrant at the grant date using the Black-Scholes option pricing model. Our determination of fair value of share-based payment awards on the date of grant using the option-pricing model is affected by our equity price as well as assumptions regarding our expected equity price volatility over the term of the awards, the selection of a risk free interest rate, the ultimate disposition of the award and the impact of the award on earnings per share. For example, in calculating the expected equity price volatility, we may consider using our historical experience only, our experience plus that of a publicly trade index volatility experience, or a blended volatility experience for public peer companies. We also evaluate carefully the expected life term of an award though the vesting of awards to date have been immediate. Finally, we attempt to use a risk free rate that is widely quoted and pertinent across a broad range of transactions.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents. The Company maintains cash and cash equivalent balances at a financial institution that is insured by the Federal Deposit Insurance Corporation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Reservation System Development Costs

The Company accounts for reservation system (“website”) development costs in accordance with Accounting Standards Codification (“ASC”) 350-50 “Website Development Costs.” All costs incurred in the planning stage are expensed as incurred. Costs incurred in the website application and infrastructure development stage are accounted for in accordance with ASC 350-50, which requires the capitalization of certain costs that meet specific criteria. Costs incurred in the day to day operation of the website are expensed as incurred.

Fair Value Measurements

The Company has adopted a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. In this valuation, the exchange price is the price in an orderly transaction between market participants to sell an asset or transfer a liability at the measurement date and fair value is a market-based measurement and not an entity-specific measurement.

The Company utilizes the following hierarchy in fair value measurements:

•	Level 1 – Inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

•
Level 2 – Inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets as well as other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 – Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

Depreciation, Amortization and Capitalization

The Company records depreciation and amortization, when appropriate, using the straight-line method over the estimated useful life of the assets (three to five years). Expenditures for maintenance and repairs are charged to expense as incurred. Additions, major renewals and replacements that increase the property's useful life are capitalized. Property sold or retired, together with the related accumulated depreciation is removed from the appropriate accounts and the resultant gain or loss is included in operating income or loss.

Long-Lived Assets

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of its trademark costs. If and when such factors, events or circumstances indicate possible impairment to its trademark costs, the Company would make an estimate of undiscounted cash flows over the remaining lives of the respective assets in measuring recoverability from future operations. The Company incurred no impairment losses during the periods presented.

Income Taxes

The Company follows FASB Accounting Standards Codification No 740, Income Taxes . Deferred tax assets or liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting basis of assets and liabilities and their tax basis at each year-end. These amounts are adjusted, as appropriate, to reflect enacted changes in tax rates expected to be in effect when the temporary differences reverse.

The Company records deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities and on operating loss carry forwards using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Recent Accounting Pronouncements

In January 2010, the FASB issued ASC Update No. 2010-06, Improving Disclosure about Fair Value Measurements (ASU 2010-06). ASU 2010-06 requires additional disclosures regarding fair value measurements, amends disclosures about post-retirement benefit plan assets and provides clarification regarding the level of disaggregation of fair value disclosures by investment class. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level 3 activity disclosure requirements that will be effective for reporting periods beginning after December 15, 2010. The adoption of this standard did not have an impact on our consolidated financial position or results of operations.

In December 2010, the FASB issued ASC Update No. 2010-29, Business Combination (ASU 2010-29). ASU 2010-29 specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. ASU 2010-29 also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. ASU 2010-29 clarify the acquisition date that should be used for reporting the pro forma financial information disclosures in Topic 805 when comparative financial statements are presented. ASU 2010-29 also improve the usefulness of the pro forma revenue and earnings disclosures by requiring a description of the nature and amount of material, nonrecurring pro forma adjustments that are directly attributable to the business combination(s). ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The adoption of this standard will not have a material impact on our consolidated financial position or results of operations.

In May 2011, the FASB issued ASC Update No. 2011-04, Fair Value Measurement (ASU 2011-04). ASU 2011-04 will result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for ASU No. 2011-04 to result in a change in the application of the requirements in Topic 820. Some of ASU 2011-04 clarifies the Board’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. ASU 2011-04 is to be applied prospectively. For public entities, ASU 2011-04 is effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The adoption of this standard will not have a material impact on our consolidated financial position or results of operations.

In June 2011, the FASB issued ASC Update No. 2011-05, Comprehensive Income (ASU 2011-05). ASU 2011-05 provides that an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. In a single continuous statement, the entity is required to present the components of net income and total net income, the components of other comprehensive income and a total for other comprehensive income, along with the total of comprehensive income in that statement. In the two-statement approach, an entity is required to present components of net income and total net income in the statement of net income. The statement of other comprehensive income should immediately follow the statement of net income and include the components of other comprehensive income and a total for other comprehensive income, along with a total for comprehensive income. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the principal of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. ASU 2011-05 should be applied retrospectively. For public entities, ASU 2011-05 is effective for fiscal years, and interim periods within those years beginning after December 15, 2011. Early adoption is permitted, because compliance with ASU 2011-05 is already permitted. ASU 2011-05 does not require any transition disclosures. The adoption of this standard will not have a material impact on our consolidated financial position or results of operations.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed consolidated financial statements.

2. Equity

Preferred Stock Authorized

On May 27, 2011, the Company filed an amended and restated Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Illinois. A summary of the Certificate of Designations is set forth below:

Ranking and Voting. The Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (i) senior to the Common Stock, and any other classes of stock or series of preferred stock of the Company other than a class or series of preferred stock intended to be listed for trading and (ii) junior to and all existing and future indebtedness of the Company.

No right of Conversion. The Preferred Stock is not convertible into Common Stock.

Dividends and Other Distributions. Commencing on the date of issuance of any such shares of Preferred Stock, holders of Preferred Stock shall be entitled to receive dividends on each outstanding share of Preferred Stock, which shall accrue at a rate equal to 10% per annum from the date of issuance. Accrued dividends shall be payable upon redemption of the Preferred Stock. So long as any shares of Preferred Stock are outstanding, no dividends or other distributions may be paid, declared or set apart with respect to any junior securities other than dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock. After payment of dividends at the annual rates set forth above, any additional dividends declared shall be distributed ratably among all holders of Preferred Stock and Common Stock in proportion to the number of shares of Common Stock that would be held by each such holder of Preferred Stock as if the Preferred Stock were converted into Common Stock by taking the Series A Liquidation Value (as defined below) divided by the market price of one share of Common Stock on the date of distribution.

Liquidation. Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company and any liquidation preferences to the senior securities, before any distribution or payment is made to the holders of any junior securities, the holders of Preferred Stock shall first be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount with respect to the Series A Liquidation Value, after which any remaining assets of the Company shall be distributed ratably among the holders of the Preferred Stock and the holders of junior securities, as if the Preferred Stock were converted into Common Stock by taking the Series A Liquidation Value divided by the market price of one share of Common Stock on the date of distribution.

Redemption. The Company may redeem, for cash or by an offset against any outstanding note payable from Socius to the Company that was issued by Socius, any or all of the Preferred Stock at any time at a redemption price per share equal to $10,000 per share of Preferred Stock, plus any accrued but unpaid dividends with respect to such share of Preferred Stock (the “Series A Liquidation Value”).

Socius CG II, Ltd. Financing

On June 3, 2011, the Company entered into a securities purchase agreement with Socius CG II, Ltd. (“Socius”), pursuant to which we secured $500,000 of immediate funding through the issuance and sale of 2,253,470 shares of common stock and a warrant to purchase up to 20,476,707 shares of common stock at an initial exercise price of $1.02 (subject to anti-dilution adjustment).  In addition, Socius agreed to purchase up to an additional $5 million in non-convertible Series A Preferred Stock (“Preferred Stock”) from the Company over the next two years, subject to the Company meeting certain conditions.

Subject to the terms and conditions of the securities purchase agreement, beginning 75 days after the closing of the initial purchase, at the Company’s sole discretion, the Company may submit to Socius a tranche notice to purchase a certain dollar amount of the Company’s Preferred Stock at $10,000 per share. The maximum amount that may be funded under any tranche cannot exceed 20% of the cumulative trading volume of the common stock for the 10 trading day-period prior to the applicable tranche notice date.

In connection with the securities purchase agreement, the Company agreed to issue on the 75 day anniversary of the initial purchase by Socius , 1,126,735 shares of common stock to Socius as consideration for executing the securities purchase agreement. The fair value of the consideration was estimated at $788,708 using the June 3, 2011 common stock closing price of $0.70 per share and was recorded as accrued expense and realized as financing cost charged to additional paid in capital (“APIC”).

In addition, with the closing of the Socius financing, the Company approved the issuance of an aggregate of 1,800,000 shares of common stock as contingent consideration valued at $1,260,000 using the June 3, 2011 common stock closing price of $0.70 per share to two non-employee consultants. The share issuance was recorded as APIC and as financing cost charged to APIC.

In connection with the issuance of the warrant to purchase up to 20,476,707 shares of common stock at an initial exercise price of $1.02 (subject to full ratchet, anti-dilution adjustment), using the Black-Scholes option-pricing model that valued the warrants at $0.70 and $0.65 per share at June 3 and June 30, 2011 respectively, the Company recorded a charge to operations of $12,839,860 and to additional paid in capital of $470,000.  The value of the derivative warrant liability is $13,309,860 at June 30, 2011.  In connection with this transaction the Company recorded deferred financing fees of $843,957.

Common Stock Issued

In January 2011, the Company issued an aggregate of 188,939 shares of common stock valued, using the closing stock price, at $288,143 as compensation for services rendered by non-employees and 1,300,000 shares of common stock pursuant to the conversion of aggregate $525,000 principal amount of the 8% convertible debentures.

On February 14, 2011, the Company elected to issue 104,708 shares of common stock valued, using the closing stock price, at $157,062 in lieu of cash to satisfy the interest payable at January 1, 2011 to the convertible debentures holders.

On February 15, 2011, the Company issued 8,545 shares of common stock valued, using the Black Scholes pricing option model, of $10,681 as compensation for services rendered by non-employees.

On June 3, 2011, the Company issued 2,253,470 shares of common stock to Socius for cash consideration of $500,000 and 1,800,000 shares of common stock valued, using the closing stock price, at $1,260,000 for financing fees paid to non-employees.

On June 6, 2011, the Company elected to issue 40,884 shares of common stock valued, using the closing stock price, at $44,973 in lieu of cash to satisfy the interest payable at April 1, 2011 to the convertible debentures holders.

On June 30, 2011, the Company elected to issue 43,800 shares of common stock valued, using the closing stock price, at $28,469 in lieu of cash to satisfy the interest payable at July 1, 2011.

Warrants

On January 4, 2011, the Company issued a warrant with an exercise price of $1.00 for the purchase of 100,000 shares of common stock valued at $1.50 per share using the Black-Scholes option-pricing model, or $150,000, as settlement of services rendered by non-employee in 2010.

On February 4, 2011, the Company issued a warrant with an exercise price of $1.00 purchase of 16,575 shares of common stock valued at $1.15 per share using the Black-Scholes option-pricing model, or $19,061, as settlement of services rendered by non-employee in 2010.

The aggregate intrinsic value of the warrants for purchase of common stock related to Socius, non-employees and the convertible debentures outstanding of 23,168,282 and 1,700,000 shares is $981,250 and $850,000 at June 30, 2011 and December 31, 2010, respectively.

Stock Incentive Plan

In 2010 , we adopted our Stock Incentive Plan (the "Plan"). Under the Plan, at June 30, 2011 we had 4,000,000 shares approved and reserved and at December 31, 2010 we had 4,000,000 shares reserved for the issuance of stock options to employees, officers, directors and outside advisors. Under the Plan, the options may be granted to purchase shares of our common stock at fair market value at the date of grant.

We have not issued any options under the Stock Incentive Plan as of June 30, 2011. (See footnote 6 “Subsequent Events”).

3. Debt Obligations

Extinguishment of 14% Debenture

In June 2010, Pet Airways, Inc. (Florida) issued a $250,000 principal amount unsecured debenture, with an interest rate of 14% per annum and a maturity date of June 18, 2011 (“14% debenture”). Interest on the 14% debenture is payable quarterly starting January 1, 2011. At the Company’s option, interest due may be settled in cash or shares of Company common stock.

On June 3, 2011, The PAWS Pet Company, Inc. (Illinois) extinguished the $250,000 principal amount 14% debenture in exchange for a $350,000 principal amount convertible debenture with a coupon interest rate of 14% per annum, a conversion price of $0.50 per share of common stock and a maturity date of August 14, 2013 (“14% convertible debenture”) and a detached warrant for the purchase of 875,000 shares of common stock at an exercise price of $0.50 per share with an expiration date of June 3, 2016. The extinguishment of the $250,000 principal amount 14% debenture resulted in a total loss on the extinguishment of debt of $571,122 including $10,128 of accrued interest payable.

The 14% convertible debenture and detached warrant issued above is subject to derivative liability accounting. Using the Black-Scholes option pricing model, a fair value of the debenture’s beneficial conversion feature and warrant component derivative was determined to be $342,632 and has been recorded as APIC and debt discount. Using the Black-Scholes option pricing model, a fair value of the detached warrant was determined to be $481,250 and has been recorded as APIC and element of the total loss on the extinguishment of debt.

Convertible Debentures

In August 2010, in a series of transactions, the Company issued five unsecured, convertible debentures, with an aggregate principal balance of $500,000, with interest rates of 8% per annum and a maturity date of August 2013. The debentures are convertible into shares of the Company’s stock at a conversion price of $0.50 per share. Also, in August 2010, the Company issued an unsecured, convertible debenture in the principal amount of $500,000 with an interest rate of 8% and a maturity date of August 2013. The debenture is convertible into shares of the Company’s stock at a conversion price of $0.40 per share. Interest on the above debentures is payable quarterly. At the Company’s option, interest due may be settled in cash or shares of Company common stock.

In January 2011, the debenture holders of aggregate $525,000 principal amount of 8% convertible debentures elected to convert their debentures into 1,300,000 shares of common stock.

At June 30, 2011, an aggregate of $475,000 and $350,000 principal amount 8% and 14% convertible debentures, respectively, were outstanding.

At June 30, 2011 and December 31, 2010, the aggregate $825,000 and $1,000,000 convertible debentures if-converted shares of common stock issuable at conversion rates ranging from $0.40 to $0.50 per share resulted in 1,825,000 and 2,250,000 shares and have a fair market value of $1,186,250 and $3,375,000 using the common stock closing prices of $0.65 and $1.50 per share, that exceeds the aggregate principal amount of the convertible debentures by $361,250 and $2,375,000, respectively.

Debt Discount

On January 17, 2011, the Company amortized to interest expense $325,399 of the debt discount related to the conversion of aggregate $525,000 principal amount unsecured 8% convertible debentures into 1,300,000 shares of common stock.

On June 3, 2011, the Company issued a 14% convertible debenture and detached warrant that was subject to derivative liability accounting. Using the Black-Scholes option pricing model, a fair value of the debenture’s beneficial conversion feature and warrant component derivative was determined to be $342,632 and has been recorded as debt discount and APIC.

For period ended June 30, 2011, the Company amortized to interest expense using the effective interest method $68,460 and $12,453 or $80,913 of the debt discount related to the outstanding $475,000 principal amount and $350,000 principal amount convertible debentures, respectively.

At June 30, 2011 and December 31, 2010, the aggregate unamortized debt discount was $632,127 and $695,807, respectively. The unamortized debt discount at June 30, 2011 is being amortized to interest expense using the effective interest method through the earlier of the conversion date or the maturity dates of the convertible debentures. The total effective interest rate on the liability component was 14 percent for the period ended June 30, 2011.

The following table summarizes the principal, unamortized debt discount and equity components of our convertible debentures derivative liability net carrying amount:

	June 30, 2011	December 31, 2010
Principal amount 8% convertible debenture	$475,000	$1,000,000
Principal amount 14% convertible debenture	350,000	-
Unamortized debt discount	(632,127)	(695,807)
Net carrying amount	$192,873	$304,193

Equity component (recognized in Additional paid-in capital)	$1,614,013	$790,131

4. Commitments and Contingencies

The Company may from time to time subject to various legal proceedings and claims arising in the ordinary course of business, including, but not limited to, ongoing examinations by the Internal Revenue Service (IRS). Consistent with SEC rules and requirements, we describe below material pending legal proceedings (other than ordinary routine litigation incidental to our business), material proceedings known to be contemplated by governmental authorities, other proceedings arising under federal, state, or local environmental laws and regulations (including governmental proceedings involving potential fines, penalties, or other monetary sanctions in excess of $10,000) and such other pending matters that we may determine to be appropriate.

On June 23, 2011, the Company filed a complaint in the Superior Court of The State of California, County of Santa Clara against Evan Bines and Alpine Capital Partners, Inc., for (a) breach of oral Contract and (b) negligent misrepresentation from the breach of a contract to provide at least $2 million in financing for the Company conditional upon the Company completing a reverse merger with a public entity. The Company is asking the court in a jury trial for judgment against Evan Bines and Alpine Capital Partners, Inc. for (1) compensatory damages in an amount proven at trial, (2) the return of all unearned shares in the merged entity (now known as The PAWS Pet Company, Inc.) as compensation for the merger transaction, (3)consequential damages in an amount proven at trial, (4) interest commencing from the date of breach, (5) punitive and exemplary damage, (6) recoverable attorneys’ fees and (7) any other relief.

Except as noted above, the Company's management has not been made aware of or party to legal proceedings, IRS examinations or asserted claims the outcome of which, individually or collectively, will have a material adverse effect on the Company's financial condition, results of operations, or cash flow. The Company offers flight insurance to its customers at different levels of coverage. The Company is self-insured and has not accrued a reserve against potential loss.

5. Net loss per share

The Company computes net loss per share in accordance with U.S. generally accepted accounting principles. Basic net loss per share is computed by dividing net loss attributable to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted net loss per share gives effect to all dilutive potential common shares outstanding during the period including stock options, warrants, and convertible debentures using the treasury stock method.

The following is a reconciliation of the weighted average number of common shares used to calculate basic net loss per share to the weighted average common and potential common shares used to calculate diluted net loss per share for the three and six months ended June 30, 2011 and 2010:

	Three months ended June 30,		Six months ended June 30,
	2011	2010 *	2011	2010 *
	(Unaudited)		(Unaudited)
Numerator:
Net loss, basic	$(14,425,262)	$(257,413)	$(16,040,519)	$(475,822)
Effect of interest expense and debt discount amortization	-	-	-	-
Net loss, dilutive	(14,425,262)	(257,413)	(16,040,519)	(475,822)
Denominator:
Weighted shares outstanding, basic	41,175,742	30,548,060	40,397,966	29,114,911
Effect of dilutive securities:
Convertible debentures and warrants (1)	-	-	-	-
Weighted shares outstanding, dilutive	41,175,742	30,548,060	40,397,966	29,114,911

Net loss per share, basic and dilutive	$(0.35)	$(0.01)	$(0.40)	$(0.02)

(1)
At June 30, 2011, excludes 24,618,282 shares for the three and six month periods, respectively, issuable upon conversion of outstanding debentures and exercise of warrants as the net effect is antidilutive.

*
For comparability during this reportable period, the shares in the denominator for the three and six month periods ended June 30, 2010 are present on a post-acquisition and post-share exchanged pro-forma basis.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
The PAWS Pet Company, Inc.

We have audited the accompanying consolidated balance sheets of The PAWS Pet Company, Inc. and its Subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management.

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.

Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The PAWS Pet Company, Inc. and its Subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the consolidated financial statements, the Company had accumulated losses of $(6,065,008) as of December 31, 2010, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 13. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KBL, LLP
New York, NY
March 24, 2011

THE PAWS PET COMPANY, INC.
CONSOLIDATED BALANCE SHEETS

	For the Year Ended December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$1,511,057	$171,256
Receivable due from credit card clearing house	123,134	-
Prepaid expenses	119,354	-
Total current assets	1,753,545	171,256

Property and equipment, at cost	168,546	70,590
Less: accumulated depreciation and amortization	(38,587)	(12,859)
Property and equipment, net	129,959	57,731

Non-current assets
Intangible assets, net	-	11,600
Security deposits	30,787	19,600
Total non-current assets	30,787	31,200
Total assets	$1,914,291	$260,187

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
14% convertible debenture	$250,000	$-
Accounts payable	550,216	67,584
Accrued expenses	342,159	21,591
Unearned revenue	125,603	94,616
Total current liabilities	1,267,978	183,791

Non-current liabilities:
8% convertible debentures, face amount $1,000,000, net of discount of $695,807	304,193	-

Commitments and contingencies:	-	-

Stockholders' equity:
Preferred stock, no par, 10,000,000 shares authorized, none issued and outstanding at December 31, 2010 and 2009.	-	-
Common stock, no par value, 100,000,000 shares authorized, 38,314,615 and 26,911,942 issued and outstanding at December 31, 2010 and 2009, respectively.	-	-
Additional paid-in capital	6,407,128	2,085,500
Accumulated deficit	(6,065,008)	(2,009,104)
Total stockholders' equity	342,120	76,396
Total liabilities and stockholders' equity	$1,914,291	$260,187

The accompanying notes are an integral part of these consolidated financial statements

THE PAWS PET COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2010	2009

Revenue	$1,348,491	$628,829
Cost of revenue	1,588,693	890,005
Gross loss	(240,202)	(261,176)

Operating expense:
Sales, general and administrative	3,560,555	959,504

Loss from operations	(3,800,757)	(1,220,680)

Other income (expense):
Interest income	185	1,973
Interest expense	(255,333)	-
Other income (expense), net	(255,148)	1,973

Loss before income taxes	(4,055,905)	(1,218,707)
(Provision) benefit for income taxes	-	-

Net loss	$(4,055,905)	$(1,218,707)

Net loss per share	$(0.13)	$(0.05)

Weighted average shares used in calculation of net loss per share	32,365,036	24,770,195

The accompanying notes are an integral part of these consolidated financial statements.

THE PAWS PET COMPANY, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2010 and 2009
	Common Stock
	No Par Value	Additional		Total
		Paid-In	Accumulated	Stockholders’
	Shares	Capital	(Deficit)	Equity
Balance, December 31, 2008 (1)	23,370,780	$890,000	$(790,397)	$99,603

Common stock issued for cash	3,541,162	1,195,500	-	1,195,500

Net loss	-	-	(1,218,706)	(1,218,706)

Balance, December 31, 2009 (1)	26,911,942	2,085,500	(2,009,103)	76,397

Common shares issued for cash	5,184,831	2,270,000	-	2,270,000

Common shares issued for services rendered by non-employees	2,881,434	247,432	-	247,432

Common shares issued in lieu of cash compensation to employees	3,336,408	129,065	-	129,065

Warrants issued for services rendered by non-employees	-	885,000	-	885,000

Fair value of warrants to purchase 1,400,000 shares of common stock, issued with $1,000,000 face value amount, 8% convertible debentures	-	790,131	-	790,131

Net loss	-	-	(4,055,905)	(4,055,905)

Balance, December 31, 2010	38,314,615	$6,407,128	$(6,065,008)	$342,120

The accompanying notes are an integral part of these consolidated financial statements.

THE PAWS PET COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVTIES:
Net loss	$(4,055,905)	$(1,218,707)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	25,728	9,207
Derivative liability discount amortization	94,324	-
Loss on write down of intangible assets	11,600	-
Common shares issued for services rendered by non-employees	247,432	-
Common shares issued in lieu of cash compensation to employees	129,065	-
Warrants issued for services rendered by non-employees	885,000	-
Changes in operating assets and liabilities:
Receivable due from credit card clearing house	(123,134)	-
Prepaid expenses	(119,354)	-
Security deposits	(11,187)	(19,600)
Accounts payable	482,633	67,584
Accrued expenses	320,568	21,591
Unearned revenue	30,987	94,616
Net cash used in operating activities	(2,082,243)	(1,045,309)

CASH FLOWS FROM OPERATING ACTIVTIES:
Purchases of property and equipment	(97,956)	(61,166)
Net cash used in investing activities	(97,956)	(61,166)

CASH FLOWS FROM FINANCING ACTIVTIES:
Proceeds from issuance of convertible debentures	1,250,000	-
Proceeds from issuance of common stock	2,270,000	-
Proceeds from issuance of LLC membership units	-	1,195,500
Other	-	(10,000)
Net cash provided by financing activities	3,520,000	1,185,500
Net change in cash and cash equivalents	1,339,801	79,025
Cash and cash equivalents at beginning of year	171,256	92,231
Cash and cash equivalents at end of year	$1,511,057	$171,256

Supplementary disclosure of cash flow information
Cash paid during the year for:
Income taxes	$-	$-
Interest expense	$3,947	$8,644
Non-cash transactions:
Surrender of LLC membership units for common stock shares	$(1,195,000)	$-
Issuance of common stock shares for LLC membership units	$1,195,000	$-
Fair value of warrants to purchase 1,400,000 shares of common stock, issued with the $1,000,000 aggregate face amount, 8% convertible debentures	$790,131	$-

The accompanying notes are an integral part of these consolidated financial statements.

THE PAWS PET COMPANY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

1.  Description of the Business

The PAWS Pet Company, Inc., through its wholly-owned subsidiary, Pet Airways, Inc. is the only airline designed specifically for the comfortable and safe transportation of pets where pets travel in the main cabin of the aircraft.  Pet owners book their pets on flights at our website (“www.petairways.com”) or can book with our agents by phone. Flights may be booked up to three months before the scheduled departure date. Payment for the flights is made with a credit card. On the day of the scheduled flight, the pet passengers are then dropped off at one of our pet lounges located at the airport, placed into a pet friendly carrier and then boarded on the aircraft. Pet passengers fly in the main cabin of our specially outfitted aircraft rather than flying in the cargo hole or flying as carry-on baggage under the seat, as required of a traditional commercial airline. We monitor the air quality and temperature of our aircraft ensuring that the pet passengers are safe and comfortable at all times throughout the flight and have an attendant on the flights who is responsible for checking the pet passengers during the flight. Upon arrival at the destination, the pet passengers is unloaded from the plane and can be picked up by the Pet Parent at the Pet Airways arrival airport pet lounge. We currently serve nine cities in the United States in a weekly coast to coast service.

The PAWS Pet Company, Inc. (formerly American Antiquities, Inc. or AAI) was originally incorporated in the State of Illinois on June 6, 2005. In August 2010, The PAWS Pet Company, Inc. completed an acquisition of Pet Airways, Inc. (Florida), a Florida corporation formed by the conversion of Panther Air Cargo, LLC, a limited liability company, pursuant to a Share Exchange Agreement (the “Acquisition”).  The Acquisition was accounted for as a recapitalization effected by a share exchange, wherein Pet Airways, Inc.  (Florida) is considered the acquirer for accounting and financial reporting purposes.  The assets and liabilities of the acquired entity have been brought forward at their book values, which were determined to be zero, goodwill was not recognized and the share exchange impact has been reflected in the opening balances of stockholders’ equity.

Following the Acquisition, we changed our name to Pet Airways, Inc. and in July 2011 to The Paws Pet Company, Inc. In July 2011, we moved our corporate headquarters from the state of Florida to the state of California.

Continuation of Company As A Going Concern

The Company has experienced net losses in each calendar quarter since our inception and, as of the year ended December 31, 2010, had an accumulated deficit of $(6,065,008). The Company incurred a net loss to common stockholders of $(4,055,905) during the year ended December 31, 2010. As a result of these conditions, the report of our independent registered accountants issued in connection with the audit of our consolidated financial statements as of and for our year ended December 31, 2010 contained a qualification raising a substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

2.  Summary of Significant Accounting Policies

Fiscal Year

The Company’s fiscal year is the twelve month period ending on December 31.

Principles of Consolidation

The consolidated financial statements presented above include the accounts of The PAWS Pet Company, Inc. and its subsidiary.  All significant inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements and related footnote disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company evaluates, on an on-going basis, its estimates and judgments, including those related to revenue recognition, bad debts, impairment of goodwill and intangible assets, income taxes, contingencies and litigation. Its estimates are based on historical experience and assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity or remaining maturity of three months or less at the date of purchase to be classified as cash and cash equivalents consisting of checking and money market accounts.  Cash and cash equivalents are stated at cost, which approximates market value, and are primarily maintained at two financial institutions.

Advertising Costs

Advertising and marketing costs of $84,403 and $2,134 were expensed as incurred in each of the years ended December 31, 2010 and 2009, respectively.

Other Receivables

Other receivables are carried at cost. They consist of amounts due from credit card companies associated with the sales of tickets for future travel.

Property and equipment

Property and equipment are stated at cost.  Depreciation of computer equipment and software is computed using the straight line method over the estimated useful lives of the assets.  Estimated useful lives of three to five years are used for computer equipment and software.  The Company constructed a number of airport based Pet Lounges during 2010 and 2009 and recorded the cost as leasehold improvements as a part of the build out of these spaces.  These leasehold improvements are recorded at cost and are being amortized over the shorter of the estimated useful lives of three years or the accompanying lease term. Property and equipment sold, retired or disposed of, together with related accumulated depreciation is removed from the appropriate accounts and the resultant gain or loss is included in income or loss.  The interest expense amount subject to capitalization during the construction period of the Pet Lounges was immaterial as of December 31, 2010 and 2009.

Long-lived assets

The Company reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for intangible and long-lived assets that management expects to hold and use is based on the fair value of the asset as estimated using a discounted cash flow model. No long-lived assets were impaired as of December 31, 2010 and 2009.

Concentrations

Payment collected is invested in money market and interest earning deposit accounts at a FDIC insured financial institution at times at levels that may exceed the $250,000 insurance limit afford each account holder.  We have contracted with Suburban Air Freight, Inc. (“Suburban Air”), an air freight operator based in Omaha, Nebraska, to provide Beechcraft 1900 aircraft for all our flights. As the Company collects payment by major credit cards from customers before or concurrent with their pet travel or services, the Company has no credit concentration risk.

Revenue Recognition

The Company recognizes revenue when it is earned. Tickets sold are initially deferred and Pawsengers™ revenue is recognized when the transportation is provided. Tickets sold but not used on the date of the flight can typically be re-used towards another flight for up to one year from the initial flight date. Tickets issues for flights that are cancelled can be refunded or can be used towards another flight. Unearned revenue is made up of tickets purchased for future flights and processed credit card transactions for ticket for future flights that have not taken place for the years ended December 31, 2010 and 2009.

Income Taxes

The Company accounts for income taxes using the asset and liability approach in accordance with ASC 740, “Accounting for Income Taxes”.  The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.  The effect on deferred taxes of a change in tax rates is recognized in operations in the period that includes the enactment date.  Due to recurring net operating losses, there has been no provision for income taxes in the periods presented. In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB ASC 740-10-25 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10-25 also provides guidance on recognition, classification, treatment of interest and penalties, and disclosure of such positions. Effective January 1, 2009, the Company adopted the provisions of ASC 740-10-25, as required. As a result of implementing ASC 740-10-25, there has been no adjustment to the Company’s consolidated financial statements and the adoption of ASC 740-10-25 did not have a material effect on the Company’s consolidated financial statements for the years ended December 31, 2010 and 2009.

Computation of Earnings per Share

In accordance with FASB ASC 260, “Earnings per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding.  Diluted loss per common share is computed in a manner similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At December 31, 2010 and 2009, the Company stock equivalents were anti-dilutive and excluded in the diluted loss per share computation.

Equity Based Award Compensation

The Company accounts for equity-based compensation under the provisions of ASC 718-10 and ASC 505-50 “Stock Compensation and Equity Based Payments to Non-Employees”. ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our Statement of Operations.

The Company uses the Black-Scholes option-pricing model as its method of valuation for share-based awards.  Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and certain other market variables such as the risk free interest rate. Equity-based compensation expense for awards to employees and non-employees recognized was $1,261,497 and $0 for the years ended December 31, 2010 and 2009, respectively.

Comprehensive Loss

The Company had no items of other comprehensive income or expense for the years ended December 31, 2010 and 2009, respectively.  Accordingly, the Company’s comprehensive loss and net loss are the same for all periods presented.

Segment Information

ASC 280, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for reporting information regarding operating segments in annual consolidated financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company operates in a single segment, internally reports the results of operations for that segment and the information disclosed herein materially represents all of the financial information related to the single operating segment.

Reclassification

The Company has made certain reclassifications to conform to prior periods’ data to the current presentation. These reclassifications had no effect on reported losses, operating ratios or ROI measurements.

Reverse Acquisition Accounting

On August 13, 2010, the Company completed a reverse acquisition transaction through a share exchange with Pet Airways, Inc. (Florida) (the “Acquisition”), whereby the Company acquired 100% of the issued and outstanding capital stock of Pet Airways, Inc. (Florida) in exchange for 25,000,000 shares of the Company’s common shares, which constituted approximately 73% of the Company’s issued and outstanding capital stock on a post-acquisition basis as of and immediately after the consummation of the Acquisition.

The share exchange transaction with the Company was treated as a reverse acquisition, with Pet Airways, Inc. (Florida) as the acquirer and the Company as the acquired party. Unless the context suggests otherwise, when the Company refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, the Company is referring to the business and financial information of Pet Airways, Inc. and its predecessors. Under GAAP guidance ASC 805-40, “Business Combinations – Reverse Acquisitions”, the Acquisition has been treated as a reverse acquisition with no adjustment to the historical book and tax basis of the companies’ assets and liabilities.

Accordingly, the effect of the Acquisition on the stockholders’ equity opening balances for common shares and additional paid-in capital has been retroactively adjusted as shown below:

	Year Ended December 31, 2009
	and 2008
	Common	Additional
	Stock	Paid-In
	No Par Value	Capital
	Shares
Balance, December 31, 2008, pre-reverse acquisition	7,890,000	$890,000
Share exchange adjustment	15,480,780	-
Balance, December 31, 2008, post-reverse acquisition	23,370,780	$890,000

Balance, December 31, 2009, pre-reverse acquisition	9,085,500	$2,085,500
Share exchange adjustment	14,285,280	-
Common stock sales, post-reverse acquisition	3,541,162	1,195,500
Balance, December 31, 2009, post-reverse acquisition	26,911,942	$2,058,588

The effect of the Acquisition on the calculation net loss per share for the year ended December 31, 2010 was not material.

Fair Value Measurement

The Company adopted the provisions of ASC 820 “Fair Value Measurements and Disclosures” on January 1, 2009, the beginning of our 2009 fiscal year. ASC 820 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy. As originally issued, it was effective for fiscal years beginning after November 15, 2007, with early adoption permitted. It does not require any new fair value measurements. It only applies to accounting pronouncements that already require or permit fair value measures, except for standards that relate to share-based payments.

On February 12, 2008, the FASB allowed deferral of the effective date of ASC 820 for one year, as it relates to nonfinancial assets and liabilities. Accordingly, our adoption related only to financial assets and liabilities. Upon adoption ASC 820, there was no cumulative effect adjustment to beginning retained earnings and no impact on the consolidated financial statements as of December 31, 2010 and 2009, respectively.

Valuation techniques considered under ASC 820 techniques are based on observable and unobservable inputs. The ASC classifies these inputs into the following hierarchy:

Level 1 inputs are observable inputs and use quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date and are deemed to be most reliable measure of fair value.

Level 2 inputs are observable inputs and reflect assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Level 2 inputs includes 1) quoted prices for similar assets or liabilities in active markets, 2) quoted prices for identical or similar assets or liabilities in markets that are not active, 3) observable inputs such as interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, credits risks, default rates, and 4) market-corroborated inputs.

Level 3 inputs are unobservable inputs and reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability based on the best information available under the circumstances.

 In October 2008, the FASB clarified the application of ASC 820 in determining the fair value of a financial asset when the market for that financial asset is not active.

The Company adopted the provisions of ASC 825, “The Fair Value Option for Financial Assets and Liabilities” , on January 1, 2009, the beginning of our 2009 fiscal year. ASC 825 permits us to choose to measure certain financial assets and liabilities at fair value that are not currently required to be measured at fair value (the “Fair Value Option”). Election of the Fair Value Option is made on an instrument-by-instrument basis and is irrevocable. At the adoption date, unrealized gains and losses on financial assets and liabilities for which the Fair Value Option has been elected are reported as a cumulative adjustment to beginning retained earnings.

Our current and non-current debentures payable obligations are valued using Level 3 inputs. The fair values of the obligations exceed their carrying cost and are fairly presented throughout our consolidated financial statements at December 31, 2010.

Accounting Standards Codification

In September 2009, FASB issued ASC 105, formerly FASB Statement No. 168, the FASB Accounting Standards Codification (“Codification”) and the Hierarchy of Generally Accepted Accounting Principles (“GAAP”), a replacement of FASB Statement No. 162 (“SFAS 168”). SFAS 168 establishes the Codification as the single source of authoritative GAAP in the United States, other than rules and interpretive releases issued by the SEC. The Codification is a reorganization of current GAAP into a topical format that eliminates the current GAAP hierarchy and establishes instead two levels of guidance authoritative and non-authoritative. All non-grandfathered, non-SEC accounting literature that is not included in the Codification will become non-authoritative. The FASB’s primary goal in developing the Codification is to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular accounting topic in one place. The Codification was effective for interim and annual periods ending after September 15, 2009. As the Codification was not intended to change or alter existing GAAP, it did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements

In February 2010, the FASB issued FASB ASU 2010-09, Subsequent Events, and Amendments to Certain Recognition and Disclosure Requirements , which clarifies certain existing evaluation and disclosure requirements in ASC 855 related to subsequent events. FASB ASU 2010-09 requires SEC filers to evaluate subsequent events through the date in which the consolidated financial statements are issued and is effectively immediately. The new guidance does not have an effect on its consolidated results of operations and financial condition.

In January 2010, the FASB issued FASB ASU 2010-06, “ Improving Disclosures about Fair Value Measurements ”, which clarifies certain existing disclosure requirements in ASC 820 as well as requires disclosures related to significant transfers between each level and additional information about Level 3 activity. FASB ASU 2010-06 begins phasing in the first fiscal period after December 15, 2009. The Company did not make nor anticipates a significant transfer between each level as of December 31. 2010.  As such, the Company does not believe this ASU will have any material impact on its consolidated financial position, results of operations or cash flows.

In January 2010, the FASB issued Update No. 2010-05 “ Compensation—Stock Compensation—Escrowed Share Arrangements and Presumption of Compensation ” (“2010-05”). 2010-05 re-asserts that the Staff of the Securities Exchange Commission (the “SEC Staff”) has stated the presumption that for certain stockholders escrowed share represent a compensatory arrangement. 2010-05 further clarifies the criteria required to be met to establish a position different from the SEC Staff’s position. The Company does not have any escrowed shares held at this time. The adoption of this update by the Company did not have any material impact on its consolidated financial position, results of operations or cash flows.

In January 2010, the FASB issued Update No. 2010-04 “ Accounting for Various Topics—Technical Corrections to SEC Paragraphs” (“2010-04”). 2010-04 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its consolidated financial position, results of operations or cash flows.

In January 2010, the FASB issued Update No. 2010-02 “Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification ” (“2010-02”) an update of ASC 810 “Consolidation.” 2010-02 clarifies the scope of ASC 810 with respect to decreases in ownership in a subsidiary to those of a: subsidiary or group of assets that are a business or nonprofit, a subsidiary that is transferred to an equity method investee or joint venture, and an exchange of a group of assets that constitutes a business or nonprofit activity to a non-controlling interest including an equity method investee or a joint venture. Management does not expect adoption of this update to have any material impact on its consolidated financial position, results of operations or operating cash flows. Management does not intend to decrease its ownership in its wholly-owned subsidiary.

 In January 2010, the FASB issued Update No. 2010-01 “Accounting for Distributions to Stockholders with Components of Stock and Cash—a consensus of the FASB Emerging Issues Task Force” (“2010-03”) an update of ASC 505 “Equity.” 2010-03 clarifies the treatment of stock distributions as dividends to stockholders and their effect on the computation of earnings per shares. The Company has not and does not intend to declare dividends for preferred or common stock holders. Management does not expect adoption of this update to have any material impact on its reportable earnings per share and consolidated financial position.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

3.  Property and Equipment

Property and equipment consist of the following at:

	For the Year Ended December 31,
	2010	2009
Equipment and furniture	$39,526	$25,190
Leasehold improvements	22,638	20,335
Lounge equipment	18,626	13,250
Website development	87,756	11,815
	168,546	70,590
Less: accumulated depreciation and amortization	(38,587)	(12,859)
Property and equipment, net	$129,959	$57,731

Depreciation and amortization expense was $25,728 and $9,207 for the years ended December 31, 2010 and 2009, respectively .

4.  Capital

Common Stock

The Company is authorized to issue up to 100,000,000 shares of common stock, no par value. There were 38,314,615 and 26,911,942 shares of common outstanding as of December 31, 2010 and 2009, respectively. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our Company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

During the year ended December 31, 2010, the Company issued an aggregate of 3,766,434 shares of common stock and warrants exercisable into common stock to consultants for services valued at $1,132,432.

During the year ended December 31, 2010, the Company issued an aggregate of 3,336,408 shares of common stock to employees for services valued at $129,065.

In 2009, the Company did not issue shares of common stock to employees or consultants for services.

Pursuant to the terms of the 8% and 14% convertible debentures (“debentures”), the Company has elected to issue shares of common stock to satisfy the accrued interest due to the debenture holders on January 1, 2011.  The accrued interest at December 31, 2010 is convertible into 104,708 common stock shares at conversion rates ranging from $0.40 to $0.50 per share.  The Company’s closing stock price was $1.50 on December 31, 2010. The resulting $157,062 common stock share value has been recognized as interest expense and accrued interest at December 31, 2010. (See Note 7 - Debt Obligations).

There were no stock warrants or stock options exercised for the years ended December 31, 2010 and 2009.

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of preferred stock, no par value. The 10,000,000 shares of preferred stock authorized are undesignated as to preferences, privileges and restrictions. As the shares are issued, the Board of Directors must establish a “series” of the shares to be issued and designate the preferences, privileges and restrictions applicable to that series. As of December 31, 2010 and 2009, there were no shares of any series of preferred stock outstanding.

5.  Private Placements

Common Stock Sale

During the calendar quarters ended March 31 and June 30, 2010, the Company sold an aggregate of 1,036,727 and 148,104, respectively, shares of common stock for cash proceeds of $270,000.

In the calendar quarters ended December 31, 2010, the Company sold 4,000,000 shares of common stock at a price of $0.50 per share for gross cash proceeds of $2,000,000 to Daniel T. Zagorin Trust.  The closing market price on November 3, 2010 was $2.25. The foregoing securities were sold in a private placement transaction pursuant to Section 4(2), Section 4(6), and Regulation D under the Securities Act of 1933, as amended and have not been registered in the United States under the Securities Act or in any other jurisdiction and may not be offered or sold in the United States absent a registration or an applicable exemption from the registration requirements.

6.  Stock Options Plan

Stock Incentive Plan

The Company has a Stock Incentive Plan (the "Plan").  Under the Plan, at December 31, 2010 and 2009, the Company had 4,000,000 and zero shares, respectively, reserved for the issuance of stock options to employees, officers, directors and outside advisors.  Under the Plan, the options may be granted to purchase shares of the Company's common equity at fair market value, as determined by the Company's Board of Directors, at the date of grant.

The Company has not issued options under the Stock Incentive Plan as of December 31, 2010 and 2009.

7.   Debt Obligations

Current 14% Convertible Debenture

In June 2010, the Company issued a $250,000 face amount unsecured, convertible debenture, with an interest rate of 14% per annum and a maturity date of June 18, 2011. The debenture is convertible into shares of the Company’s stock at conversion prices of $0.40 per share.  Interest on the above debentures is payable quarterly starting January 1, 2011. At the Company’s option, interest due may be settled in cash or shares of Company common stock.

Non-current 8% Convertible Debentures

In August, 2010, in a series of transactions, the Company issued five unsecured, convertible debentures, aggregating $500,000, with interest rates of 8% per annum and a maturity date of August 2013. The debentures are convertible into shares of the Company’s stock at conversion prices of $0.50 per share.

Also, in August 2010, the Company issued a $500,000 face amount unsecured, convertible debenture with an interest rate of 8% and a maturity date of August 2013. The debentures are convertible into shares of the Company’s stock at conversion prices of $0.40 per share.  Interest on the above debenture is payable quarterly starting January 1, 2011. At the Company’s option, interest due may be settled in cash or shares of Company common stock.

The $250,000 face amount, 14% convertible debenture with a maturity date of June 18, 2011, which at the option of the debenture holder had the option of being converted into a $250,000 face amount, 8% convertible debenture with a maturity date of August 2013, was to be issued warrants to purchase 625,000 shares of common stock upon its conversion into the 8% convertible debenture. At December 31, 2010, the conversion contingency had not been satisfied and accordingly, no fair market value for the warrants were recorded at December 31, 2010.

Pursuant to the terms of the debentures, the Company has elected to issue common stock shares to satisfy the accrued interest due to the debenture holders on January 1, 2011.  The accrued interest at December 31, 2010 is convertible into 104,708 common stock shares at conversion rates ranging from $0.40 to $0.50 per share.  The Company’s closing stock price was $1.50 on December 31, 2010. The resulting $157,062 common stock share value has been recognized as interest expense and accrued interest at December 31, 2010. (See Note 14 - Subsequent Events)
Warrants

The Company granted common stock warrants to non-employee individuals and unrelated entities to purchase 300,000 and 1,400,000 shares of common stock in May and August 2010, respectively. At the date of grant, the warrants each had a life of 5 years and were valued at $885,000 and $4,130,000, respectively, using a Black-Scholes option-pricing model with the following assumptions:

Stock Price	$2.95
Expected Term	5 years
Expected Volatility	706%
Dividend Yield	0%
Risk-Free Interest Rate	1.61%

A summary of the warrant activity for the year ended December 31, 2010 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contracted Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2009	-	$-	-	$-
Granted	1,700,000	$1.00	4.62	$850,000
Exercised	-	$-	-	$-
Expired/Cancelled	-	$-	-	$-
Outstanding at December 31, 2010	1,700,000	$1.00	4.62	$850,000
Exercisable at December 31, 2010	1,700,000	$1.00	4.62	$850,000
Weighted Average Grant Date Fair Value		$1.30

The fair market value of the 300,000 warrants issued for non-employee services at grant date is $885,000 and was expensed as share-based compensation non-employee for year ended December 31, 2010.

We determined that this transaction is subject to accounting under ASC 470-20 “ Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement”).   The fair market value of the 1,400,000 warrants issued in connection with the August 2010 issuance of $1,000,000 principal amount unsecured, 8% convertible debentures at grant date is $790,131. Accordingly, the derivative liability discount warrant value of $790,131 has been recorded as additional paid-in capital and a contra account to the $1,000,000 principal amount of the convertible debentures.

The debenture’s contractual coupon accrued interest at December 31, 2010 is $58,233.  In accordance with the terms of the debentures, the Company has elected to issue shares of common stock to satisfy the accrued interest due to the debenture holders on January 1, 2011.  The accrued interest is convertible into 104,708 shares of common stock at conversion rates ranging from $0.40 to $0.50 per share.  The Company’s closing stock price was $1.50 on December 31, 2010. The resulting $157,062 common stock value has been recognized as interest expense and accrued interest at December 31, 2010.

At December 31, 2010, the unamortized debt discount was $695,807. During the year ended December 31, 2010, the Company recognized a total of $94,324 of interest expense from the amortization of the discount on the derivative liability component. The discount on the derivative liability component will be amortized using the effective interest method through August 13, 2013.  The total effective interest rate on the liability component was 14 percent. At December 31, 2009, the Company did not have convertible debentures with warrants issued and outstanding.

The following table summarizes the principal, debt discount and equity components of our convertible debentures derivative liability carrying amount:

December 31, 2010
Principal	$1,000,000
Unamortized debt discount	(695,807)
Net carrying amount	$304,193

Equity component (recognized in Additional paid-in capital)	$790,131

At December 31, 2010, the convertible debentures if-converted shares of common stock of 2,250,000, at rates ranging from $0.40 to $0.50 per share, have a value of $3,375,000 that exceeds the principal amount of the convertible debentures by $2,375,000 using the common stock closing price of $1.50 per share.

8.  Segment Information

At December 31, 2010 and 2009, the Company operated in a single segment. Internally management reports the results of operations for that segment and the information disclosed herein materially represents all of the financial information related to the single operating segment.

 9.  Income Taxes

The provision (benefit) for income taxes for the year ended December 31, 2010 differs from the amount which would be expected as a result of applying the statutory tax rates to the income (losses) before income taxes due primarily to changes in the valuation allowance to fully reserve net deferred tax assets and also due to the fact that the Company was taxed as a partnership during January to July of 2010, resulting in no tax benefit or deferred tax asset during this period.

From August to the year ended December 31, 2010, the Company had deferred tax assets primarily consisting of its net operating loss carryforwards and capitalized start-up costs for tax purposes.  However, because of cumulative losses in several consecutive years, the Company has recorded a full valuation allowance such that its net deferred tax asset is zero.

With respect to tax years prior to the year ended December 31, 2010, the Company was taxed as a partnership.  Accordingly, all of the losses of the Company flow through to the members of the partnership and the Company has no deferred tax assets or loss carryforwards from this period.

Deferred tax assets are comprised of the following components:

	Years Ended December 31,
	2010	2009
Current:
Deferred state taxes	$(775)	$-
Accruals and reserves	14,382	-
	13,607	-

Non-current:
Property, equipment and capitalized start-up costs	120,379	-
Net operating loss carryforwards	782,724	-
Deferred state taxes	(48,691)	-
	854,412	-

Total deferred tax asset	868,019	-

Deferred tax asset valuation allowance	(868,019)	-
Net deferred tax asset	$-	$-

We must also make judgments whether the deferred tax assets will be recovered from future taxable income. To the extent that we believe that recovery is not likely, we must establish a valuation allowance. A valuation allowance has been established for deferred tax assets which we do not believe meet the “more likely than not” criteria. Our judgments regarding future taxable income may change due to changes in market conditions, changes in tax laws, tax planning strategies or other factors. If our assumptions and consequently our estimates change in the future, the valuation allowances we have established may be increased or decreased, resulting in a respective increase or decrease in income tax expense.

On July 13, 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes , effective for fiscal years beginning after Dec. 15, 2006 ("FIN 48").  FIN 48 is intended to clarify the accounting for uncertainty in income taxes recognized in an enterprise's consolidated financial statements, in accordance with FASB Statement No. 109 (FASB ASC 740), Accounting for Income Taxes , by prescribing a more-likely-than-not (i.e., greater than 50% likelihood of receiving a benefit) threshold to recognize any benefit of a tax position taken or expected to be taken in a tax return. Tax positions that meet the recognition threshold are reported in the consolidated financial statements. The guidance further provides the benefit to be realized assuming a review by tax authorities having all relevant information and applying current conventions. The interpretation also clarifies the consolidated financial statements classification of tax related penalties and interest and set forth new disclosures regarding unrecognized tax benefits. The adoption of ASC 740-10 did not have a material impact on our consolidated financial results.

At December 31, 2010, the Company had available net operating loss carryforwards of approximately $1,937,000 for federal income tax purposes.  Such carryforwards may be used to reduce consolidated taxable income, if any, in future years through their expiration in 2030 subject to limitations of Section 382 of the Internal Revenue Code, as amended.  Utilization of net operating loss carryforwards may be limited due to the ownership changes and the Company’s acquisitions.

 The effective tax rate on income (loss) before income taxes differ from the federal income tax statutory rate for the following reasons:

	For the Years Ended December 31,
Tax rate reconciliation:	2010		2009

Tax at statutory U.S. tax rates	$(1,401,218)	34.00%	414,360	-34.00%
State income tax, net of federal benefit	(83,468)	2.03%	-
Stock compensation	303,129	-7.36%	-
Loss reported on Panther partnership	348,103	-8.45%	(414,360)	34.00%
Non-deductible expenses	78,925	-1.92%	-
Valuation allowance	754,529	-18.30%	-
Total income tax provision	$-	0.00%	$-	0.00%

10.   Net Loss per Share

Net loss per share is computed based on the weighted average number of shares of common stock and potentially dilutive securities assumed to be outstanding during the period using the treasury stock method. Potentially dilutive securities consist of our convertible debt securities, stock options and warrants to purchase common stock.

11.   Commitments and Contingencies

Operating lease commitments

Rent expense charged to operations were $254,897 and $105,330 for the years ended December 31, 2010 and 2009, respectively. The Company had one lease agreement with a term in excess of one year at December 31, 2010. Future minimum lease payments under non-cancelable operating leases with initial or remaining terms in excess of one year at December 31, 2010, were:

Year End December 31,	Operating Leases
2011	$60,000
2012	60,000
2013	55,000
2014	-
2015	-
Thereafter	-
Total minimum lease payments	$175,000

Employment Agreements

The Company had no employment agreements at December 31, 2010.

12.   Legal Proceedings

There were no ongoing legal proceedings nor is the Company aware of any material un-asserted claims for the year ended December 31, 2010.  From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. The Company is currently not aware of any such legal proceedings or claims other than those mentioned above that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

 13.  Going Concern Matters

The accompanying audited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  We do not presently have adequate cash from operations or financing activities to meet our long-term financing needs.  As of December 31, 2010, we had $1,511,057 in cash on hand to use in executing our business plan.  We will require additional working capital to continue our operations during the next 12 months and to support our long-term growth strategies, so as to enhance our service offerings and benefit from economies of scale. Our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business and competition in the markets we serve. We may seek any necessary funding through one or more credit facilities, if available, or through the sale of debt or additional equity securities. However, there is no assurance that funding of any type would be available to us, or that it would be available at rates and on terms and conditions that would be financially acceptable and viable to us in the long term. If we are unable to raise any necessary additional financing when needed, we may be required to suspend operations, sell assets or enter into a merger or other combination with a third party, any of which could adversely affect the value of our common stock, or render it worthless. If we issue additional debt or equity securities, such securities may enjoy rights, privileges and priorities (including but not limited to coupon rates, conversion rights, rights to fixed or preferential dividends, anti-dilution rights or preference as to the distribution of assets upon a liquidation) superior to those enjoyed by holders of our common stock, thereby diluting the value of our common stock.

 14.  Subsequent Events

On January 4, 2011, the Company issued 25,474 shares of common stock to Suburban Air to satisfy $43,306 due from the Company for services in 2010.   The reduction to accounts payables and an increase in paid-in capital will be recorded in the first quarter of 2011.

On January 4, 2011, the Company settled with Keith M. McGruder, a consultant to the Company, to pay $15,000 in fees and to issue 100,000 warrants with an exercise price of $1.00.  The $15,000 fee was recorded to accrue expense and consulting expense as of December 31, 2010.  The warrants were valued at $150,000 or $1.50 per warrant using a Black-Scholes option-pricing model with the following assumptions:

Stock Price	$1.50
Expected Term	3 years
Expected Volatility	717.9%
Dividend Yield	0%
Risk Free Interest Rate	1.26%

The $150,000 value of the 100,000 warrants will be recorded as non-employee share-based compensation expense and increase in paid-in capital will be recorded in the first quarter of 2011.

On January 4, 2011, the Company issued 162,563 shares of common stock to James D. Dodrill, a consultant to the Company.  The shares are valued at the then $1.50 quoted trading price of the Company’s common stock or $243,845.  The $243,845 is recognized as stock-based compensation expense non-employee and an accrued liability as of December 31, 2010. The reduction to accrued liability and an increase in paid-in capital will be recorded in the first quarter of 2011.

On January 7, 2011, Peter Orr elected to convert $25,000 of his $100,000 convertible debenture with the Company (see Note 9 - Debt Obligations). The Company issued 50,000 shares of common stock.  The per share exercise price of conversion was $0.50 per share or $25,000.  The $25,000 share value will be recognized as an increase in paid-in capital in the first quarter of 2011.

On January 17, 2011, The Daniel T. Zagorin Trust elected to convert its $500,000 convertible note with the Company (see Note 9 - Debt Obligations).  The Company issued 1,276,575 shares of common stock.  At the time of the conversion, the per share exercise price of conversion was $0.40 per share or $500,000.  The $500,000 share value will be recognized as an increase in paid-in capital in the first quarter of 2011.

On January 18, 2011, Pam Seitz, a non-employee, was issued 902 shares of common stock to satisfy $992 liability due from the Company.  The price per share was based on the Company’s closing stock price of $1.10 on January 18, 2011. The $992 is recognized as stock-based compensation expense non-employee and an accrued liability as of December 31, 2010. The reduction to accrued liability and an increase in paid-in capital will be recorded in the first quarter of 2011.

On February 4, 2011, David Leadbetter, a consultant to the Company, was issued 16,575 warrants for common stock in exchange for services.  The warrants have an exercise price of $1.00.  The warrants were valued at $19,061 or $1.15 per warrant using a Black-Scholes option-pricing model with the following assumptions:

Stock Price	$1.15
Expected Term	3 years
Expected Volatility	717.9%
Dividend Yield	0%
Risk Free Interest Rate	1.31%

The fair market value of the warrants at grant date was recorded as share-based compensation expense non-employee and an increase in paid-in capital in the first quarter of 2011.

On February 14, 2011, the Company issued the unsecured, convertible debentures holders 104,708 shares of common stock to satisfy the accrued but unpaid interest expense of $157,062 due on January 1, 2011.  The $157,062 share value will be recognized as an increase in paid-in capital in the first quarter of 2011 (see Note 6 - Common Stock).

On February 15, 2011, the Company issued 8,545 shares of common stock to Kim Thornton, a consultant that provided services to the Company during 2010.  The shares are valued using a price of $1.25 the closing quoted trading price of the Company’s common stock or $10,681.  The $10,681 share value will be recognized as stock-based compensation expense non-employee and an accrued liability as of the year ended December 31, 2010.  Upon issuance of the shares, a reduction to accrued liability and an increase in paid-in capital will be recorded in the first quarter of 2011.

 THE PAWS PET COMPANY, INC.
7,000,000 Shares
Common A Stock
PROSPECTUS
            , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC registration fee	$561	*
Accounting fees and expenses	$2,000	*
Legal fees and expenses	$10,000	*
Miscellaneous	$500	*
TOTAL	$13,061

* Estimates

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Illinois law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

On June 3, 2011, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the selling security holder, pursuant to which we secured $500,000 of immediate funding through the issuance and sale to the selling security holder of 2,253,470 shares of the Company’s common stock (such shares being the “Initial Purchase Shares” and such purchase being the “Initial Purchase”). In connection therewith, (i) we also issued to the selling security holder a warrant to purchase up to 20,476,707 shares of our common stock, and (ii) the selling security holder agreed to purchase from the Company up to $5.0 million (the “Aggregate Preferred Stock Purchase Price”) of our newly created perpetual and non-convertible Series A Preferred Stock (the “Preferred Stock”), at a price per share of $10,000, in one or more tranches (each a “Preferred Tranche”).  The Preferred Stock participates with the common stock in any dividends or distributions or change of control transactions as further described herein.  In connection with the Purchase Agreement, we also agreed to issue an additional 1,126,735 shares of common stock to the selling security holder on the 75 day anniversary of the Initial Purchase as consideration for executing and delivering the Purchase Agreement (the “Commitment Shares”). The Commitment Shares shall not be issued to the selling security holder and shall be held in abeyance (and the selling security holder shall not have the right to, or be deemed to have, beneficial ownership of such Commitment Shares) to the extent that such issuance would result in the selling security holder and its affiliates owning or being deemed the beneficial owner of more than 9.99% of the then issued and outstanding common stock.  The warrant also do not permit issuance of common stock thereunder to the extent that such issuance would result in the selling security holder and its affiliates owning or being deemed the beneficial owner of more than 9.99% of the then issued and outstanding common stock.  All of the foregoing was effectuated without registration under the Securities Act, in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder. These securities may not be transferred or sold absent registration under the Securities Act or an applicable exemption therefrom.

In June 2011, we issued an aggregate of 40,884 shares of common stock in lieu of interest payable. The securities were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving a public offering.

In addition, in June 2011, we exchanged a 14% convertible debenture of our wholly-owned subsidiary, Pet Airways, Inc., with a principal balance of $250,000, convertible at a rate of $0.40 per share and a due date of June 18, 2011 for a 14% convertible debenture of ours with a principal balance of $350,000, convertible at a rate of $0.40 per share with a due date of August 14, 2013. In connection with the exchange of the convertible debenture, we issued a warrant to purchase an aggregate of 875,000 shares of our common stock with an exercise price of $0.50 per share expiring on August 14, 2015. The securities were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving a public offering.

During the six months ended June 30, 2011, we issued 197,484 shares of our common stock for services rendered by non-employees, 189,392 shares of its common stock in lieu interest payable in cash or stock, 1,300,000 shares of our common stock from the conversion of aggregate $525,000 principal amount of 8% convertible debentures and warrants valued at $169,061 for the aggregate purchase of 116,575 shares of common stock for services rendered by non-employees. The securities were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving a public offering.

During the three months ended December 31, 2010, we sold an aggregate of 4,000,000 shares of our common stock at a price of $0.50 per share for gross cash proceeds of $2,000,000 to the Daniel T. Zagorin Trust. The closing market price of the stock on November 3, 2010 was $2.25. The foregoing securities were sold pursuant to Section 4(2) and Regulation D under the Securities Act of 1933, as amended, and have not been registered in the United States under the Securities Act or in any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

In June 2010, the Company issued a $250,000 face amount unsecured, convertible debenture, with an interest rate of 14% per annum and a maturity date of June 18, 2011. The debenture is convertible into shares of the Company’s common stock at conversion prices of $0.40 per share.  Interest on the above debentures is payable quarterly starting January 1, 2011. At the Company’s option, interest due may be settled in cash or shares of Company’s common stock.

In August, 2010, in a series of transactions, the Company issued five unsecured, convertible debentures, aggregating $500,000, with interest rates of 8% per annum and a maturity date of August 2013. The debentures are convertible into shares of the Company’s stock at conversion prices of $0.50 per share.

Also, in August 2010, the Company issued a $500,000 face amount unsecured, convertible debenture with an interest rate of 8% and a maturity date of August 2013. The debentures are convertible into shares of the Company’s common stock at conversion prices of $0.40 per share.  Interest on the above debenture is payable quarterly starting January 1, 2011. At the Company’s option, interest due may be settled in cash or shares of Company’s common stock.

The $250,000 face amount, 14% convertible debenture with a maturity date of June 18, 2011, which at the option of the debenture holder had the option of being converted into a $250,000 face amount, 8% convertible debenture with a maturity date of August 2013, was to be issued warrants to purchase 625,000 shares of common stock upon its conversion into the 8% convertible debenture.

Except as expressly set forth above, the individuals and entities to which we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 16. EXHIBITS.

The following exhibits are included as part of this Form S-1. References to “the Company” in this Exhibit List mean The PAWS Pet Company, Inc., an Illinois corporation.

3.1
Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the registration statement Form SB-2, File No. 333-130446, initially filed with the SEC on December 19, 2005, as amended)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to registration statement Form SB-2, File No. 333-130446, initially filed with the SEC on December 19, 2005, as amended)

3.3	Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed with the SEC on October 25, 2010)

3.4	Articles of Amendment dated July 27, 2011 (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed with the SEC on August 4, 2011)

5.1	Opinion of Fox Rothschild LLP*

10.1
Form of Share Exchange Agreement, dated as of June 25, 2010, among the Registrant, Pet Airways, Inc., a Florida corporation (“PAWS”), the stockholders of PAWS, and Joseph A. Merkel, Kevin T. Quinlan, and Bellevue Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on July 1, 2010)

10.2	Form of 8% Convertible Debenture (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on August 17, 2010)

10.3
Form of Subscription Agreement for 8% Convertible Debentures and Share Purchase Warrants (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on August 17, 2010)

10.4	Form of Common Stock Subscription Agreement (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on November 9, 2010)

10.5	Securities Purchase Agreement, dated as of June 3, 2011 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on June 6, 2011)

10.6	Warrant to Purchase Common A Stock (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on June 6, 2011)

10.7	Amended and Restated Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed with the SEC on June 6, 2011)

10.8	Registration Rights Agreement dated June 3, 2011 (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K filed with the SEC on June 6, 2011)

10.9	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K filed with the SEC on June 6, 2011)

10.10	Form of 14% Convertible Debenture (incorporated by reference to Exhibit 10.1 to the registration statement on Form S-1 filed with the SEC on June 20, 2011)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the annual report on Form 10-K filed with the SEC on March 28, 2011)

23.1	Consent of KBL LLP

23.2	Consent of Fox Rothschild LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the annual report on Form 10-K filed with the SEC on March 28, 2011)

* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of San Jose in the State of California, on September 8, 2011.

THE PAWS PET COMPANY, INC.

By:	/s/ Dan Wiesel
Dan Wiesel
Chief Executive Officer

By:	/s/ Andrew Warner
Andrew Warner
Chief Financial Officer, Principal Financial
and Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

SIGNATURE	TITLE	DATE

/s/ Dan Wiesel	Chairman. Chief Executive Officer and Director	September 8, 2011
Dan Wiesel

	President, Chief Financial Officer and Director (Principal	September 8, 2011
/s/ Andrew Warner	Financial and Accounting Officer)
Andrew Warner

/s/ Alysa Binder	Chief Development Officer and Director	September 8, 2011
Alysa Binder

	Director	September 8, 2011
Charles A. Lynch

EXHIBIT INDEX

3.1
Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the registration statement Form SB-2, File No. 333-130446, initially filed with the SEC on December 19, 2005, as amended)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to registration statement Form SB-2, File No. 333-130446, initially filed with the SEC on December 19, 2005, as amended)

3.3	Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed with the SEC on October 25, 2010)

3.4	Articles of Amendment dated July 27, 2011 (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed with the SEC on August 4, 2011)

5.1	Opinion of Fox Rothschild LLP*

10.1
Form of Share Exchange Agreement, dated as of June 25, 2010, among the Registrant, Pet Airways, Inc., a Florida corporation (“PAWS”), the stockholders of PAWS, and Joseph A. Merkel, Kevin T. Quinlan, and Bellevue Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on July 1, 2010)

10.2	Form of 8% Convertible Debenture (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on August 17, 2010)

10.3
Form of Subscription Agreement for 8% Convertible Debentures and Share Purchase Warrants (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on August 17, 2010)

10.4	Form of Common Stock Subscription Agreement (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on November 9, 2010)

10.5	Securities Purchase Agreement, dated as of June 3, 2011 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on June 6, 2011)

10.6	Warrant to Purchase Common A Stock (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on June 6, 2011)

10.7	Amended and Restated Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed with the SEC on June 6, 2011)

10.8	Registration Rights Agreement dated June 3, 2011 (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K filed with the SEC on June 6, 2011)

10.9	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K filed with the SEC on June 6, 2011)

10.10	Form of 14% Convertible Debenture (incorporated by reference to Exhibit 10.10 to the registration statement on Form S-1 filed with the SEC on June 20, 2011)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the annual report on Form 10-K filed with the SEC on March 28, 2011)

23.1	Consent of KBL LLP

23.2	Consent of Fox Rothschild LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the registration statement on Form S-1 filed with the SEC on June 20, 2011)

* To be filed by amendment.